UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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International Flavors & Fragrances Inc.

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International Flavors & Fragrances Inc. 521 West 57th Street New York, NY 10019

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

March 18, 2015

Dear Shareholder:

It is my pleasure to invite you to attend International Flavors & Fragrances Inc.’s 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”). The meeting will be held on Wednesday, May 6, 2015, at 10:00 a.m. Eastern Daylight Time, at our corporate office, located at 533 West 57th Street, 9th Floor, New York, NY 10019. At the meeting, you will be asked to:

1.	Elect ten members of the Board of Directors for a one-year term expiring at the 2016 Annual Meeting of Shareholders.

2.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers in 2014.

4.	Approve the International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan.

5.	Transact such other business as may properly come before the 2015 Annual Meeting and any adjournment or postponement of the 2015 Annual Meeting.

Only shareholders of record as of the close of business on March 9, 2015 may vote at the 2015 Annual Meeting. A live audio webcast of our 2015 Annual Meeting will be available on our website, www.iff.com, starting at 10:00 a.m. and a replay will also be available on our website.

It is important that your shares be represented at the 2015 Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. Doing so will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 6, 2015.

Sincerely,

Andreas Fibig
Chairman and Chief Executive Officer

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2014 Annual Report on or about March 18, 2015.

Our proxy statement and our 2014 Annual Report are available online at www.proxyvote.com.

Except as stated otherwise, information on our website is not part of this proxy statement.

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.

ANNUAL MEETING

Date and Time:	Wednesday, May 6, 2015 at 10:00 a.m. (Eastern Daylight Time)
Place:	533 West 57th Street, 9th Floor, New York, NY 10019
Record Date:	March 9, 2015
Voting:	Each share of our common stock outstanding at the close of business on March 9, 2015 has one vote on each matter that is properly submitted for a vote at the 2015 Annual Meeting.

VOTING MATTERS AND BOARD RECOMMENDATION

Matter	Board Recommendation	Page Reference (for more details)
Election of Directors	FOR each Director Nominee	5
Ratification of Independent Registered Public Accounting Firm	FOR	26
Advisory Vote on Executive Compensation	FOR	52
Approval of the 2015 Stock Award and Incentive Plan	FOR	73

2014 FINANCIAL HIGHLIGHTS

In 2014, we achieved our long-term financial targets and continued to execute key elements of our long-term growth strategy by:

•	Leveraging our geographic footprint. Of our total sales in 2014, 50% were derived from emerging markets. In 2014, we opened a new flavors creative facility at our existing facility in Jakarta, Indonesia and a sales office and laboratory in Santiago, Chile, and continued construction of a new flavors creative center and expansion of our manufacturing facility in Gebze, Turkey.

•	Strengthening our innovation platform. We continued to invest in research and development, and leveraged our knowledge of consumer trends to drive technological developments, such as our delivery systems, and to create a cost-efficient product portfolio. In 2014, we acquired Aromor Flavors & Fragrances Ltd., a manufacturer and marketer of complex specialty ingredients, to provide us with quality ingredients to use in our compounds.

•	Maximizing our portfolio. We continued to improve our performance through a disciplined approach to both investment and evaluation of our business progress, in part by looking for and identifying opportunities to grow our business through internal improvements, allocation of resources towards advantaged categories, customers and markets, and return-based capital investments.

2014 was a solid year for the Company in financial and operating performance, delivering strong results for our shareholders.

(dollars in millions except earnings per share amounts)	2012	2013	2014
Net Sales	$2,821	$2,953	$3,089
Local Currency Sales Growth*	4%	5%	5%
Diluted Net Earnings Per Share - as Reported	$3.09	$4.29	$5.06
Diluted Net Earnings Per Share - as Adjusted*	$3.98	$4.46	$5.08
Operating Profit - as Reported	$487	$516	$592
Operating Profit - as Adjusted*	$488	$540	$601
Net Cash Provided by Operations	$324	$408	$518

*   See reconciliation of GAAP to Non-GAAP financial measures in Exhibit A to this proxy statement.

For more information relating to the Company’s financial performance, please review our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 2, 2015.

EXECUTIVE COMPENSATION HIGHLIGHTS

ALIGNING PAY WITH PERFORMANCE

Our compensation program for executive officers is designed to align the interests of our executives with those of our shareholders by linking their compensation to the achievement of financial and operational performance metrics that build shareholder value.

Our annual incentive plan (“AIP”) provides awards based on local currency sales growth, operating profit, gross margin and working capital.

Our long-term incentive plan (“LTIP”) aligns our executives’ interests with those of our shareholders by paying 50% of the earned award in shares of our common stock.

In 2014, our financial performance exceeded all of the target levels for our performance metrics under our 2014 LTIP. For our 2014 AIP, we met two out of the four performance metrics at the corporate level, met or exceeded all of the four performance metrics for our Fragrances business unit, and one out of the four performance metrics for our Flavors business unit. We encourage you to read our Compensation Discussion & Analysis (“CD&A”), beginning on page 29 of this proxy statement, which describes our pay for performance philosophy.

CORPORATE GOVERNANCE HIGHLIGHTS

The following facts outline certain of our corporate governance policies. For a comprehensive discussion of our corporate governance policies, see “Corporate Governance,” beginning on page 11 of this proxy statement.

•	Our Board will have ten directors, nine of whom are independent directors.

•	Our Board is elected via a majority voting standard.

•	We have an independent Lead Director to facilitate and strengthen the Board’s independent oversight.

•	The clawback policies applicable to our executives have been expanded to allow us to recoup from employees in cases of financial misstatements without regard to fault, willful misconduct or violations of Company policy that are material and detrimental to the Company.

•	We require our executives and directors to meet stock retention guidelines.

•	Our 2015 SAIP, for which we are requesting shareholder approval, includes the following key features:

•	minimum vesting requirements;

•	significant limitations on reuse of shares;

•	double trigger vesting upon a change of control; and

•	clawback provisions that apply to all newly awarded equity and cash bonuses.

PROXY STATEMENT

Page

I. ANNUAL MEETING INFORMATION	1

II. PROPOSAL I — ELECTION OF DIRECTORS	5

PROXY STATEMENT

You are receiving this proxy statement because you own shares of IFF common stock that entitle you to vote at the 2015 Annual Meeting of Shareholders. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

I. ANNUAL MEETING INFORMATION

Q:	What am I voting on?

A:	At the 2015 Annual Meeting you will be asked to vote on the following proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
1. To elect ten members of the Board of Directors, each to hold office for a one-year term expiring at the 2016 Annual Meeting of Shareholders.	FOR each Director Nominee

2. To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2015 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers in 2014, which we refer to as “Say on Pay.”	FOR

4. To approve the International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan (“2015 SAIP”).	FOR

We will also consider other business that properly comes before the meeting in accordance with New York law and our By-laws.

Q:	Who can vote?

A:	Holders of our common stock at the close of business on March 9, 2015, are entitled to vote their shares at the 2015 Annual Meeting. As of March 9, 2015, there were 80,745,794 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date (40,372,898 shares) will constitute a quorum, permitting us to conduct the business of the meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. Shares of common stock for which we have received executed proxies will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

Q:	What is the difference between a “shareholder of record” and a “street name” holder?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability of Proxy Materials (“Notice”) has been sent to you directly by us.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian (each, a “Broker”), including shares you may own as a participant in one of our 401(k) plans, you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice has been forwarded to you by or on behalf of your Broker, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your Broker how to vote your shares by following the Notice’s instructions for voting.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth in the Notice, which contains instructions on how to access our proxy statement, annual report and shareholder notice online, and the printed proxy card.

If your shares are held in one of our 401(k) plans, your proxy will serve as a voting instruction for the trustee of the 401(k) plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by 11:59 pm Eastern Daylight Time on May 3, 2015. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through the 401(k) plan in the same proportion as those shares in the 401(k) plan for which voting instructions were received.

If you are a beneficial owner, you must follow the voting procedures of your Broker.

Q:	What are the requirements to elect the director nominees and to approve each of the proposals in this proxy statement?

A.	Proposal	Vote Required
	1. Election of Directors	Majority of Votes Cast
	2. Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast
	3. Say on Pay	Majority of Votes Cast
	4. Approval of the 2015 SAIP	Majority of Votes Cast

Under our By-laws, in an uncontested election of directors, as we have this year, a majority of votes cast is required in order for a director to be elected, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Abstentions are not counted as votes “FOR” or “AGAINST” a director nominee.

Under our By-laws, the votes cast “FOR” must exceed the votes cast “AGAINST” the ratification of PwC as our independent registered public accounting firm for the 2015 fiscal year. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Proposal 3 is an advisory vote. This means that while we ask shareholders to approve a resolution regarding Say on Pay, it is not an action that requires shareholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Under our By-laws, the votes cast “FOR” must exceed the votes cast “AGAINST” to approve the 2015 SAIP. This proposal is also subject to New York Stock Exchange (“NYSE”) shareholder approval rules. Under the NYSE rules, abstentions are counted as votes cast and therefore will have the effect of a vote “AGAINST” the proposal.

Q:	What if I am a beneficial owner and I do not give the nominee voting instructions?

A:	If you are a beneficial owner and your shares are held in “street name,” the Broker is bound by NYSE rules regarding whether or not it can exercise discretionary voting power for any particular proposal if the Broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. A broker non-vote occurs when a Broker returns a proxy but does not vote on a particular proposal because the Broker does not have discretionary authority to vote on the proposal and has not received specific voting instructions for the proposal from the beneficial owner of the shares. Broker non-votes are considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast.

The table below sets forth, for each proposal on the ballot, whether a Broker can exercise discretion and vote your shares absent your instructions and, if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

1. Election of Directors	No	None
2. Ratification of Independent Registered Public Accounting Firm	Yes	Not Applicable
3. Say on Pay	No	None
4. Approval of the 2015 SAIP	No	None

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees, and “FOR” each of the three other proposals. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. If your shares are held in “street name,” see the question above on how to vote your shares.

Q:	How do I change my vote?

A:	A shareholder of record may revoke his or her proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the 2015 Annual Meeting.

If your shares are held in “street name,” you may change your vote by following your Broker’s procedures for revoking or changing your proxy.

Q:	What shares are covered by my proxy card?

A:	Your proxy reflects all shares owned by you at the close of business on March 9, 2015. For participants in our 401(k) plans, shares held in your account as of that date are included in your proxy.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares in more than one account. To ensure that all of your shares are voted, you should sign and return each proxy card. Alternatively, if you vote by telephone or via the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Q:	Who can attend the 2015 Annual Meeting?

A:	Only shareholders and our invited guests are permitted to attend the 2015 Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a Broker holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date or a letter from the Broker confirming such ownership, and a form of personal identification. If you wish to vote your shares that are held by a Broker at the meeting, you must obtain a proxy from your Broker and bring such proxy to the meeting.

Q:	If I plan to attend the 2015 Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the 2015 Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the 2015 Annual Meeting for shareholders of record.

II. PROPOSAL I — ELECTION OF DIRECTORS

Our Board of Directors (“Board”) currently has twelve members. Upon the recommendation of the Nominating and Governance Committee of our Board, our Board has nominated the following nine current directors and one director nominee for election at the 2015 Annual Meeting, each for a one-year term that expires at the 2016 Annual Meeting: (i) Marcello V. Bottoli, (ii) Dr. Linda Buck, (iii) Michael L. Ducker, (iv) Roger W. Ferguson, Jr., (v) John F. Ferraro (director nominee); (vi) Andreas Fibig, (vii) Christina Gold, (viii) Henry W. Howell, Jr., (ix) Katherine M. Hudson and (x) Dale F. Morrison. Each nominee has consented to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. Pursuant to our term limit policy, J. Michael Cook, Alexandra A. Herzan and Arthur C. Martinez, each currently a director, will retire from the Board at the 2015 Annual Meeting. For more information about our term limit policy, see “Corporate Governance — Corporate Governance Guidelines.”

We believe that each of our nominees possesses the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. Each of our nominees is being nominated because he or she possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our nominees as a group complement each other and each other’s respective experiences, skills and qualities.

The Nominating and Governance Committee retained an independent global search firm, which identified Mr. Ferraro as a potential nominee for director. Thereafter, the Nominating and Governance Committee evaluated Mr. Ferraro’s qualifications in light of the Company’s guidelines and initiated a process that resulted in his nomination as a director, including interviews with the Chair of the Nominating and Governance Committee, the Lead Director and the Chairman of the Board. The Nominating and Governance Committee recommended Mr. Ferraro as a nominee because of a number of valuable characteristics he would bring to the Board, including his extensive accounting and auditing experience and his experience working with large and global corporations.

Each nominee’s principal occupation and other pertinent information about the particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

The Board recommends a vote FOR the election of each of the following director nominees.

NOMINEES FOR DIRECTOR

MARCELLO V. BOTTOLI, 52	Director Since: 2007 Board Committees: Compensation
An Italian national with extensive international experience, Mr. Bottoli has been an operating partner of Advent International, a global private equity firm, since 2010, and served as Interim Chief Executive Officer of Pandora A/S, a designer, manufacturer and marketer of hand-finished and modern jewelry, from August 2011 until March 2012. Mr. Bottoli served as President and Chief Executive Officer of Samsonite Inc., a luggage manufacturer and distributor, from March 2004 through January 2009, and President and Chief Executive Officer of Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories, from 2001 through 2002. Previously, Mr. Bottoli held a number of roles with Benckiser N.V., and then Reckitt Benckiser plc, a home, health and personal care products company, following the merger of Benckiser with Reckitt & Colman Ltd. His experience as a chief executive and emphasis on consumer products, strategic insights and marketing has enabled Mr. Bottoli to provide many insights and contributions to our Board. Mr. Bottoli is Chairman of Pharmafortune S.A., a pharmaceuticals and biotechnology manufacturer, and is a member of the advisory board of Aldo Group, a Canadian footwear retailer, and serves on the board of directors of Desigual, an international fashion retailer based in Spain. Mr. Bottoli served on the board of True Religion Apparel, Inc., a California-based fashion jeans, sportswear and accessory manufacturer and retailer, from 2009 to 2013, on the board of Pandora A/S from 2010 to 2014, on the Board of Ratti Spa, an Italian manufacturer of high-end fabrics and textiles for the fashion industry from 2003 to 2010, and on the Board of Blushington LLC, a California-based makeup and beauty services retailer between 2011 and 2014. Mr. Bottoli has served on our Board since 2007.
DR. LINDA BUCK, 68	Director Since: 2007 Board Committees: Nominating and Governance
Dr. Buck has been a Howard Hughes Medical Institute Investigator since 1994, a Member of the Fred Hutchinson Cancer Research Center, a biomedical research institute, since 2002, and Affiliate Professor of Physiology and Biophysics at the University of Washington since 2003. Dr. Buck’s research has provided key insights into the mechanisms underlying the sense of smell. This experience is useful to our research and development efforts in both flavors and fragrances, as is Dr. Buck’s technical background in evaluating a host of issues. Dr. Buck is the recipient of numerous awards, including The Nobel Prize in Physiology or Medicine in 2004. Dr. Buck served on the board of directors of DeCode Genetics Inc., a biotechnology company, from 2005 to 2009 and joined our Board in 2007.

MICHAEL L. DUCKER, 61	Director Since: 2014 Board Committees: Compensation (beginning May 2015)
Mr. Ducker has been President and Chief Executive Officer of FedEx Freight since January 2015. In that role, he provides strategic direction for the company’s less-than-truckload companies throughout North America and for FedEx Custom Critical, a leading carrier of time sensitive, critical shipments. Mr. Ducker was formerly the Chief Operating Officer and President of International for FedEx Express, where he led all customer-facing aspects of the company’s U.S. operations and its international business, spanning more than 220 countries and territories across the globe. Mr. Ducker also oversaw FedEx Trade Networks and FedEx Supply Chain. During his FedEx career, which began in 1975, Mr. Ducker has also served as president of FedEx Express Asia Pacific in Hong Kong and led the Southeast Asia and Middle East regions from Singapore, as well as Southern Europe from Milan, Italy. His significant experience at a global organization complements the strength of our Board. Mr. Ducker serves as Chairman of the International Policy Committee, Executive Board Member and Vice Chairman of the U.S. Chamber of Commerce, and as a board member of the Coalition of Service Industries and the U.S.-China Business Council. Mr. Ducker also serves on the board of directors of Amway Corporation, the National Advisory Board of the Salvation Army, the Executive Committee of the American Trucking Association and as a member of the American Transportation Research Institute Board of Directors. Mr. Ducker was appointed to our Board in October 2014.
ROGER W. FERGUSON, JR., 63	Director Since: 2010 Board Committees: Compensation (Chair beginning May 2015)
Mr. Ferguson has been the President and Chief Executive Officer of TIAA-CREF, a major financial services company, since April 2008. Mr. Ferguson was an associate and partner at McKinsey & Company from 1984 to 1997 and also was an associate with a major law firm. Mr. Ferguson has served in various policy-making positions, including as Vice-Chairman of the Board of Governors of the U.S. Federal Reserve System from 1999 until 2006, and as Chairman of Swiss Re America Holding Corporation, a global reinsurance company, from 2006 until 2008. Mr. Ferguson currently serves on the Advisory Board of Brevan Howard Asset Management LLP, a global alternative asset manager, on the Congressional Budget Office’s Panel of Economic Advisers, and as Chairman of the Business-Higher Education Forum. He was a director of Audax Health, an end-to-end digital health company, and a member of the President’s Council on Jobs and Competitiveness. He serves on the boards of a number of charitable and non-governmental organizations, including The Conference Board, Memorial Sloan-Kettering Cancer Center and the American Council of Life Insurers. His background provides excellent experience for dealing with the varied financial and other issues which our Board deals with on a regular basis. Mr. Ferguson has been a member of our Board since 2010.

JOHN F. FERRARO, 59	Director Nominee Board Committees: Audit (beginning May 2015)
Mr. Ferraro was the global chief operating officer of Ernst & Young, a leading professional services firm, from 2007 to January 2015. In that role, he was responsible for the overall operations and services of Ernst & Young worldwide. Prior to the COO role, Mr. Ferraro served in several leadership positions, including as Global Vice Chair of Audit and as the senior advisory partner on some of the firm’s largest and global accounts. Mr. Ferraro began his career with Ernst & Young Milwaukee in 1976 and has served a variety of global companies. He has worked in Europe (London and Rome), throughout the Midwest (Chicago, Cleveland and Kansas City) and New York. Mr. Ferraro has served on the board of Advance Auto Parts, an automotive aftermarket parts provider, since February 2015. He founded the Audit Committee Leadership Network in 2003, is a member of the Boston College High School board of trustees, and sits on the board of the Business Council for International Understanding. He is a CPA and a member of the American Institute of Certified Public Accountants. Mr. Ferraro was elected to the Marquette University Board of Trustees in 2006, served as vice chair from 2011 to 2014, and was elected chair in 2014. Mr. Ferraro would bring to our Board his extensive accounting, auditing and executive experience working with large and global corporations. Mr. Ferraro is a nominee for election as a new director at the 2015 Annual Meeting.
ANDREAS FIBIG, 53	Director Since: 2011 Chairman of the Board
Mr. Fibig has been our Chairman since December 2014 and Chief Executive Officer since September 2014. Previously, he served as President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, since September 2008. Prior to that position, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., a research-based pharmaceutical company, including as Senior Vice President of the US Pharmaceutical Operations group from 2007 through 2008 and as President, Latin America, Africa and Middle East from 2006 through 2007. Mr. Fibig’s prior work experience with pharmaceutical companies Pharmacia GmbH and Boehringer Ingelheim GmbH, have provided him with extensive experience in international business, product development and strategic planning, which are directly translatable to his work as our Chairman and CEO. Mr. Fibig is a board member of EFPIA, the European Federation of Pharmaceutical Industries and Associations, Council of the Americas and vfa, the German Association of Research-Based Pharmaceutical Companies. He chairs the Board of Trustees of the Max Planck Institute for Infection Biology. He joined our Board in 2011.

CHRISTINA GOLD, 67	Director Since: 2013 Board Committees: Compensation Nominating and Governance (beginning May 2015)
From September 2006 until September 2010, Ms. Gold was Chief Executive Officer, President and a director of The Western Union Company, a leader in global money movement and payment services. She was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company and provider of electronic commerce and payment solutions, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., a former telecommunications and e-commerce services provider, from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Prior to founding Beaconsfield Group, Ms. Gold spent 28 years (from 1970 to 1998) with Avon Products, Inc., a leading global beauty company, in a variety of positions, including as Executive Vice President, Global Direct Selling Development, Senior Vice President and President of Avon North America, and Senior Vice President & CEO of Avon Canada. Ms. Gold brings a number of valuable characteristics to our Board, including her extensive international and domestic business experience, her familiarity with the Company’s customer base, her financial expertise and her prior experience as a chief executive officer. Ms. Gold is currently a director of ITT Corporation, a manufacturer of highly engineered components and technology solutions for industrial markets (since 1997), New York Life Insurance, a private mutual life insurance company, and Korn/Ferry International, a leadership and talent management organization. From October 2011 to May 2013, Ms. Gold was a director of Exelis, Inc., a diversified, global aerospace, defense and information solutions company. She also sits on the board of Safe Water Network, a non-profit organization working to develop locally owned, sustainable solutions to provide safe drinking water. Ms. Gold joined our Board in 2013.
HENRY W. HOWELL, JR., 73	Director Since: 2004 Board Committees: Audit Nominating and Governance (Chair)
Until 2000, Mr. Howell served in various positions during his 34 years with J.P. Morgan, a financial services firm. At J.P. Morgan, Mr. Howell secured extensive business development, finance and international management experience which enables him to provide both a public and a private sector perspective on corporate finance, corporate governance and mergers and acquisitions. This experience also serves us well in conjunction with his service on our Nominating and Governance and Audit Committees. While at J.P. Morgan, Mr. Howell held several overseas positions including head of banking operations in Germany and Chief Executive Officer of J.P. Morgan’s Australian merchant banking affiliate, which was publicly listed. Both of these assignments enhanced his ability to analyze complex international business and financial matters. He is currently Chairman of the board of the Norton Art Museum and is a life trustee of the Chicago History Museum. Mr. Howell joined our Board in 2004.

KATHERINE M. HUDSON, 68	Director Since: 2008 Board Committees: Audit (Chair)
As Chairperson, President and Chief Executive Officer of Brady Corporation, a global manufacturer of identification solutions and specialty industrial products, from 1994 until 2004, Ms. Hudson oversaw a doubling of annual revenues. Her prior experience during 24 years with Eastman Kodak, an imaging technology products provider, covered various areas of responsibility, including systems analysis, supply chain, finance and information technology. Her general management experience spans both commercial and consumer product lines. Ms. Hudson served as a director of Apple Computer Corporation, a designer and manufacturer of consumer electronics and software products, CNH Global NV, a manufacturer of agricultural and construction equipment where she was as a member of the audit committee, and, between 2000 and 2012, Charming Shoppes, Inc., a woman’s specialty retailer, where she served as chair of the audit committee. Ms. Hudson’s executive experience and her governance leadership on other boards has translated to sound guidance to our Board and as Chair of our Audit Committee. Ms. Hudson has served on our Board since 2008.
DALE F. MORRISON, 66	Director Since: 2011 Board Committees: Audit Nominating and Governance Lead Director (beginning May 2015)
Mr. Morrison has been a founding partner of TriPointe Capital Partners, a private equity firm, since 2011. Prior to TriPointe, he served from 2004 until 2011 as the President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry. A food industry veteran, his experience includes service as Chief Executive Officer and President of Campbell Soup Company, various roles at General Foods and PepsiCo and as an operating partner of Fenway Partners, a private equity firm. Mr. Morrison is a seasoned executive with strong consumer marketing and international credentials and his knowledge of our customer base is very valuable to our Board. Mr. Morrison is currently Non-Executive Chairman of the Center of Innovation at the University of North Dakota, the Non-Executive Chairman of Findus Group, a frozen foods company, and a director of Hale and Hearty, a restaurant business, and InterContinental Hotels Group, an international hotel company, and he previously served as a director of Trane, Inc. He joined our Board in 2011.

III. CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors is responsible for overseeing the management of our Company. The Board has adopted Corporate Governance Guidelines which set forth our governance principles relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	board structure and meetings;

•	management succession; and

•	the performance evaluation of our Board and Chief Executive Officer (“CEO”).

Pursuant to our Corporate Governance Guidelines, a person that has served for twelve consecutive, full annual terms on our Board cannot continue to serve as a director following the twelfth year of service, unless (i) such person is a “Grandfathered” person or one of our officers or (ii) our Board has made a determination that the nomination of such person would be in the best interests of our Company and our shareholders. “Grandfathered” persons are eligible to serve as directors until the annual meeting of shareholders which occurs after the date that the director has turned the age of 72. Pursuant to this policy, J. Michael Cook, Alexandra A. Herzan and Arthur C. Martinez will each retire from our Board at the 2015 Annual Meeting.

The Nominating and Governance Committee reviews our Corporate Governance Guidelines annually, and recommends changes to the Board as appropriate. A copy of our Corporate Governance Guidelines is available through the Investors — Corporate Governance link on our website, www.iff.com.

Independence of Directors

The Board has affirmatively determined that our new director nominee, Mr. Ferraro, and each of our current directors (other than Mr. Fibig, our CEO) meets our independence requirements and those of the NYSE’s corporate governance listing standards. Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management. In the ordinary course of business, transactions may occur between us and entities with which some of our directors are or have been affiliated. During 2014, in connection with its evaluation of director independence, our Board reviewed transactions between us and any company that has any of our directors or family members of our directors serving as executive officers. Specifically, Mr. Ducker serves as President and Chief Executive Officer of FedEx Freight, a shipping company that provides services to us. We reviewed this commercial relationship and found that all the transactions between us and FedEx were made in the ordinary course of business and were negotiated at arm’s length. Mr. Ferraro is former COO of and consultant to Ernst & Young (“E&Y”). E&Y provides tax consulting services to our Company. We reviewed this commercial relationship and found that the transactions were not material to us or E&Y, and were made in the ordinary course of business and were negotiated at arm’s length. As a result, our Board determined that these commercial relationships did not impair Messrs. Ducker or Ferraro’s independence.

Other Information

On August 5, 2008, the SEC approved a settlement with Ernst & Young LLP and two of its partners, including Mr. Ferraro, relating to auditor independence issues arising out of business relationships between Ernst & Young LLP and an individual who was also a member of the board of directors of three of its audit clients. The matter arose out of actions taken by Mr. Ferraro in 2002 in his role as Vice Chairman of Ernst &

Young LLP. Ernst & Young LLP and Mr. Ferraro resolved that matter by way of a negotiated settlement in which the respondents neither admitted nor denied the underlying allegations and accepted an administrative cease and desist order. The negotiated resolution did not involve any suspension, fines or other sanctions against Mr. Ferraro. Mr. Ferraro thereafter remained a partner in good standing at Ernst & Young through January 2015. Our Board of Directors took into consideration all factors regarding Mr. Ferraro’s character and experience and believes that he would be a significant asset to the Board.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board does not have a policy that requires a separation of the Chairman of the Board (“Chairman”) and CEO positions. The Board believes that it is important to have the flexibility to make this determination from time to time based on the particular facts and circumstances then affecting our business.

Currently, we combine the positions of Chairman and CEO. We believe that the CEO, as the Company’s chief executive, is in the best position to fulfill the Chairman’s responsibilities, including those related to identifying emerging issues facing our Company, and communicating essential information to the Board about our performance and strategies. We also believe that the combined role of Chairman and CEO provides us with a distinct leader and allows us to present a single, uniform voice to our customers, business partners, shareholders and employees. If at any point in time the Board feels that its current leadership structure may be better served by separating the roles of Chairman and CEO, it may then determine to separate these positions.

In order to mitigate potential disadvantages of a combined Chairman and CEO, the Board has created the position of Lead Director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to promote effective governance standards. The independent directors of the Board elect a Lead Director from among the independent directors. Our current Lead Director is Mr. Martinez. Following Mr. Martinez’ retirement as of the 2015 Annual Meeting, Mr. Morrison will become Lead Director.

The duties of our Lead Director include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and providing prompt feedback regarding those meetings to the Chairman and CEO;

•	approving, and providing suggestions for, Board meeting agendas, with the involvement of the Chairman and CEO and input from other directors;

•	serving as the liaison between the Chairman and the independent directors;

•	monitoring significant issues occurring between Board meetings and assuring Board involvement when appropriate; and

•	ensuring, in consultation with the Chairman and CEO, the adequate and timely exchange of information between our management and the Board.

Board Committees

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each Committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In December 2014, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee reviewed its charter, and amended it where appropriate. Each Committee charter provides that the Committee will annually review its performance. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available through the Investors — Corporate Governance link on our website, www.iff.com.

The table below provides the current membership and chairperson for each of our Committees and identifies our current Lead Director, and anticipated changes following the 2015 Annual Meeting.

Name	Audit	Compensation	Nominating and Governance	Lead Director
Marcello V. Bottoli		X
Dr. Linda Buck			X
J. Michael Cook		X (Chair)[1]
Michael L. Ducker		X2
Roger W. Ferguson, Jr.		X (Chair elect)[2]
John F. Ferraro	X2
Andreas Fibig
Christina Gold		X	X2
Alexander A. Herzan		X1
Henry W. Howell, Jr.	X		X (Chair)
Katherine M. Hudson	X (Chair)
Arthur C. Martinez	X1		X1	X1
Dale F. Morrison	X		X	X2

X = Committee member

1 = Effective immediately following the 2015 Annual Meeting, each of Ms. Herzan and Messrs. Cook and Martinez will retire as a director and member of the Board Committee noted.

2 = Effective immediately following the 2015 Annual Meeting, if elected to our Board of Directors (i) Mr. Ducker will become a member of the Compensation Committee and Mr. Ferguson will become Chair of that committee, (ii) Ms. Gold will become a member of the Nominating and Governance Committee, (iii) Mr. Ferraro will become a member of the Audit Committee and (iv) Mr. Morrison will become our Lead Director.

Board and Committee Meetings

Our Board held six meetings during 2014. The Audit Committee held eight meetings, the Compensation Committee held five meetings and the Nominating and Governance Committee held six meetings during 2014. Each of our directors attended at least 75% of the total meetings of the Board and Committees on which he or she served during 2014. All of our directors who were serving on the day of last year’s annual meeting of shareholders attended that meeting in person. Under our Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members endeavor to participate (either in person or by telephone) in all Board meetings and all Committee meetings of which the director is a member and to attend our annual meeting of shareholders. Our non-employee directors, all of whom are currently independent, meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board and Committees. During 2014, our non-employee directors met in executive session as part of every regularly scheduled Board and Committee meeting.

Audit Committee

Responsibilities

The Audit Committee’s responsibilities include overseeing and reviewing:

•	the financial reporting process and the integrity of our financial statements, capital structure and related financial information;

•	our internal control environment, systems and performance;

•	the audit process followed by our independent accountant and our internal auditors;

•	the appointment, qualifications, independence, performance and compensation of our independent accountant and our internal auditors; and

•	the procedures for monitoring compliance with laws and regulations and with our Code of Business Conduct and Ethics.

Additional responsibilities include assisting the Board in overseeing and reviewing enterprise-wide risks and the policies and practices established to manage such risks, in particular as they relate to financial risk assessment and management.

Under procedures adopted by the Audit Committee, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent accountant. The Audit Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Audit Committee members or subcommittees.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the current Audit Committee members and prospective member, Mr. Ferraro. Based on this review, the Board determined that each current and prospective member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	meets the enhanced independence standards for audit committee members required by the SEC;

•	qualifies as an “audit committee financial expert” under SEC rules; and

•	is financially literate, knowledgeable and qualified to review financial statements.

Compensation Committee

Responsibilities

The Compensation Committee’s responsibilities include:

•	determining, subject to approval by the independent directors of the Board, the CEO’s compensation;

•	reviewing and making determinations regarding compensation of executive officers (other than the CEO) and other members of senior management;

•	reviewing, adopting and recommending to the Board, or shareholders as required, general compensation and benefits policies, plans and programs, and overseeing the administration of such policies, plans and programs;

•	reviewing and discussing with management each year the Compensation Discussion and Analysis included in our annual proxy statement or annual report on Form 10-K;

•	recommending to the Board any changes to the compensation and benefits of non-employee directors; and

•	conducting a risk assessment of our overall compensation policies and practices.

Under its charter, the Compensation Committee is responsible for assisting the Board in ensuring that long-term and short-term compensation provide performance incentives to management, and that compensation plans are appropriate and competitive and reflect the goals and performance of management and our Company. As discussed in more detail in this proxy statement under the heading “Compensation

Discussion and Analysis,” the Compensation Committee considers Company-wide performance against applicable annual and long-term performance goals pre-established by the Compensation Committee, taking into account economic and business conditions, and comparative compensation and benefit performance levels.

If the Compensation Committee deems it appropriate, it may delegate certain of its responsibilities to one or more Compensation Committee members or subcommittees.

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members and prospective member, Mr. Ducker, and based on this review, the Board determined that each current and prospective member of the Compensation Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	is an “outside director” pursuant to the criteria established by the Internal Revenue Service; and

•	is a “non-employee” director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants or advisors to assist it in evaluating CEO, senior executive and non-employee director compensation. From time to time, management also retains its own outside compensation consultants. In 2014, the Compensation Committee directly engaged W.T. Haigh & Company (“Haigh & Company”) as its independent compensation consultant. Haigh & Company’s work with the Committee in 2014 included analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs, the design of the 2015 SAIP, and an assessment of the risk and reward structure of executive compensation plans, policies and practices. In addition, Haigh & Company provided the Committee with advice and recommendations regarding compensation provided to Mr. Tough in connection with his retirement, retention grants for Messrs. Berryman and Mirzayantz, and the compensation packages provided to Messrs. Fibig and Haeni in connection with their new positions and Mr. O’Leary in connection with his interim position. Haigh & Company does not provide any non-executive, compensation-related services to us. The Compensation Committee considered the independence of Haigh & Company and determined that no conflicts of interest were raised.

Role of Management

Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, and data and analysis for the design and administration of the compensation, benefits and perquisite programs for our senior executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.

Our CEO, our Senior Vice President, Human Resources (“SVP HR”) and our Senior Vice President, General Counsel and Corporate Secretary (“General Counsel”) generally attend Compensation Committee meetings. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant as requested by the Compensation Committee. Our CEO and SVP HR, without the presence of any other members of senior management, actively participate in the compensation discussions of our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation (other than their own).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during 2014 or at any other time an officer or employee of our Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Governance Committee

Responsibilities

The Nominating and Governance Committee’s responsibilities include:

•	developing and reviewing criteria for the selection of directors, and making recommendations to the Board with respect thereto;

•	identifying qualified individuals to serve on the Board and reviewing the qualifications of director candidates;

•	reviewing director candidates recommended by shareholders for election;

•	recommending to the Board the nominees to be proposed by the Board for election as directors at the annual meeting of shareholders;

•	establishing and reviewing policies pertaining to roles, responsibilities, tenure and removal of directors;

•	overseeing CEO and senior management succession plans and monitoring corporate governance issues;

•	developing and reviewing the Board and Board committee evaluation process and overseeing the annual CEO evaluation process;

•	reviewing and recommending changes to our Corporate Governance Guidelines; and

•	reviewing and, if appropriate, approving transactions with related parties.

The Nominating and Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Governance Committee members or subcommittees.

Independence

The Board reviewed the background, experience and independence of the Nominating and Governance Committee members and prospective member, Ms. Gold, and based on this review, the Board determined that each current and prospective member of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Director Candidates

Our Nominating and Governance Committee has established a policy regarding the consideration of director candidates, including candidates recommended by shareholders. The Nominating and Governance Committee, together with other Board members, from time to time, as appropriate, identifies the need for new Board members. Proposed director candidates who satisfy the criteria described below and who otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee seeks input and participation from other Board members and other appropriate sources so that all points of view are considered and the best possible candidates identified. The Nominating and Governance Committee may also engage a search firm to assist it in identifying potential candidates. Members of the Nominating and Governance Committee and other Board members, as appropriate, interview selected director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board. Our Nominating and Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Nominating and Governance Committee.

Under our By-laws, if a shareholder wishes to submit a director candidate for consideration by the Nominating and Governance Committee, the shareholder must submit that recommendation to the

Nominating and Governance Committee, c/o the Corporate Secretary of International Flavors & Fragrances Inc., in writing, not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders, except if the annual meeting is not within 30 days of the anniversary date of the prior year’s annual meeting, then any recommendation to the Nominating and Governance Committee must be received no later than 10 days following the mailing of notice of the annual meeting or public disclosure of the annual meeting date, whichever occurs first. The request must be accompanied by the information concerning the director candidate and nominating shareholder described in Article I, Section 3(d)(2) of our By-laws. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, our Nominating and Governance Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	diversity of viewpoints, backgrounds, experiences and other demographics;

•	business or other relevant experience; and

•	the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to our needs and to the requirements and standards of the NYSE and the SEC.

Our Certificate of Incorporation provides that we have at least six but not more than fifteen directors. To ensure independence and to provide the breadth of needed expertise and diversity of our Board, the Board periodically reviews its size and makes appropriate adjustments pursuant to our By-laws. While the Nominating and Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the Nominating and Governance Committee considers in identifying director nominees. As part of this process, the Nominating and Governance Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to our business. The Nominating and Governance Committee also annually reviews each current Board member’s suitability for continued service as a member of our Board. In addition, each director is required to notify the Chairman of the Nominating and Governance Committee of his or her intention to join or leave the board of another company or of any significant change in status, including changes in employment, so that the Nominating and Governance Committee can review the change and make a recommendation to the full Board regarding the director’s continued service.

Risk Management Oversight

Board Role in Overseeing Risk

Our Board is actively involved in the oversight of risks that could affect our Company. This oversight is conducted primarily through the Audit and Compensation Committees of the Board, but the full Board has retained responsibility for the general oversight of risks. The Board is responsible for overseeing and reviewing with management the Company’s enterprise-wide risks and the policies and practices established to manage such risks. It is the responsibility of the CEO and other senior management to manage the Company’s day-to-day business risks and its risk management process. We believe this division of responsibility is the most effective approach for addressing risk management.

Management maintains an enterprise risk management (“ERM”) process which is designed to identify and assess our global risks and to develop steps to mitigate and manage risks. The Board receives regular reports on the ERM process. The Board and the Audit Committee focus on the most significant risks facing us, including operational risk, financial risk, regulatory risk, litigation risk, tax risk, credit risk and liquidity risk, as well as our general risk management strategy, and how these risks are being managed. The Audit Committee is primarily responsible for assisting the Board in its responsibility to oversee and review with management our enterprise-wide risks and the policies and practices established to manage such risks, in particular as they relate to financial risk assessment and management. The Compensation Committee is primarily responsible for overseeing the management of risks associated with compensation policies and practice, our compensation plans (including equity compensation plans and programs), severance, change in control and other employment-related matters.

Compensation Risks

In the fourth quarter of 2014, the Compensation Committee, working with its independent compensation consultant, conducted a risk assessment of our executive compensation programs. The goal of this assessment was to determine whether the general structure of our executive compensation policies and programs, annual and long-term performance goals or the administration of the programs posed any material risks to our Company. In addition, with the input of our SVP HR, the Compensation Committee reviewed compensation programs and policies below the executive level in a Company-wide risk assessment. The Compensation Committee shared the results of this review with our full Board.

The Compensation Committee determined, based on the reviews of its independent compensation consultant and management’s input and other factors, that the compensation policies and practices for the Company’s employees in 2014, including the established performance goals and incentive plan structures, did not result in excessive risk taking or the implementation of inappropriate business decisions or strategies by the Company’s senior executives or employees generally, and that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company.

Related Person Transactions

Transactions with Related Persons

In 2014, there were no transactions and there are no currently proposed transactions in excess of $120,000 in which the Company was or will be a participant and in which any director, director nominee or executive officer of the Company, any known 5% or greater shareholder of the Company or any immediate family member of any of the foregoing persons had or will have a direct or indirect material interest as defined in Item 404(a) of Regulation S-K.

Related Person Transactions Policy

In accordance with SEC rules, our Board has adopted a written policy for the review and the approval or ratification of any related person transaction. This policy is available through the Investors—Corporate Governance link on our website, www.iff.com. Under the policy, a “related person” is specifically defined as an executive officer, a director, a director nominee, a beneficial owner of more than 5% of any class of voting securities, an immediate family member of any of the foregoing, or a controlled entity, which is defined as an entity owned or controlled by any of the foregoing or in which any such person serves as an officer or partner, or together with all of the foregoing persons, owns 5% or more equity interests. The policy defines a “related person transaction” as a transaction or series of transactions involving a related person and the Company, excluding employment arrangements involving an executive officer or other senior officer or employee of the Company and director compensation arrangements. The policy requires that any such transaction be approved or ratified by the Nominating and Governance Committee. If accounting issues are involved in the transaction, the Nominating and Governance Committee will consult with the Audit Committee if deemed appropriate.

Pursuant to the policy, a related person transaction will be approved or ratified only if the Nominating and Governance Committee determines that it is being entered into in good faith and on fair and reasonable terms which are in the best interest of our Company and our shareholders. In determining whether to approve or ratify a transaction, the Nominating and Governance Committee considers the following factors, to the extent relevant:

•	the related person’s relationship to the Company and interest in the transaction;

•	the material facts of the transaction;

•	the benefits to the Company;

•	the availability of alternate sources of comparable products or services and the terms of such alternative; and

•	an assessment as to whether the transaction is on terms comparable to the terms available to an unrelated third party or to employees generally.

No related person may participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to our matching contributions program, a charitable contribution by our Company to an organization in which a related person is known to be an officer, director or trustee, is subject to approval or ratification by the Nominating and Governance Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our CEO and our interim Chief Financial Officer (“CFO”) (who is also our principal accounting officer). We also have adopted a Code of Conduct for Directors and a Code of Conduct for Executive Officers (together with the Code of Ethics, the “Codes”). The Codes are available through the Investors — Corporate Governance link on our website, www.iff.com.

Only the Board or the Audit Committee may grant a waiver from any provision of our Codes in favor of a director or executive officer, and any such waiver and any amendments to the Codes will be publicly disclosed on our website, www.iff.com.

Share Retention Policy

We encourage our executives and directors to own our common stock so that they share the same long-term investment risk as our shareholders.

Under our Share Retention Policy, each executive and director must retain shares of Company common stock based on a targeted ownership level. There is no deadline by which an executive or director must meet his or her targeted ownership level. The targeted ownership level for directors is five times the cash portion of the annual retainer (not including any retainer for service as a committee chairperson or lead director). The targeted ownership levels for executives are (1) the lesser of shares equal in value to five times base salary or 120,000 shares for our CEO, (2) the lesser of shares equal in value to three times base salary or 35,000 shares for our CFO and Group Presidents, and (3) the lesser of shares equal in value to two times base salary or 20,000 shares for our General Counsel.

If an executive or director does not meet the targeted ownership level, the executive or director may not sell or transfer any shares held in an equity, deferred compensation or retirement plan account managed by us, and the executive or director must retain such shares in such accounts until the targeted ownership level is met. For executives, until the retention requirement is met, the executive must also retain a portion (50%, in the case of our named executive officers) of any shares of common stock acquired from the exercise of a stock option or stock settled appreciation right (“SSAR”) or the vesting of restricted stock or a restricted stock unit (“RSU”) (after payment of any exercise price and taxes).

Our Share Retention Policy provides executives and directors flexibility in personal financial planning, yet requires them to maintain ongoing and substantial investment in our common stock. As of March 9, 2015, all of our named executive officers and directors were in compliance with their individual retention requirements. Additional detail regarding ownership of our common stock by our executives and directors is included in this proxy statement under the heading “Securities Ownership of Management, Directors and Certain Other Persons.”

Equity Grant Policy

The Compensation Committee has adopted an equity grant policy with respect to the issuance of equity awards under our equity plans. Under the equity grant policy, the Compensation Committee approves all equity awards except awards to our CEO and to our non-employee directors, which are approved by our Board. The grant date for annual awards to all employees and for annual awards to our non-employee directors is the date of the Company’s annual meeting of shareholders. The grant date for LTIP is the date that the Compensation Committee (or Board in the case of our CEO) approves the applicable LTIP metrics. In addition to the annual grants, equity awards may be granted “off-cycle” at other times during the year to new hires, employees receiving promotions, director appointments and in other special circumstances. The grant price of equity awards (other than LTIP awards) will be the closing price of our common stock on the NYSE on the date of the grant or, if the grant date is not a business day, the closing price on the NYSE on the following business day. The grant price for LTIP awards will be the 20-day trailing average price of our common stock on the NYSE as of the first trading day of the applicable LTIP performance cycle.

Policy R egarding Derivatives, Short Sales, Hedging and Pledges

Under our insider trading policy, directors and executive officers, including our named executive officers, are prohibited from entering into transactions designed to hedge against economic risks associated with an investment in our common stock. These individuals may not trade in derivatives in our securities (such as put and call options), effect “short sales” of our common stock, or enter into monetization transactions or similar arrangements (such as prepaid variable forwards, equity swaps, collars or exchange funds) relating to our securities. These individuals are also prohibited from holding shares of our common stock in margin accounts or pledging shares of our common stock as collateral for a loan.

IV. DIRECTORS’ COMPENSATION

Annual Director Cash and Equity Compensation

In 2014, each non-employee director received an annual retainer of $225,000 (or a prorated portion for a partial year of service) relating to the service year from the 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”) to the 2015 Annual Meeting. Of this amount, $112,500 was paid in cash in November 2014, and $112,500 was paid in RSUs issued under our 2010 Stock Award and Incentive Plan (“2010 SAIP”) on the date of the 2014 Annual Meeting. These RSUs vest one year from the grant date and are subject to accelerated vesting upon a change in control. The 1,145 RSUs granted to each director on the date of the 2014 Annual Meeting was calculated using the closing market price of our common stock on the grant date. Any director who is an employee of our Company does not receive any additional compensation for his or her service as a director.

Annual Committee Chair and Lead Director Compensation

During 2014, the Lead Director received an additional annual cash retainer of $20,000, the Chair of each of the Audit Committee and Compensation Committee received an additional annual cash retainer of $15,000 and the Chair of the Nominating and Governance Committee received an additional annual cash retainer of $10,000.

Participation in our Deferred Compensation Plan

Non-employee directors are eligible to participate in our Deferred Compensation Plan (“DCP”). A non- employee director may defer all or a portion of his or her cash compensation as well as any RSUs granted to him or her, subject to tax law requirements. Additional details regarding our DCP may be found in this proxy statement under the heading “Executive Compensation — Non-Qualified Deferred Compensation.” Non-employee directors are not entitled to matching contributions or the 25% premium on deferrals into our common stock fund that are applicable to employees under the DCP.

Other

We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings, our shareholder meetings and other Company-related activities.

In addition, each current and former director who began service as a director before May 14, 2003 is eligible to participate in our Director Charitable Contribution Program (“DCCP”). Under the DCCP, directors were paired together and our Company purchased joint life insurance policies on the lives of each paired set of participating directors. We are the owner and sole beneficiary of the policies and are responsible for payment of any premiums. In 2009, the insurance policies were restructured so that no further premiums are required. Assuming no changes to the current Federal tax laws relating to charitable contributions, and if certain other assumptions are met, we expect to recover all of the premium costs that have been paid by us and the after-tax cost of our anticipated charitable contributions pursuant to this program. After a covered director dies, we will donate $500,000 to one or more qualifying charitable organizations previously designated by the deceased director.

Directors first elected on or after May 14, 2003 do not participate in the DCCP. However, all current directors, including those who participate in our DCCP, are eligible to participate in our Matching Gift Program. Under this program, we match, on a dollar for dollar basis, contributions made by directors to qualifying charitable organizations up to a maximum of $10,000 per person per year.

The following table details the compensation paid to or earned by our non-employee directors for the year ended December 31, 2014.

2014 Directors’ Compensation

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total ($)

Marcello V. Bottoli	112,561	107,092	—	219,653

Dr. Linda Buck	112,561	107,092	—	219,653

J. Michael Cook	127,500	107,092	10,000	244,592

Michael L. Ducker	60,411	59,796	—	120,207

Roger W. Ferguson, Jr.	112,500	107,092	—	219,592

Andreas Fibig (6)	61	107,092	—	107,153

Christina Gold	112,561	107,092	10,000	229,653

Alexandra A. Herzan	112,500	107,092	5,000	224,592

Henry W. Howell, Jr.	122,500	107,092	10,000	239,592

Katherine M. Hudson	127,500	107,092	10,000	244,592

Arthur C. Martinez	132,561	107,092	10,000	249,653

Dale F. Morrison	112,500	107,092	10,000	229,592

(1)

The amounts in this column include (i) the annual cash retainer for service as a non-employee director, (ii) for certain directors, the annual cash retainer for service as Lead Director or as chairperson of a Board committee during 2014, and (iii) nominal amounts of cash paid in lieu of fractional shares of common stock. Of the amounts in this column, the following amounts were deferred in 2014 under our DCP: Mr. Cook — $127,500; Mr. Ducker — $60,411; Mr. Ferguson — $112,500; Ms. Herzan — $112,500; Mr. Howell —

$122,500; Ms. Hudson — $127,500; and Mr. Morrison — $112,500. Earnings in our DCP were not above-market or preferential and thus are not reported in this table.

(2)	The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2014, computed in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs and options may be found in Note 11 to our audited financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on March 2, 2015.

(3)	Each director received a grant on May 13, 2014 of 1,145 RSUs under our 2010 SAIP. Mr. Ducker received a grant of 615 RSUs in connection with his appointment to the Board of Directors in October 2014. None of our directors forfeited any RSUs or shares of deferred stock during 2014.

(4)	As of December 31, 2014, our directors held the following number of unvested RSUs, shares of deferred common stock and, in the case of Mr. Fibig, PRS. The amounts shown below for Mr. Fibig includes 4,095 RSUs received as a non-employee director prior to his appointment as CEO and 7,967 RSUs received upon his appointment as CEO.

Director	RSUs	Deferred Stock	PRS
Marcello V. Bottoli	4,095	11,087	—
Dr. Linda Buck	4,095	11,087	—
J. Michael Cook	4,095	21,727	—
Michael L. Ducker	615	612	—
Roger L. Ferguson, Jr.	4,095	3,639	—
Andreas Fibig	12,062	2,310	6,373
Christina Gold	2,440	—	—
Alexandra A. Herzan	4,095	16,432	—
Henry W. Howell, Jr.	4,095	35,357	—
Katherine M. Hudson	4,095	11,165	—
Arthur C. Martinez	4,095	33,323	—
Dale F. Morrison	4,095	5,038	—

The deferred shares, which are held under the DCP, result from deferral of vested equity grants, voluntary deferral of retainer fees or the crediting of additional share units as a result of reinvestment of dividend equivalents. Deferred shares will be settled by delivery of common stock upon the director’s separation from service on the Board, or as otherwise elected by the director. All of the deferred shares are included for each director in the Beneficial Ownership Table.

(5)	The amounts in this column are contributions made by us under our Matching Gift Program to eligible charitable organizations matching contributions of the director to those charitable organizations during 2014.

(6)	Mr. Fibig did not receive the November 2014 cash retainer. The amount in this column represents nominal amounts of cash paid in lieu of fractional shares of common stock.

V. SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS AND CERTAIN OTHER PERSONS

Beneficial Ownership Table

Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 9, 2015, by each current director, each director nominee, the persons named in the Summary Compensation Table in this proxy statement and all current directors and executive officers as a group. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned(2)(3)	Percent of Class**

Kevin C. Berryman	65,036 (4)	*
Marcello V. Bottoli	13,842 (5)	*
Dr. Linda Buck	12,742 (6)	*
Anne Chwat	55,954 (7)	*
J. Michael Cook	27,844 (8)	*
Michael L. Ducker	1,227 (9)	*
Roger W. Ferguson, Jr.	5,294 (10)	*
John F. Ferraro	-	-
Andreas Fibig	18,193 (11)	*
Christina Gold	-	-
Matthias Haeni	18,224 (12)	*
Alexandra A. Herzan	800,344 (13)	1.0%
Henry W. Howell, Jr.	37,012 (14)	*
Katherine M. Hudson	15,320 (15)	*
Arthur C. Martinez	35,728 (16)	*
Nicolas Mirzayantz	76,769 (17)	*
Dale F. Morrison	6,693 (18)	*
Richard O’ Leary	22,980 (19)	*
Douglas D. Tough	259,826 (20)	*

All Directors and Executive Officers as a Group (19 persons)	1,572,077 (21)	1.9%

*	Less than 1%.
**	Based on 80,745,794 shares of common stock outstanding.

(1)	Except as otherwise indicated, the address of each person named in the table is c/o International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019.

(2)	This column includes (i) shares held by our executive officers in our 401(k) Retirement Investment Fund Plan and (ii) shares of Purchased Restricted Stock (“PRS”) held by our executive officers. Shares of PRS are subject to vesting and may be forfeited if the executive’s employment is terminated.

(3)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person within 60 days after March 9, 2015 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. Certain stock equivalent units held in the IFF Stock Fund under our DCP are premium stock equivalent units paid to executives that are subject to vesting and may be forfeited if the executive’s employment is terminated. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(4)	Includes 45,277 stock equivalent units held in the IFF Stock Fund under our DCP. Mr. Berryman resigned from our Company effective December 18, 2014. Mr. Berryman’s address is c/o Jacobs Engineering Group, 155 North Lake Avenue, Pasadena, CA 91101.

(5)	Represents (i) 1,100 shares held indirectly by a trust for which Mr. Bottoli is the settlor/grantor and Mr. Bottoli and two immediate family members are the beneficiaries, (ii) 11,087 stock equivalent units held in the IFF Stock Fund under our DCP and (iii) 1,655 shares issuable pursuant to RSUs that vest within 60 days after March 9, 2015 that will be automatically deferred to our DCP.

(6)	Represents (i) 11,087 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,655 shares issuable pursuant to RSUs that vest within 60 days after March 9, 2015 that will be automatically deferred to our DCP.

(7)	Includes (i) 6,642 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 3,171 shares issuable pursuant to RSUs that vest within 60 days after March 9, 2015 and (iii) 3,739 shares earned under the completed 2012-2014 LTIP cycle that have not yet been issued.

(8)	Includes (i) 4,362 shares held by The 2012 Cook Grandchildren’s Trust, of which Mr. Cook’s spouse is trustee. Mr. Cook disclaims beneficial ownership of these shares, and the inclusion in this table of the shares held by the trust shall not be deemed an admission by Mr. Cook of beneficial ownership of the shares, (ii) 21,727 stock equivalent units held in the IFF Stock Fund under our DCP, and (iii) 1,655 shares issuable pursuant to RSUs that vest within 60 days after March 9, 2015 that will be automatically deferred to our DCP.

(9)	Represents (i) 612 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 615 shares pursuant to RSUs that will vest within 60 days after March 9, 2015.

(10)	Represents (i) 3,639 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,655 shares issuable pursuant to RSUs that vest within 60 days after March 9, 2015 that will be automatically deferred to our DCP.

(11)	Includes (i) 2,310 shares issuable pursuant to RSUs that vest within 60 days after March 9, 2015 that will be automatically deferred to our DCP, (ii) 1,655 shares pursuant to RSUs that will vest within 60 days after March 9, 2015 that will be automatically deferred to our DCP and (iii) 1,482 shares earned under the completed 2012-2014 LTIP cycle that have not yet been issued.

(12)	Includes 2,208 shares earned under the completed 2012-2014 LTIP cycle that have not yet been issued.

(13)	Includes (i) 16,432 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,655 shares issuable pursuant to RSUs that vest within 60 days after March 9, 2015 that will be automatically deferred to our DCP. In addition, Ms. Herzan is a director of the van Ameringen Foundation, Inc., which owns 247,673 shares; President, Treasurer and a director of the Lily Auchincloss Foundation, which owns 11,000 shares; a trustee and a beneficiary of a trust which holds 519,581 shares; and a trustee and a beneficiary of a trust which owns 567 shares, all of which shares are included in Ms. Herzan’s ownership. Ms. Herzan disclaims beneficial ownership of the shares owned by the van Ameringen Foundation, Inc. and the Lily Auchincloss Foundation and the inclusion in this table of these shares shall not be deemed an admission by Ms. Herzan of beneficial ownership of these shares.

(14)	Represents (i) 35,357 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,655 shares issuable pursuant to RSUs that vest within 60 days after March 9, 2015 that will be automatically deferred to our DCP.

(15)	Includes (i) 11,165 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,655 shares issuable pursuant to RSUs that vest within 60 days after March 9, 2015 that will be automatically deferred to our DCP.

(16)	Includes (i) 33,323 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,655 shares issuable pursuant to RSUs that vest within 60 days after March 9, 2015 that will be automatically deferred to our DCP.

(17)	Includes (i) 933 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 1,883 shares issuable pursuant to RSUs that vest within 60 days after March 9, 2015 and (iii) 6,231 shares earned under the completed 2012-2014 LTIP cycle that have not yet been issued.

(18)	Represents (i) 5,038 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,655 shares issuable pursuant to RSUs that vest within 60 days after March 9, 2015 that will be automatically deferred to our DCP.

(19)	Includes (i) 1,043 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,904 shares earned under the completed 2012-2014 LTIP cycle that have not yet been issued.

(20)	Includes (i) 10,041 stock equivalent units held in the IFF Stock Fund under our DCP and (iii) 27,000 shares earned under the completed 2012-2014 LTIP cycle that have not yet been issued. Mr. Tough retired from our Company in December 2014.

(21)	Includes an aggregate of (i) 215,902 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 17,165 shares issuable pursuant to restricted stock units that vest within 60 days after March 9, 2015, and (iii) 49,353 shares earned under the completed 2012-2014 LTIP cycle that have not yet been issued.

Certain Other Owners

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, as of March 9, 2015, based on a review of filings with the SEC. Unless otherwise indicated, beneficial ownership is direct.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class*

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,547,484	(1)	5.6%

Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	5,190,034	(2)	6.4%

Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	4,072,758	(3)	5.0%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,879,440	(4)	8.5%

*	Based on 80,745,794 shares of common stock outstanding.

(1)	This amount is based solely on Amendment No. 5 to Schedule 13G filed with the SEC on February 2, 2015 by BlackRock, Inc. to report that it was the beneficial owner of an aggregate of 4,547,484 shares of our common stock as of December 31, 2014. BlackRock has the sole power to vote or direct the vote with respect to 3,822,725 of these shares and sole power to dispose of or direct the disposition of 4,547,484 of these shares.

(2)	This amount is based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2015 by Capital Research Global Investors, a division of Capital Research and Management Company to report that it is deemed to be the beneficial owner of an aggregate of 5,190,034 shares of our common stock as of December 31, 2014. Capital Research Global Investors has the sole power to vote or direct the vote with respect to these shares.

(3)	This amount is based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 6, 2015 by Massachusetts Financial Services Company (“MFS”) to report that MFS and/or certain other non- reporting entities were the beneficial owner of an aggregate of 4,072,758 shares of our common stock as of December 31, 2014. MFS has the sole power to vote or direct the vote with respect to 3,470,340 of these shares and sole power to dispose of or direct the disposition of 4,072,758 of these shares

(4)	This amount is based solely on Amendment No. 4 to Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group, Inc. to report that it was the beneficial owner of an aggregate of 6,879,440 shares of our common stock as of December 31, 2014. The Vanguard Group has the sole power to vote or direct the vote with respect to 144,303 of these shares, the sole power to dispose of or direct the disposition of 6,746,573 of these shares, and shared power to dispose of or direct the disposition of 132,867 of these shares.

VI. PROPOSAL II — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2015, and our Board has directed that our management submit that selection for ratification by our shareholders at the 2015 Annual Meeting. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of PwC to our shareholders for ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the Audit Committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the shareholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of our Company and our shareholders.

Representatives of PwC are expected to attend the 2015 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.

Our Board recommends a vote FOR the ratification of the Audit Committee’s selection of PwC as our Independent Registered Public Accounting Firm for 2015.

Principal Accountant Fees and Services

The following table provides detail about fees for professional services rendered by PwC for the years ended December 31, 2014 and December 31, 2013.

	2014	2013
Audit Fees (1)	$4,733,219	$4,717,290
Audit-Related Fees (2)	$610,004	$650,056
Tax Fees (3)
Tax Compliance	$1,148,853	$1,193,386
Other Tax Services	$82,127	$426,491
All Other Fees (4)	$63,799	$75,066

Total	$6,638,002	$7,062,289

(1)	Audit Fees were for professional services rendered for audits of our consolidated financial statements and statutory and subsidiary audits, consents and review of reports filed with the SEC and consultations concerning financial accounting and reporting standards. Audit Fees also included the fees associated with an annual audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of our annual financial statements.

(2)	Audit-Related Fees were for due diligence.

(3)	Tax Compliance services consisted of fees related to the preparation of tax returns, assistance with tax audits and appeals, indirect taxes, expatriate tax compliance services and transfer pricing services. Other Tax Services consisted of tax planning and tax advisory services.

(4)	All Other Fees were for software licenses and other professional services.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company by category, including audit-related services, tax services and other permitted non-audit services. Under the policy, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the financial year, unless the Audit Committee specifically provides for a different period in the pre-approval. If it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, the Audit Committee requires separate pre- approval before engaging the independent registered public accounting firm. To facilitate the process, the policy delegates pre-approval authority to the Audit Committee chairperson to pre-approve services up to $20,000, and the Audit Committee may also delegate authority to one or more of its members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All services rendered by PwC to our Company are permissible under applicable laws and regulations. During 2014, all services performed by PwC which were subject to the SEC’s pre-approval requirements were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy in effect during 2014.

AUDIT COMMITTEE REPORT

The Audit Committee (“we,” “us” or the “Committee”) operates in accordance with a written charter, which was adopted by the Board of Directors. A copy of that charter is available through the Investors — Corporate Governance link on the Company’s website at www.iff.com. The Committee comprises four directors whom the Board has determined are “independent,” as required by the applicable listing standards of the NYSE and the rules of the SEC, and each of whom qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board of Directors. We met eight times during 2014, including meeting regularly with PwC and the Company’s internal auditor, both privately and with management present. For 2014, we have reviewed and discussed the Company’s audited financial statements with management. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PwC its audit of the financial statements and of the Company’s internal control over financial reporting. We discussed with PwC and the Company’s internal auditors the overall scope and plans for their respective audits.

We have discussed with PwC the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. We also received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with PwC its independence. We concluded that PwC’s independence was not adversely affected by the non-audit services provided by PwC, the majority of which consisted of audit-related and tax compliance services.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

In determining whether to retain PwC as the Company’s independent registered public accounting firm for the 2015 fiscal year, we took into consideration a number of factors, including:

•	the quality and effectiveness of PwC’s historical and recent performance on the Company’s audit;

•

the length of PwC’s tenure as the Company’s independent registered public accounting firm, and its familiarity with our business, accounting policies and practices, and internal control over financial reporting;

•	PwC’s capability, understanding and expertise in handling the breadth and complexity of our global operations;

•	the appropriateness of PwC’s fees; and

•	PwC’s independence.

Based on this evaluation, we believe that it is in the best interests of the Company and its shareholders to retain PwC as the Company’s independent registered public accounting firm for 2015, which the shareholders will be asked to ratify at the 2015 Annual Meeting of Shareholders.

Audit Committee

Katherine M. Hudson (Chair)

Henry W. Howell, Jr.

Arthur C. Martinez

Dale F. Morrison

VII. COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process and the 2014 compensation of our named executive officers, or NEOs. As discussed in Proposal III, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained below under “Executive Compensation.” To assist you with this vote, please review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to our financial performance.

Leadership Transition

Effective September 1, 2014, our Board elected Andreas Fibig as CEO. Mr. Fibig succeeded Douglas D. Tough, who had served as our CEO since 2010. Effective December 1, 2014, Mr. Tough also retired as our Chairman of the Board and Mr. Fibig succeeded Mr. Tough as Chairman on that date. Mr. Tough participated in our executive compensation programs until December 1, 2014. In addition, Hernan Vaisman, our former Group President, Flavors, retired as of April 1, 2014 and was succeeded by Matthias Haeni. In December 2014, Kevin C. Berryman, our former CFO, resigned to take on a new role and rejoin his family in California and Richard O’Leary was named our interim CFO. As a result of these management changes, we have seven NEOs being reported in this Proxy Statement.

Our 2014 NEOs were:

Andreas Fibig	CEO
Douglas D. Tough	Former CEO
Richard O’Leary	Interim CFO
Kevin C. Berryman	Former Executive Vice President and former CFO
Nicolas Mirzayantz	Group President, Fragrances
Matthias Haeni	Group President, Flavors
Anne Chwat	General Counsel

Compensation Philosophy

The core of our executive compensation philosophy is that our executives’ pay should be linked to achievement of financial and operating performance metrics that build shareholder value. Consequently, we designed our compensation program to motivate and reward our executives for the achievement of both annual and long-term business goals that are challenging yet attainable. A significant portion of compensation is variable and tied directly to Company and individual performance. We believe that executive compensation should (i) be tied to overall Company performance, (ii) reflect each executive’s level of responsibility, (iii) reflect individual performance and contributions and (iv) include a significant equity component. We believe that by keeping the majority of executive pay variable and equity-based we can best ensure alignment with shareholder value and Company growth.

Our 2014 NEO Pay Was Tied to Our Overall 2014 Performance

In 2014, we achieved 5% local currency sales growth, 11% adjusted operating profit growth and 14% adjusted earnings per share growth, all within or above our long-term growth targets of 4% to 6% local currency sales growth, 7% to 9% adjusted operating profit growth and double digit adjusted EPS growth. We continued to execute on our three strategic pillars during the year, as follows:

•	leveraging our geographic footprint — we opened a new flavors creative facility at our existing facility in Jakarta, Indonesia, a sales office and laboratory in Santiago, Chile, and continued construction of a new flavors creative center and expansion of our manufacturing facility in Gebze, Turkey;

•

strengthening our innovation platform — we continued to invest in research and development and leveraged our knowledge of consumer trends to drive technological developments, such as our delivery systems, and to create a cost-efficient product portfolio. In 2014, we acquired Aromor Flavors & Fragrances Ltd., a manufacturer and marketer of complex specialty ingredients, to provide us with quality ingredients to use in our compounds; and

•

maximizing our portfolio — we continued to improve our performance through a disciplined approach to both investment and evaluation of our business progress, in part by looking for and identifying opportunities to grow our business through internal improvements, allocation of resources towards advantaged categories, customers and markets, and return-based capital investments.

As a result, we exceeded all of the target levels for our performance metrics under our Long-Term Incentive Plan (“LTIP”). For our Annual Incentive Plan (“AIP”), we met or exceeded all of the four performance metrics for our Fragrances business unit, two out of the four performance metrics at the corporate level and one out of the four performance metrics for our Flavors business unit. The 2014 annual compensation of our NEOs reflected these results.

2014 Annual Incentive Plan Targets and Payout.    Our AIP continues to be based on the achievement of four financial performance metrics that management and the Board believe are significant indicators of our financial performance: (1) local currency sales growth, (2) operating profit, (3) gross margin and (4) working capital. These performance metrics are measured (A) at the consolidated corporate level for our CEO, former CFO, interim CFO and General Counsel and (B) at both the consolidated corporate level and the business unit level for the Group Presidents of Fragrances and Flavors.

For 2014, at the corporate level, we met or exceeded our targets in two of the four performance metrics. As a result, the overall corporate AIP payout was approximately 84.7% of the target award for our CEO, former CFO, interim CFO and General Counsel, whom are evaluated solely on corporate performance for purposes of our AIP. Our Fragrance business unit exceeded its targets in all of the four performance metrics, resulting in an AIP payout, when combined with the corporate level performance, of approximately 111.0% of the target award for our Group President, Fragrances. Our Flavors business unit performance met our target in one of the four performance metrics, was between threshold and target for two of the four performance metrics, and did not meet the threshold for one of the four performance metrics. This resulted in an AIP payout, when combined with the corporate level performance, of approximately 56.2% of the target award for our current Group President, Flavors.

Long-Term Incentive Plan Results for 2014.    Our LTIP is structured in three-year cycles, which are administered in four equally-weighted performance segments: Year 1, Year 2, Year 3 (each an “annual performance segment”) and cumulative performance over the three-year period (the “cumulative performance segment”). During the three annual performance segments, Company performance is measured against two equally-weighted financial metrics, Economic Profit (“EP”) and relative Total Shareholder Return (“TSR”). Relative TSR is the sole financial metric for the cumulative performance segment for all of the current LTIP cycles.

For 2014, our EP was $274 million, as adjusted for 2014 non-core items. As a result, our NEOs earned approximately 133.3% of the EP goal for the 2014 segment of its current LTIP cycles. Our TSR for 2014 was at the 57th percentile and generated a payout of approximately 111.5%. Our cumulative TSR for the 2012-2014 LTIP cycle was at the 68th percentile, and resulted in a 166.0% payout.

For additional details regarding the AIP and LTIP, including the threshold, target and maximum levels for each performance metric, please see the sections below titled “Direct Compensation Components and 2014 Compensation Decisions “— Annual Incentive Plan” and “— Long Term Incentive Plan.”

Compensation-Related Corporate Governance

To ensure continued alignment of compensation with Company performance and the creation of shareholder value, we maintain strong compensation-related corporate governance policies, including the following:

•	In early 2014, we expanded the scope of our clawback policies by amending the triggers for recovery of compensation from executives to include financial misstatements, without regard to fault, and an employee’s willful misconduct or violation of a Company policy that is materially detrimental to the Company in addition to the prior triggers of accounting restatements, and an employee’s violation of non-competition, non-solicitation, confidentiality and similar covenants;

•	We require our executives, including our NEOs, to meet share ownership guidelines;

•	Our Executive Severance Policy (“ESP”) provides that all equity awards are subject to a “double trigger” and only accelerate in connection with a change in control if an ESP participant is terminated without cause or terminates for “good reason” within two years following a change in control;

•	In 2014, we amended the ESP to eliminate the legacy tax gross-up. As a result, none of our NEOs are entitled to a tax gross-up for severance payments; and

•	In 2014, the ESP was also amended to reduce the amount of severance payable to our employees, resulting in a reduction in payments to our Tier I executive officers (other than our CEO) prior to or more than two years after a change in control or within two years of a change in control from 24 to 18 months and 36 to 24 months, respectively.

Our Executive Compensation Program

We pay for performance.  Our target total direct compensation for 2014 reflects our commitment that a significant portion of our executive compensation should be variable and tied directly to achievement of our short-term and long-term financial and operational objectives.

During 2014, as in prior years, our executive officers’ direct compensation elements primarily consisted of (1) base salary, (2) AIP awards, (3) LTIP awards and (4) Equity Choice Program (“ECP”) awards. As described further below, in 2014, we experienced leadership changes with our CEO and Group President, Flavors, retiring during the year, and our former CFO resigning to take on a new role and rejoin his family in California. In connection with those transitions, compensation decisions made with respect to our new CEO, new Group President, Flavors, and interim CFO took into account additional factors. As a result, the charts below only reflect compensation for Messrs. Tough, Berryman and Mirzayantz and Ms. Chwat. For 2014, 78% on average of the target total direct compensation payable to Messrs. Tough, Berryman and Mirzayantz and Ms. Chwat was variable, and the value of such variable compensation was tied directly to stock price performance or performance versus pre-defined annual and long-term performance metrics, with 73% of this performance-based compensation tied to long-term performance metrics.

We align the interests of our executives with those of our shareholders.  We have designed our executive compensation program to provide a significant portion of our executives’ total direct compensation in the form of equity and to encourage their direct investment in the Company as well as long-term ownership. For 2014, approximately 56% of the variable target compensation payable to Messrs. Tough, Berryman and Mirzayantz and Ms. Chwat was payable in equity. The proportion of long-term incentive compensation opportunity provided in the form of equity versus cash under our LTIP and ECP for (i) Mr. Tough and (ii) Messrs. Berryman and Mirzayantz and Ms. Chwat, on average, for 2014, was as follows:

Target Long-Term Incentive Compensation

We require our executives to meet certain share retention guidelines.  Our executives, including our NEOs, are required to meet certain share retention guidelines to align our executives’ interests with those of our shareholders under our Share Retention Policy. Additional information about our Share Retention Policy is set forth above under “Corporate Governance — Share Retention Policy.”

Compensation Setting Process

Annual Review

Our Compensation Committee (the “Committee”) is responsible for overseeing the design, implementation and administration of long-term and short-term compensation (including equity awards, benefits and perquisites) for all executive officers and other members of senior management. The Committee recommends CEO compensation to the full Board for its approval. During 2014, as in prior years, the Committee engaged W.T. Haigh & Company (“Haigh & Company”) as its independent compensation consultant to assist the Committee in fulfilling its responsibilities. During fiscal year 2014, Haigh & Company’s work with the Committee included analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs, and the design of our 2015 SAIP. In addition, Haigh & Company provided the Committee with advice and recommendations regarding compensation provided to Mr. Tough in connection with his retirement, retention grants for Messrs. Berryman and Mirzayantz, and the compensation packages provided to Messrs. Fibig and Haeni in connection with their new positions and Mr. O’Leary in connection with his interim position. Haigh & Company is engaged exclusively by the Committee on executive and director compensation matters and does not have other consulting arrangements with the Company.

Our CEO and SVP HR evaluate the performance and, with input from Haigh & Company, the competitive pay positioning for senior management members that report directly to the CEO, including our NEOs, and make recommendations to the Committee concerning each such executive’s target annual compensation. Our CEO follows the same process with regard to the target compensation for our SVP HR, without her input, and the Committee follows the same process with regard to the target compensation for our CEO, without his input.

As part of its compensation setting process, the Committee also considers the results of the prior year’s shareholder advisory vote on our executive compensation. It believes these voting results provide useful insight as to whether shareholders agree that the Committee is achieving its goal of designing an executive compensation program that promotes the best interests of the Company and its shareholders by providing its executives with appropriate compensation and meaningful incentives. As part of its 2014 compensation setting process, the Committee reviewed the results of the 2013 shareholder advisory vote, in which 96.9% of the votes cast were voted in favor of our executive compensation program.

New Executive Officer Compensation

In February 2014, Mr. Vaisman, our Group President, Flavors, announced his intention to retire effective April 1, 2014. The Board appointed Matthias Haeni, who was our Regional General Manager for Flavors Europe, Africa, and the Middle East, to succeed Mr. Vaisman based upon his prior contributions to our Flavors business unit and understanding of the developing markets. In connection with his promotion and his transfer to the United States, the Committee approved Mr. Haeni’s compensation package after consultation with the Company’s compensation consultant. In establishing Mr. Haeni’s compensation, the Committee also took into consideration the compensation packages being provided to each of our Group Presidents in 2014 and the package previously provided to Mr. Haeni in his role as Regional General Manager. Based on such considerations, the Committee approved offering Mr. Haeni a salary slightly below the salary of our other Group President, the same AIP target that was provided to Messrs. Mirzayantz and Vaisman in 2013, and LTIP and ECP awards that were slightly below those awarded to Mr. Mirzayantz in 2014. Mr. Haeni had previously been granted awards in the 2012-2014 LTIP Cycle and the 2013-2015 LTIP Cycle as part of his prior compensation package. Consequently, the Committee did not award him additional participation in these LTIP cycles. Furthermore, Mr. Haeni had previously been a participant in the ECP program. In recognition that the new position would require Mr. Haeni to relocate to the United States, the Committee approved transitional assistance associated with Mr. Haeni’s tax, housing and retirement savings for a limited period with such benefits declining annually.

In May 2014, Mr. Tough, our CEO, announced his intention to retire as CEO effective September 1, 2014. Upon Mr. Tough’s decision to retire, the Committee and Board determined that it was important that the Company appoint an executive who had in-depth knowledge of the Company’s strategy and initiatives and who would be able to immediately step into the role of CEO. Based on such determination, the Board offered Mr. Fibig, a director of the Company, the position of CEO. In connection with Mr. Tough’s retirement, our Board determined that he would continue as our employee during the period that he continued to act as Chairman of the Board and granted him other benefits as set forth in the Summary Compensation Table below.

In connection with his appointment, the Committee and the Board approved Mr. Fibig’s compensation package after consultation with the Committee’s compensation consultant. As part of establishing Mr. Fibig’s compensation package, the Board and the Committee reviewed the compensation package being provided to Mr. Tough and the Committee recommended, and the Board approved, offering Mr. Fibig the same salary and AIP target as those provided to Mr. Tough for 2014 and a pro-rated ECP award of $750,000. Consistent with the treatment of previous newly-hired senior executives, Mr. Fibig was also granted pro-rata participation in each of the current LTIP cycles at the same LTIP level as Mr. Tough. The Committee also recommended, and the Board approved, a one-time ECP award of $500,000 and a one-time cash bonus of $1,000,000. The Committee believed that the $1,000,000 cash bonus would facilitate Mr. Fibig selecting PRS for his one-time ECP award of $500,000 (which requires a co-investment) and therefore further align his interests with those of the shareholders. In October 2014, Mr. Fibig used the cash bonus to elect PRS for his ECP award, which vests in April 2015.

For additional disclosure regarding compensation for Mr. Fibig, please refer to the discussion of these benefits below under “Executive Compensation — Employment Agreements or Arrangements.”

In June 2014, the Committee granted each of Messrs. Berryman and Mirzayantz a special retention award with an award value of $2,000,000. These awards were granted in the form of restricted stock units and were designed to promote Messrs. Berryman’s and Mirzayantz’s retention through the CEO transition. Mr. Berryman’s award was subsequently forfeited in connection with his resignation on December 18, 2014.

In November 2014, Mr. Berryman, our former CFO, announced his resignation, effective December 18, 2014. The Committee and the Board determined that it was important that the Company appoint an interim CFO who had in-depth knowledge of the Company and who would be able to immediately step into the role of CFO. As a result, the Board requested that Mr. O’Leary, then Vice President and Controller, assume the responsibilities of interim CFO as the Company conducted a search for a new CFO. Mr. O’Leary previously served as interim CFO in 2008-2009. As interim CFO, Mr. O’Leary will receive an additional $15,000 per month, of which $7,500 will be paid each month and $7,500 will accrue and be deferred until three months following the appointment of a permanent CFO. In addition, Mr. O’Leary received a one-time RSU award equal in value to $150,000, vesting two years from the date of grant. Mr. O’Leary continued to be eligible for an annual bonus target of 50% of his base salary, as adjusted for the increase during his tenure as interim CFO. All other terms of Mr. O’Leary’s compensation remain unchanged.

Principles for Setting Compensation Targets

On an annual basis, the Committee reviews and approves the compensation of our NEOs. We use a global grading structure for our NEOs, with compensation ranges for each grade. Our NEOs are placed in a particular grade based on internal factors (including scope of responsibilities and job complexity) and an external market evaluation. The external market evaluation is based on published third party general survey information and a review of similar positions within our selected peer groups described below. This process is referred to as “market benchmarking.”

Market Benchmarking

The Committee reviews its external market benchmarking and peer group data annually. The Committee’s goals are to position (i) target total cash compensation at median or slightly above and (ii) target total direct compensation (salary, annual incentive compensation and long-term incentive compensation) between the median to 75th percentile of relevant market benchmarks. In July 2013, the Committee reviewed peer group data with our independent compensation consultant for purposes of determining the appropriate peer group for 2014 compensation decisions.

2014 Benchmarking for the former and current CEO, former CFO and Group Presidents.  For 2014 compensation decisions regarding (i) the former and current CEO, (ii) the former CFO and (iii) each of the Group Presidents, the Committee, based on recommendations from Haigh & Company, decided to benchmark compensation against the average of (1) its Select Peer Group and (2) the General Industry Cut of the Towers Watson General Industry Index Survey.

The Select Peer Group was evaluated versus the criteria set forth below:

1.	U.S. publicly traded companies of comparable size with manufacturing operations (generally based on revenue of $1B — $7B and market capitalization of $1B — $14B);

2.	Strong in-house R&D activities;

3.	Global scope with significant international presence (international operations generally accounting for at least 25% of total revenues);

4.	Growth orientation, with positive sales and earnings growth over the three years prior to the review and selection of the peer groups;

5.	Companies with which we compete for executive talent; and

6.	Progressive companies with positive reputations.

For 2014, the Select Peer Group consisted of the following companies:

Church & Dwight Co., Inc.	Hormel Foods Corporation
The Clorox Company	Jarden Corporation
Coty, Inc.	McCormick & Company, Incorporated
Elizabeth Arden, Inc.	Newell Rubbermaid Inc.
Energizer Holdings, Inc.	Nu Skin Enterprises, Inc.
The Estee Lauder Companies Inc.	Revlon, Inc.
Herbalife Ltd.	Sensient Technologies Corporation
The Hershey Company	Tupperware Brands Corporation

There were four companies considered that did not meet all of the desired criteria—Hershey, Hormel, Estee Lauder and Church & Dwight. The Committee ultimately decided to include these four companies in the Select Peer Group. Each of Hershey, Hormel and Estee Lauder were slightly above either the revenue or market capitalization criteria, and all four companies were slightly below the international revenues contribution percentage. The Committee decided to keep these companies in the Select Peer Group (i) based on the significant comparability of these businesses to one of our two business units and (ii) to allow for year-over-year consistency in the peer group.

At the time of the Committee’s determination of the Select Peer Group, we were positioned at approximately the 31st percentile of the Select Peer Group in terms of revenue, the primary scope comparison measure, for the respective fiscal year. Our current relative revenue is positioned at approximately the 31st percentile of the Select Peer Group.

The 2014 Select Peer Group was modified from the prior year’s group by (i) removing one company that had been acquired (Ralcorp Foods) and (ii) adding one company with similar business lines that had recently become publicly-traded (Coty, Inc.). In addition, the Committee revised the selection criteria described above to remove the requirement that R&D expense be generally over 1% of total revenue and modified the size of comparable U.S. publicly-traded companies to be generally based on revenue of $1 billion to $7 billion and market capitalization of $1 billion to $14 billion. As discussed above, the Committee weighted the compensation data derived from the General Industry Cut of the Towers Watson Survey equally with the Select Peer Group data. The General Industry Cut comprises 205 companies having $1 billion to $6 billion in reported revenues, with median revenues of $2.7 billion. Energy and financial companies were excluded from this selection as the Committee believed that the industry business models and the pay practices of these two industries are less comparable to ours, particularly in a volatile economic climate.

In July 2014, the Committee reviewed its Select Peer Group with Haigh & Company for purposes of its upcoming 2015 compensation setting process and determined that no changes to the peer group were necessary for 2015.

2014 Benchmarking for Other Executive Officers.    Based on recommendations by its compensation consultant, the Committee determined that the Select Peer Group did not provide sufficient comparative data for the other executive officer positions that were reviewed by the Committee. Consequently, for all other executive officer positions, including the General Counsel, instead of using the Select Peer Group, the Committee used the aggregate data available from a select cut of the Towers Watson General Industry Index that (i) identified themselves as belonging to the consumer products or the food and beverage industry and (ii) had revenues between $1 billion and $7 billion (the “Consumer Products Select Cut”). The Committee averaged (1) the Consumer Products Select Cut with (2) the Towers Watson General Industry Index to determine median and 75th percentile target compensation.

For 2014, the Towers Watson General Industry Index was modified to remove Chiquita Brands, Brunswick, Nu Skin Enterprises and Ralcorp Holdings and add Beam, Dr. Pepper Snapple Group. Inc., Flowers Foods and Hormel. In addition, consistent with the revisions made to the Select Peer Group, the range of revenues that was used increased to those with reported revenues of between $1 billion and $7 billion. Therefore, for 2014, the Consumer Products Select Cut comprised 22 companies, (including six companies that are also part of the Select Peer Group) with median revenue of $4.1 billion. The companies included in the Consumer Products Select Cut were as follows:

Armstrong World Industries, Inc.	Jack In The Box Inc.
Beam	The J.M. Smucker Company
Dr. Pepper Snapple Group, Inc.	Lorillard, Inc.
The Estee Lauder Companies Inc.	Mattel, Inc.
Flower Foods	Molson Coors Brewing Company
Hanesbrands Inc.	Newell Rubbermaid Inc.
Harman International Industries, Incorporated	Owens Corning
Hasbro, Inc.	Polaris Industries Inc.
The Hershey Company	Revlon, Inc.
HNI	Steelcase Inc.
Hormel	Tupperware Brands Corporation

Use of Market Reference Ranges.    The Committee’s independent compensation consultant derives the median and 75th percentile “market reference” values for each executive position based on the average of the two relevant compensation indexes and uses these values to analyze each NEO’s actual pay from the prior fiscal year and base salary, target total cash compensation and target total direct compensation for the current year. This analysis is reviewed with the Committee and, in the case of the compensation of NEOs other than the CEO, with the CEO. In determining target total direct compensation for each executive in 2014, the Committee considered the consultant’s market reference analysis. In addition, the Committee considered a number of other important factors, including each executive’s:

•	individual performance;

•	scope of responsibilities;

•	relative responsibilities compared with other senior Company executives;

•	contribution relative to overall Company performance;

•	compensation relative to his or her peers within the organization;

•	long-term potential; and

•	competitiveness of compensation as compared to peer companies.

The Committee uses the market reference range in order to establish a starting point for the compensation levels that the Committee believes would provide our NEOs with competitive compensation. However, the actual target total direct compensation approved by the Committee may be above or below the market reference range based on the Committee’s review of market compensation levels, its desire to create internal pay equity among our executives and the individual factors set forth above.

For 2014, the target total direct compensation awarded by the Committee to Mr. Tough and to each of Messrs. Berryman and Mirzayantz and Ms. Chwat was between or slightly below the targeted 50th to 75th percentile range. The target total direct compensation awarded by the Committee to Mr. Fibig, excluding a one-time sign on bonus and ECP award, was also between the 50th and the 75th percentile of the relevant market reference range, while Mr. Haeni’s target total direct compensation was below the 50th percentile for all compensation elements other than his AIP target, which was at the 75th percentile. Mr. O’Leary’s target total direct compensation as Controller approximated the 75th percentile. The total actual compensation paid for the year, as compared to target compensation approved at the beginning of the year, may differ depending on Company and individual performance. Consequently, the actual pay received by a NEO may be higher or lower than his or her market reference range.

Compensation Elements and Targeted Mix

Our executive compensation program includes direct and indirect compensation elements. Our indirect compensation elements consist of (i) our Deferred Compensation Program, (ii) a limited perquisite program, (iii) severance and other benefits under our Executive Severance Policy, (iv) benefits under an Executive Death Benefit Plan and (v) long-term disability coverage. The Committee regularly reviews the costs and benefits of these programs.

We believe that direct compensation should be the principal form of compensation. The table below provides a brief description of the principal elements of direct compensation, whether such compensation is fixed or variable, and the compensation program objectives served by each pay element. From time to time, the Committee may also approve discretionary bonuses to officers in connection with their initial employment, for extraordinary individual performance or a significant contribution to Company strategic objectives, or for retention purposes.

Element	Fixed or Variable	Primary Objective
Base Salary	Fixed	• To attract and retain executives by offering salary that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

AIP award	Variable	• To motivate and reward the achievement of our annual performance objectives including local currency sales growth, operating profit, gross margin and working capital.

LTIP award	Variable

•     To motivate and reward the annual profitability performance and the annual and cumulative relative TSR performance over rolling three-year periods.

•     To align executives’ interests with those of shareholders by paying 50% of the earned award in shares of our common stock (with the remaining 50% being payable in cash) and including TSR as a key measure of long-term performance.

ECP award	Variable	• To align executives’ interests with the interests of shareholders through equity-based compensation. • To encourage direct investment in the Company. • To serve as an important retention tool.

The payouts under our AIP and LTIP plans are based on our achievement of performance metrics set at the beginning of the relevant measurement period. Our ECP awards are used as a retention tool and the amounts are determined at the beginning of each year and reflect the executive’s performance in the prior year. These payouts vary from year to year and thus compensation of our NEOs can vary with performance.

For 2014, based on target AIP and LTIP achievement levels and actual ECP awards, the components of total direct compensation for Mr. Tough and the average of the total direct compensation components for Messrs. Berryman and Mirzayantz and Ms. Chwat, as a group, were as follows:

We believe that the significant portion of direct compensation that is variable; i.e., 82% in the case of Mr. Tough and 73% in the case of Messrs. Berryman and Mirzayantz and Ms. Chwat, as a group, closely aligns our executives’ compensation opportunity with our performance by enabling our executives to earn more than target compensation if we achieve superior performance, or causing them to earn less than target compensation if we do not meet our performance goals or if the value of our common stock does not increase over time. The proportionately greater variable portion of direct compensation targeted for our CEO reflects his role and responsibility as our executive most accountable to our shareholders for company-wide performance.

Long-term compensation to our NEOs includes LTIP awards and ECP awards. LTIP awards, if earned, are paid 50% in common stock and 50% in cash. Equity makes up a larger portion of total long-term compensation than cash. This approach, combined with our Share Retention Policy discussed above, is intended to promote significant long-term share ownership by each of our executives and to align their interests, and their at-risk longer term compensation, with those of our shareholders.

The Committee periodically reviews the mix between short-term and long-term incentive compensation opportunities and between cash and non-cash opportunities based on (1) benchmarking and other external data, (2) recommendations from our independent compensation consultant and (3) recommendations from our CEO and SVP HR.

Direct Compensation Components and 2014 Compensation Decisions

Salaries

The Committee reviews the salaries of our NEOs annually. In February 2014, the Committee reviewed the base salaries of its NEOs and approved base salary increases for Messrs. Berryman and Mirzayantz in the amounts of $25,000 and $30,000, respectively. Base salaries for Mr. Tough and Ms. Chwat, who received an increase to her base salary of $15,000 in April 2013, were not increased as part of this review. As discussed above, the base salaries of each of Messrs. Fibig, Haeni and O’Leary were set in connection with their appointments as CEO, Group President, Flavors and interim CFO, respectively.

Annual Incentive Plan

The Committee maintains the AIP for our NEOs and other employees. Overall, the Committee seeks to establish corporate performance goals that are challenging yet attainable. For our NEOs, 2014 AIP payouts depended on the achievement of specific Company-wide quantitative performance goals and, in the case of the Group Presidents, business unit goals as well. Each year the Committee sets an AIP target (stated as a percentage of base salary) for each NEO. For 2014, the Committee decided to maintain the AIP percentage targets at the same level as 2013.

	2014 Salary	Target AIP as % Base Salary	AIP Target
Andreas Fibig (1)	$1,200,000	120%	$1,440,000
Douglas D. Tough	$1,200,000	120%	$1,440,000
Richard O’Leary (2)	$300,790	50%	$150,395
Kevin C. Berryman	$550,000	80%	$440,000
Nicolas Mirzayantz	$540,000	80%	$432,000
Matthias Haeni (3)	$460,000	80%	$368,000
Anne Chwat	$465,000	60%	$279,000

(1)	Reflects Mr. Fibig’s salary and AIP target on an annualized basis. The actual 2014 AIP payout was calculated on a pro rata basis to reflect his appointment as CEO effective as of September 1, 2014.

(2)	Reflects Mr. O’Leary’s salary and AIP target prior to his appointment as interim CFO in December 2014.

(3)	Reflects Mr. Haeni’s salary and AIP target as Group President, Flavors, on an annualized basis. His actual 2014 AIP payout was calculated based on his prior AIP target as Regional General Manager for Flavors EMEA from January 1, 2014 through March 31, 2014 and the above AIP target from April 1, 2014 through December 31, 2014.

Performance Metrics and Capped AIP Payouts:    Based on a review of the annual and long-term financial goals, operational plans, strategic initiatives and the prior year’s actual results, the Committee annually sets the financial performance metrics for the Company and the respective business units that it will use to measure performance as well as the relative weighting that will be assigned to each metric. The Committee then approves threshold, target and maximum performance levels for each performance metric. Upon achievement of the relative performance level, an executive has the opportunity to earn up to the following AIP target award for such metric:

Threshold	—	25%
Target	—	100%
Maximum	—	200%

2014 AIP Performance Metrics:    As discussed above, for 2014 AIP awards, the Committee approved four financial performance metrics: (1) local currency sales growth, (2) operating profit, (3) gross margin percentage and (4) working capital percentage. These performance metrics were selected for the following reasons:

•

Local currency sales growth reflects both increases in market share and sales expansion, which drives increases in gross profit. By measuring achievement exclusive of currency fluctuations, this goal helps to ensure that we are rewarding real incremental growth.

•

An increase in operating profit (in dollar terms) encourages the management of gross profit dollars against operating expenses. Achieving this goal helps provide the Company with the funding to reinvest in the business to drive future growth.

•	Improvement in gross margin percentage is an important measure for analyzing our ability to effectively recover increases in the cost of raw materials, cost discipline and operating efficiencies.

•	Improvements in working capital drive better operating cash flow generation. For this purpose, we define working capital as inventories and trade accounts receivable less trade accounts payable.

For 2014, the weighting assigned to each of the financial performance metrics was as follows:

	Corporate Participants(1)		Business Unit Participants(2)
Performance Metric	Corporate Weighting	Bus. Unit Weighting	Corporate Weighting	Bus. Unit Weighting	Total Weighting
Local Currency Sales Growth	40%	0%	20%	20%	40%
Operating Profit	30%	0%	15%	15%	30%

Gross Margin Percentage	15%	0%	0%	15%	15%
Working Capital Percentage	15%	0%	15%	0%	15%

Total	100%	0%	50%	50%	100%

(1)	CEO, former and interim CFO and General Counsel.

(2)	Our Group Presidents. Prior to his promotion, Mr. Haeni’s weighting was 30% Corporate performance and 70% Business Unit performance.

The 2014 weightings for corporate and business unit participants remained unchanged, and continue to assign greater weight to local currency sales growth and operating profit goals because the Committee believes that these two performance metrics are the most relevant measures of overall annual Company performance and are key to driving sustained long-term growth.

Determination of 2014 Performance Levels:    In determining our 2014 AIP performance threshold, target and maximum levels, the Committee considered our annual targets for 2014, our 2013 actual results, payout trends over the prior three-year and five-year periods and the pro forma impact of the Aromor acquisition. The performance target level was set in line with our 2014 budget and above our 2013 actual results, and the threshold performance target level was set above the low end of our Company’s long-term strategic growth targets.

2014 Corporate and Business Unit AIP Performance:    Our actual performance against our 2014 AIP corporate financial metrics is set forth in the tables below. In establishing AIP financial performance metrics and in determining actual achievement against performance metrics, we eliminated the net impact of certain non-core expenses and non-core gains in order to reflect our fundamental operating results. For 2014, the AIP target performance levels and actual achievement against the target performance levels excluded costs or income associated with (i) the closing of our Fragrance ingredients plant in Augusta, Georgia, (ii) plant closings, partial closings and relocations in Asia, (iii) unbudgeted mark-to-market adjustments related to our Deferred Compensation Plan, (iv) compensation costs incurred in connection with the CEO transition and other senior management changes, (v) unbudgeted expenses in connection with litigation matters, (vi) the impact of the Aromor acquisition, and (vii) certain tax-related items (together, the “2014 non-core items”). Similarly, we excluded the effects of incentive compensation provisions in calculating gross margin performance in order to better focus on the underlying operating performance of our product portfolio. The Committee believes that the necessary self-funding of incentive compensation payments is covered in the operating profit component of the AIP program.

Corporate Performance

The table below reflects the 2014 AIP financial metrics, their respective targets and the payouts earned for each metric and overall by each of Messrs. Fibig, Tough, Berryman and O’Leary and Ms. Chwat, who were all evaluated solely on corporate performance.

Performance Metric	Threshold	Target	Maximum	Actual	Award Payout (as % of Target)	Corporate Weighting	Total Weighted Award
Local Currency Sales Growth	4.0%	6.8%	9.6%	5.2%	57.1%	40%	22.9%
Operating Profit	$583M	$613M	$643M	$612M	98.3%	30%	29.5%

Gross Margin	43.1%	44.6%	46.1%	44.6%	100.0%	15%	15.0%
Working Capital	30.8%	29.3%	27.8%	29.1%	116.0%	15%	17.4%
Total Award (as % Target)	25%	100%	200%	—	—	100%	84.7%

During 2014, our corporate performance was between target and maximum for two of the performance metrics, gross margin and working capital, and was between target and threshold for the remaining two performance metrics, local currency sales growth and operating profit. The actual dollar amount earned by each NEO is set forth below under “2014 Individual AIP Payouts.”

Fragrance Business Unit Performance

The table below reflects the 2014 AIP financial metrics, their respective targets and the payouts earned for each metric and overall by our Group President, Fragrance.

Performance Metric	Threshold	Target	Max.	Award Payout (as % of Target)	Bus. Unit Weight	Bus. Unit Weighted Award	Corp. %	Corp. Weighted Award	Total Weighted Award
Local Currency Sales Growth	3.9%	6.7%	9.5%	103.6%	20%	20.7%	20%	11.4%	32.1%
Operating Profit	$308M	$322M	$345M	158.5%	20%	31.7%	10%	9.8%	41.5%

Gross Margin	43.3%	44.8%	46.3%	113.3%	15%	17.0%	0%	0%	17.0%
Working Capital	34.6%	32.9%	31.2%	135.6%	15%	20.3%	0%	0%	20.3%
Total Award (as % Target)	25%	100%	200%	—	50%	—	50%	—	110.9%

During 2014, our Fragrance business unit performance was between target and maximum for each business unit performance metric. The actual dollar amount earned by our Group President, Fragrance is set forth below under “2014 Individual AIP Payouts.”

Flavors Business Unit Performance

The table below reflects the 2014 AIP financial metrics, their respective targets and the payouts earned for each metric and overall by our Group President, Flavors.

Performance Metric	Threshold	Target	Max.	Award Payout (as % of Target)	Bus. Unit Weight	Bus. Unit Weighted Award	Corp. %	Corp Weighted Award	Total Weighted Award
Local Currency Sales Growth	4.4%	7.2%	10.0%	0.0%	20%	0.0%	20%	11.4%	11.4%
Operating Profit	$335M	$351M	$376M	39.8%	20%	8.0%	10%	9.8%	17.8%
Gross Margin	43.1%	44.6%	46.1%	80.0%	15%	12.0%	0%	0%	12.0%
Working Capital	26.8%	25.5%	24.2%	100.0%	15%	15.0%	0%	0%	15.0%
Total Award (as % Target)	25%	100%	200%	—	50%	—	50%	—	56.2%

During 2014, our Flavors business unit performance was at target for working capital, between target and threshold for operating profit and gross margin, and was below threshold for local currency sales growth. The actual dollar amount earned by our Group President, Flavors is set forth below under “2014 Individual AIP Payouts.”

2014 Individual AIP Payouts

The AIP payout for 2014 for the NEOs, based on the actual achievement of each of the financial performance metrics, is included under the heading “Grants of Plan-Based Awards” in this proxy statement. Based on the Corporate and Business Unit performance outlined in the tables above, 2014 AIP payouts were as follows:

	2014 AIP Target ($)	2014 Payout
Executive		As % of Target	Award ($)
Andreas Fibig (1)	$1,440,000	85%	$407,673
Douglas D. Tough (2)	$1,440,000	85%	$1,119,432
Richard O’Leary (3)	$150,395	85%	$130,296
Kevin C. Berryman (4)	$440,000	0%	$0
Nicolas Mirzayantz	$432,000	105%	$454,464
Matthias Haeni (5)	$368,000	68%	$247,998
Anne Chwat	$279,000	85%	$236,313

(1)	Reflects Mr. Fibig’s AIP target on an annualized basis. The actual 2014 AIP payout was calculated on a pro rata basis to reflect his appointment as CEO effective as of September 1, 2014.

(2)	Mr. Tough’s actual 2014 AIP payout was pro-rated to reflect his termination of employment effective as of December 1, 2014.

(3)	Mr. O’Leary’s actual 2014 AIP payment was calculated based on his actual salary received in 2014.

(4)	Mr. Berryman was not eligible to receive any 2014 AIP payout as a result of his resignation.

(5)	Reflects Mr. Haeni’s AIP target as Group President, Flavors, on an annualized basis. His actual 2014 AIP payout was calculated based on his prior AIP target as Regional General Manager for Flavors EMEA from January 1, 2014 through March 31, 2014 and the above AIP target from April 1, 2014 through December 31, 2014.

Long-Term Incentive Plan

We believe that LTIP awards reward our executive officers, including our NEOs, for financial results and align their interests with the interests of our shareholders. Annually, the Committee reviews the LTIP to determine (1) the metrics that should be used to encourage long-term success, (2) the weightings that should be applied to such metrics and (3) the annual and cumulative targets for such metrics. The Committee believes that commencing a new three-year LTIP cycle each year helps to (i) provide a regular opportunity to re-evaluate long-term metrics, (ii) align goals with the ongoing strategic planning process and (iii) reflect changes in our business priorities and market factors. The Committee also annually sets a total LTIP target award for each NEO, which reflects the total LTIP value a NEO has the opportunity to receive at the end of the three-year cycle if we meet all our targets. To the extent that we meet the minimum target financial goals or the maximum financial goals, the actual payout to the NEO could be significantly less or more than the total LTIP target award.

Performance Segments.    Given the difficulty in setting long-term goals in current volatile global economic environments, the Committee believes that the LTIP should continue to comprise four performance segments, consisting of three annual performance segments (Year 1, Year 2 and Year 3) and a cumulative segment covering the three-year period. In each performance segment, 25% of the total LTIP target award is earned.

Performance Metrics.    During the three annual performance segments, Company performance is measured against two equally-weighted financial metrics, TSR and EP. We believe that evaluating EP helps us identify the sources and drivers of value across our businesses and that EP growth is closely linked to the creation of long-term shareholder value. EP measures operating profitability after considering (i) all our revenues and operating costs, (ii) income taxes and (iii) a charge for the capital employed in the business. Capital employed primarily consists of working capital, property, plant and equipment, and intangible assets. The capital charge is determined by applying the estimated weighted average cost of capital (“WACC”) to the adjusted average invested capital employed (including changes and/or loss provisions associated with non-operating events such as restructurings and tax or litigation settlements) during the relevant period. The estimated WACC rate is the blended average cost of our debt and equity capital. In determining the EP target for the 2014 LTIP, the Committee considered our annual targets for 2014, our 2013 actual results, payout trends over the prior three-year and five-year periods and the pro forma impact of the Aromor acquisition.

For the cumulative performance segment, Company performance continues to be measured by TSR. The Committee believes that TSR, as compared to other public companies in which shareholders may choose to invest, is a good indicator of our overall long-term performance, and directly ties our executives’ compensation opportunity to our share price appreciation and dividend payments relative to a major large-cap index.

TSR is calculated by measuring the change in the market price of stock plus dividends paid (assuming the dividends are reinvested) for the Company and the S&P 500 companies over the performance period. The market price for purposes of calculating the TSR of the Company and the S&P 500 on each year-end or cycle-end date is determined based on the average closing price per share of each company’s common stock over the period of 20 consecutive trading days preceding that date, as reported by S&P Capital IQ.

For each of the three annual performance segments, each of the goals for EP and TSR is set at the beginning of each annual performance segment and is equally weighted. For the cumulative segment, the TSR goal is set at the beginning of the three-year cycle.

The table below sets forth the relative weightings of each metric for each of our current LTIP cycles:

Segment	Economic Profit (EP) Growth	Total Shareholder Return (TSR) relative to the S&P 500	Total Weighting of Segment
Year 1	12.5%	12.5%	25%
Year 2	12.5%	12.5%	25%
Year 3	12.5%	12.5%	25%
Cumulative Segment (Year 1-Year 3)	0%	25%	25%
Total LTIP Cycle	37.5%	62.5%	100%

At the end of each year, the Committee reviews our annual performance and cumulative performance for the newly completed three-year cycle. To the extent that our annual performance has met or exceeded the threshold annual EP goal and the threshold annual TSR goal, the Committee approves “banking” the credit that will be applied to the payout at the end of the three-year cycle. For the completed three-year cycle, the Committee approves the total payout, taking into consideration the performance for each of the prior annual performance segments.

2014-2016 LTIP Target Awards

In early 2014, the Committee approved the following total LTIP target awards to each of our NEOs (other than Mr. Fibig’s LTIP target award which was approved in May 2014 as part of his employment agreement) for the 2014-2016 performance cycle:

NEO	Total LTIP Target Award
Andreas Fibig*	$2,000,000
Douglas D. Tough*	$2,000,000
Richard O’Leary Kevin C. Berryman	$150,395 $500,000
Nicolas Mirzayantz	$500,000
Matthias Haeni	$500,000
Anne Chwat	$279,000

*	Messrs. Fibig’s and Tough’s actual LTIP awards were pro-rated to reflect their partial year of employment.

The Committee set the cumulative three-year TSR goal for the 2014-2016 LTIP cycle at the same level that had been set for the prior year’s LTIP cycle, as follows:

Criteria	Threshold (25%)	Target (100%)	Maximum (200%)
Cumulative TSR vs. S&P 500	35th percentile	55th percentile	75th percentile

For the 2014-2016 LTIP cycle, the Committee determined that 50% of the value of any payouts would be paid in cash and 50% would be paid in shares, consistent with the 2012-2014 and 2013-2015 LTIP cycles. The Committee believes that paying 50% of the LTIP value in shares creates a stronger alignment between executives and shareholders, and provides additional incentive for executives to achieve superior Company performance and to produce share price appreciation over the three-year performance cycle. The number of shares of our common stock for the 50% portion that would be paid in stock is determined based on the market price of the common stock at the beginning of the cycle. For the 2014 cycle, it was based on $85.51 per share, the average closing market price for the twenty trading days prior to January 2, 2014, the first stock trading day of the cycle. At the conclusion of each of the first two annual performance segments, the dollar value and number of shares will be “banked” based on the performance of each such segment. When the final performance segment and the three-year cycle are concluded and the LTIP payouts are approved by the Committee, the cumulative dollar value and cumulative number of shares will be paid to the executive.

Annual LTIP Goals and 2014 LTIP Performance

In early 2014, the Committee also set the threshold, target and maximum 2014 annual EP goal and maximum annual TSR goal which applies to each of the three current LTIP performance cycles, as follows:

Criteria	Threshold (25%)	Target (100%)	Maximum (200%)
EP	$244M	$266M	$289M
Annual TSR vs S&P 500	35th percentile	55th percentile	75th percentile

LTIP Cycle Performance

For the 2014 segment of each of the 2012-2014, 2013-2015 and 2014-2016 LTIP cycles, our EP of $274 million, as adjusted for 2014 non-core items, was between the target and maximum performance level. As a result, our NEOs earned approximately 133.3% of the EP goal for the year. Our TSR for 2014 was at the 57th percentile, and as a result, our NEOs earned approximately 111.5% of the TSR goal for the 2014 segment. The LTIP award earned and “banked” for the 2014 segment of the 2013-2015 and 2014-2016 LTIP cycles was therefore equal to approximately 122.4% of target.

2012-2014 LTIP Payout

As noted above, our NEOs earned approximately 133.3% of the EP goal for 2014, and our TSR for 2014 was at the 57th percentile, resulting in our NEOs earning approximately 111.5% of the TSR goal for the 2014 segment. Our cumulative TSR was positioned at approximately the 68th percentile versus the S&P 500, which equates to a payout of 166.0% of target.

The overall payout for the 2012-2014 LTIP cycle was approximately 146.4% of target, based on the following EP and TSR results against objectives, as determined by the Committee.

Segment	Segment Weighted EP Result	Segment Weighted TSR Result	Combined Segment Weighted Result	Segment Weighting	Overall Result
2012	129%	198%	163.5%	25.00	40.9%
2013	191%	77%	133.8%	25.00	33.4%
2014	133%	112%	122.4%	25.00	30.6%
Cumulative	—	166%	166.0%	25.00	41.5%

Total				100.00	146.4%

The LTIP payout for the 2012-2014 performance cycle for the NEOs, based on the actual achievement of quantitative objectives, is discussed in greater detail following the Grants of Plan-Based Awards Table.

During the 2014 segment of the 2012-2014 LTIP performance cycle, EP grew approximately 13%. For the LTIP performance cycles that concluded in 2010 through and including 2014, the actual overall corporate percentage payout under the LTIP against those long-term cycle performance goals ranged from approximately 105% to 150%, with an average payout of 130% over the five LTIP performance cycles.

Equity Choice Program

We believe that equity is a key component of our long-term incentive compensation as it (1) provides participants with a meaningful stake in the Company, thereby aligning their interests more closely with shareholders, (2) encourages participants to focus on long-term success and (3) helps to attract and retain top talent. We believe that our ECP is an effective vehicle to encourage ownership as it provides participants the flexibility to allocate their award among three types of equity.

Annually our Committee determines the dollar range of ECP awards for each level of participating executive based on peer group and long-term incentive practices survey data, a review of the competitiveness of the combined value of the ECP awards and LTIP awards with market practices and other factors that it deems appropriate. For 2014, these ranges were as follows:

	Lower Limit	Midpoint	Upper Limit
CEO	$750,000	$1,500,000	$2,250,000
Group Presidents and former CFO	$250,000	$500,000	$750,000
General Counsel	$175,000	$350,000	$525,000

The Committee then approves the actual dollar award to be granted to each NEO other than the CEO, and recommends to the independent members of the Board for approval the actual dollar award for the CEO. All ECP awards are generally subject to a vesting period of approximately three years. The Committee believes this vesting period is an attractive tool for recruiting, motivating and retaining executive talent and encourages alignment with shareholders by reinforcing investment and ownership in our Company by our executives.

ECP participants, including all of our NEOs, may choose from three types of equity award grants (1) Purchased Restricted Stock (“PRS”), (2) stock settled appreciation rights (“SSARs”), and (3) Restricted Stock Units (“RSUs”). PRS is assigned an adjustment factor of 120% to provide incentive to participants to invest in and accumulate shares to promote retention and increase alignment of participants’ interests with those of our shareholders. Elections are made in 5% increments. Based on the participant’s election, a participant’s dollar award value is converted into PRS, SSARs or RSUs on the grant date based on the market price of our common stock on such date.

The table below sets forth each of the three types of equity awards offered and their adjustment factor. During 2014, ECP participants, including all of our NEOs, made choices based on the differences among the equity award types described below.

Types of Equity	Description of Equity Type	Adjustment Factor
PRS

PRS are restricted shares of our stock (or restricted stock units for non-U.S. participants) which the Company grants as a match against shares of our stock purchased at full value by an ECP participant on the grant date. As an incentive to promote share accumulation and direct investment in our stock, there is a 20% adjustment upward of the award value if PRS is elected. If an ECP participant chooses PRS, then he or she must write a check (or deliver shares with an equivalent value) for the dollar amount of the ECP award (including the 20% adjustment) that he or she is electing to receive in PRS. Upon receipt of the funds by the Company, the ECP participant receives a matching number of PRS shares or RSUs from the Company.

During the restricted period, a PRS holder has the same rights as an ordinary shareholder including the right to vote and dividend rights (or dividend equivalents in the case of non-U.S. participants). On the vesting date, which is approximately three years from the date of grant, PRS shares become unrestricted. PRS shares are the most rapid way for participants to accumulate and build share ownership based on the participant’s direct investment in our stock.

		120%
SSARs	SSARs are a contractual right to receive the value, in shares of Company stock, of the appreciation in our stock price from the SSAR grant date to the date the SSAR is exercised by the participant. As an approximation of binomial stock option valuation methods used under ASC Topic 718 (as used for financial reporting purposes), participants receive a number of SSARs equivalent to 4.5	100%

Types of Equity	Description of Equity Type	Adjustment Factor

times the elected SSAR award value divided by the grant price. SSARs provide upside potential for share accumulation and alignment with shareholders because SSARS only have value if the stock price increases after the grant date. The adjustment factor for SSARs is 1.0.

SSARs become exercisable on a stated vesting date, which is approximately three years from the grant date, and expire on the seventh anniversary of the grant date. SSARs do not require a financial investment by the SSAR grantee.

RSUs	RSUs are our promise to issue unrestricted shares of our stock on the stated vesting date, which is approximately three years from the grant date. The adjustment factor for RSUs is 1.0. RSUs do not require a financial investment by the RSU grantee.	100%

As an example of how the ECP offers the participant a range of outcomes, the following table shows the different number of shares and values to the participant at vesting for an ECP award of $500,000. For all three choices, vesting occurs approximately three years from the grant date:

Assumes a Common Share Value of $100.00 at Award(1)
	PRS(2)	SSARs(3)	RSUs
Award Value	$500,000	$500,000	$500,000
Adjustment Factor	1.2	1.0	1.0
Post-Factor Value	$600,000	$500,000	$500,000
Participant Required Investment	$600,000	—	—
Award Shares/SSARs At Grant Date	6,000 Shares	22,500 SSARs	5,000 Shares
Dollar Value of Award At Vesting/Exercise (Assuming 8% Compounded Annual Stock Price Increase) (2)	$755,827	$584,352	$629,856
Dollar Value of Award At Vesting/Exercise (Assuming 8% Compounded Annual Stock Price Decrease)	$476,299	$0	$396,916

(1)	Share values and share value increase/decrease are used in this table are for illustrative purposes only and are not intended as forecasts of future stock price performance.

(2)	PRS values at grant and vesting include the participant’s appreciation or loss on the required investment in addition to the value of the granted restricted stock. The values exclude dividends.

(3)	The examples above illustrate value delivered for each ECP grant form over the approximate three-year vesting period. However, SSARs are only taxable when the SSAR is exercised. Participants may choose to hold their SSARs longer than the three-year vesting period (up to the full seven-year contractual term) and continue to participate in future stock price appreciation, if any.

2014 Equity Choice Program Awards

In January 2014, the Committee approved the 2014 ECP values awarded to each executive, including our NEOs, with an effective grant date of May 13, 2014. The period of time between approval of ECP values and the actual grant date gives ECP participants time to make their irrevocable ECP elections and to arrange finances for the purchase of PRS if so elected. The Committee determined that the 2014 ECP grants would vest on April 13, 2017, which is slightly less than three years from the grant date, to enable participants to use vested PRS shares to acquire new PRS shares in 2017, to the extent granted.

For 2014, similar to prior years, the actual amount of each ECP awarded to Messrs. Tough, Berryman and Mirzayantz and Ms. Chwat was based on an evaluation of the NEO’s individual performance, long-term potential and market factors, including retention considerations. The ECP awards granted in 2014 to each of our NEOs were at or above the awards received in 2013. For 2014, the Committee increased the ECP Award of Messrs. Berryman and Mirzayantz and Ms. Chwat, reflecting their high level of performance and to provide a total 2014 long-term award opportunity (ECP award plus 2014 LTIP target award) that was fully competitive with market benchmarks. As part of his compensation package, Mr. Fibig received a pro-rated ECP award of $750,000, which will vest in 2017, and a one-time ECP award of $500,000, which will vest in 2015. The actual value of these awards will depend on future stock price performance.

The following table shows the ECP dollar award value approved by the Committee for each NEO during 2014 and the percentage and adjusted dollar value after application of the adjustment factor of each type of award elected by each NEO:

	2014 Unadjusted ECP Award	PRS Election		RSU Election
		Percent Election	Adjusted Value	Percent Election	Adjusted Value
Adjustment Factor			120%		100%
Andreas Fibig (1)	$750,000	0%	$0	100%	$750,000
Douglas D. Tough	$2,000,000	100%	$2,400,000	0%	$0
Richard O’Leary (2)	$225,000	100%	$270,000	0%	$0
Kevin C. Berryman	$650,000	100%	$780,000	0%	$0
Nicolas Mirzayantz	$650,000	100%	$780,000	0%	$0
Matthias Haeni (2)	$300,000	100%	$360,000	0%	$0
Anne Chwat	$450,000	100%	$540,000	0%	$0

(1)	Mr. Fibig also received a one-time ECP award of $500,000 that is not reflected in the above table. Mr. Fibig elected PRS for this one-time ECP award.

(2)	Mr. O’Leary’s and Mr. Haeni’s ECP awards were made in connection with their prior roles as Vice President and Controller, and Regional General Manager for Flavors Europe, Africa and the Middle East, respectively.

The actual equity award grants to each NEO, based on the above elections, are identified in the Grants of Plan-Based Awards Table. Information on prior ECP awards that vested in 2014 can be found in the Options Exercised and Stock Vested Table.

Indirect Compensation

Deferred Compensation Plan

As part of our compensation program, we offer U.S.-based executives and other senior employees an opportunity to participate in our DCP. Pursuant to the terms of the DCP, we provide the same level of matching contributions to our executive officers that are available to other employees under our 401(k) savings plan. We also use the DCP to encourage executives to acquire deferred shares of our common stock that are economically equivalent to ownership of our common stock but on a tax-deferred basis. We do this to encourage executives to be long-term owners of a significant equity stake in the Company and to enhance the alignment between the interests of executives and those of our shareholders.

Our costs in offering the DCP consist of the time-value of money costs, the cost of the matching contribution that supplements the 401(k) savings plan, administrative costs and a 25% premium for cash deferred in an executive’s DCP account contingent on the executive remaining employed by the Company (other than for retirement) for the full calendar year following the year when such deferral is made. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive.

Additional information about the DCP and supplemental matching contributions and premiums on cash deferrals under the DCP made for NEOs may be found below under “2014 Non-Qualified Deferred Compensation.”

Perquisite Program

Our NEO perquisites program offers non-monetary benefits that are competitive and consistent with the marketplace as determined through a market study conducted by our independent compensation consultant. Under the perquisites program, executives are eligible to receive certain benefits including:

•	Company car or car allowance;

•	Annual physical exam;

•	Financial planning (up to approximately $10,000 per year);

•	Tax preparation and estate planning (up to $4,000 over a three-year period); and

•	Health club membership (up to $3,000 annually).

As discussed above, as part of the terms of his employment, Mr. Haeni is also entitled to certain transitional assistance associated with his tax, housing and retirement savings for a limited period with such benefits declining annually.

The Committee believes that the total value of our perquisites program is reasonable. Additional details concerning perquisites are included in the footnotes to the All Other Compensation Table.

Executive Severance Policy

In 2014, the Committee and the Board engaged in an extensive review of our ESP and our outside consultants performed peer benchmarking. As a result of this review, in late 2014, the Committee and the Board amended the ESP to further align it with current market and corporate governance best practices.

The ESP provides severance and other benefits to executives whose employment is terminated not for cause or in the event of a termination by the executive for good reason in connection with a change in control of the Company and, in the case of the NEOs (other than Mr. O’Leary), for good reason not in connection with a change in control. This policy helps us in competing with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated by us in cases in which the executive has not engaged in misconduct. The level of severance pay under the ESP is based on a tier system and each executive’s assigned tier is based on the executive’s grade level. All our NEOs are in Tier I other than Mr. O’Leary, who is in Tier II. The specific severance pay by tier was developed with the assistance of our independent compensation consultant and determined by the Committee. Our CEO receives severance of 24 months in the event he is terminated without cause or for good reason prior to or more than two years after a change in control and 36 months in the event he is terminated without cause or good reason within two years after a change in control. Our other NEOs receive severance of 18 months for Tier I, or 12 months for Tier II, in the event he or she is terminated without cause or for good reason prior to or more than two years after a change in control and 24 months for Tier I, or 18 months for Tier II, in the event he or she is terminated without cause or good reason within two years after a change in control. We believe that the ESP provides a level of severance pay and benefits that is within a range of competitive practice of our peer group companies.

A discussion of our ESP and the payments that each of our NEOs would have been eligible to receive had a covered termination occurred as of December 31, 2014 is set forth below under “Potential Payments upon Termination or Change in Control.”

Executive Death Benefit Plan

Our Executive Death Benefit Plan provides participants, including each of the NEOs (other than Mr. O’Leary), with a pre-retirement death benefit equal to twice the participant’s annual base salary less $50,000 (the death benefit provided by our basic group term life insurance plan for employees and retirees). The plan also provides a death benefit post-retirement, or pre-retirement after attaining age 70, equal to the participant’s base salary for the year in which the participant retires or reaches the age of 70, assuming the participant was an executive officer, less $12,500 of group coverage for retired participants and less $50,000 for senior participants (those who have attained the age of 70 and remain employed with the Company).

Supplemental Long Term Disability

We offer our U.S.-based employees Long Term Disability (“LTD”) coverage at Company expense, which provides a benefit, calculated as a percentage of base salary, in the case of full disability. Under our group plan, the maximum base salary is $300,000, and the maximum monthly benefit is $15,000. We also offer Supplemental LTD insurance to provide a maximum monthly benefit of $25,000 for U.S.-based employees, including our NEOs, who earn a base salary plus bonus in excess of the maximum base salary of $300,000 under our group plan. The Supplemental LTD insurance premium, like our basic group LTD policy, is fully paid by the Company and is taxable income to employees upon receipt of the benefit.

Clawback Policy

In early 2014, the Committee and Board expanded the scope of our compensation recoupment, or clawback, policies. The triggers for recovery of compensation were amended to include financial misstatements, without regard to fault, and an employee’s willful misconduct or violation of a Company policy that is materially detrimental to the Company. All compensation under our 2010 Stock Award and Incentive Plan and the proposed 2015 Stock Award and Incentive Plan, including AIP, LTIP, ECP and other cash and equity awards is subject to clawback, as well as payments made under our ESP.

Tax Deductibility

We generally attempt to structure executive compensation to be tax deductible. However, the Committee also believes that under some circumstances, such as to attract or to retain key executives, to recognize outstanding performance or to take into account the external business environment, it may be important to compensate one or more key executives above tax deductible limits.

2015 Compensation Actions

In February 2015, the Committee approved changes to our 2015 AIP. A fifth performance metric, individual performance, was added and the weightings among these five metrics were modified. For our 2015 AIP, (i) the performance metrics for corporate participants will be weighted as follows (1) local currency sales growth — 40%, (2) operating profit — 25%, (3) gross margin — 15%, (4) working capital — 10% and (5) individual performance — 10% and (ii) the performance metrics for business unit participants will be weighted as follows: local currency sales growth — 40% (30% on business unit basis, 10% on consolidated basis), (2) operating profit — 25% (15% on business unit basis. 10% on consolidated basis), (3) gross margin — 15%, (4) working capital — 10% and (5) individual performance — 10%.

Non-GAAP Reconciliation

This Compensation Discussion and Analysis includes the following non-GAAP financial measures: local currency sales, adjusted operating profit and adjusted earnings per share. Please see Exhibit A of this proxy statement for a reconciliation of such metrics.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee

J. Michael Cook (Chair)

Marcello V. Bottoli

Roger W. Ferguson, Jr.

Christina Gold

Alexandra A. Herzan

VIII. PROPOSAL III — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd- Frank Act”) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, often referred to as “Say on Pay.”

As discussed in detail in the Compensation Discussion and Analysis and the compensation tables and narratives that follow, the compensation program for our NEOs is designed (i) to attract, retain and motivate our executives who are critical to our success, (ii) to reward achievement of both annual and long-term performance goals and (iii) to align the interests of our executives with those of our shareholders. Pursuant to our compensation program, an average of 78% of our NEOs’ 2014 target total direct compensation is considered “variable” and tied to our Company’s performance based on a number of financial goals and Company stock price performance and dividend return (TSR).

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and rewarding the achievement of financial and operational performance metrics that build shareholder value. This balance is evidenced by the following:

•	Our AIP rewards the achievement of our annual performance objectives by providing awards based on the attainment of four financial performance metrics: (1) local currency sales growth, (2) operating profit, (3) gross margin and (4) working capital.

•	Our LTIP rewards solid Company performance by providing awards based on (i) EP and (ii) our annual and cumulative TSR performance relative to the S&P 500. In addition, the LTIP aligns our executives’ interests with those of our shareholders by paying 50% of the earned award in shares of our common stock.

•	Our ECP incentivizes our executives to create value for our shareholders by providing equity-based compensation and encouraging direct investment by our executives.

•	We require our NEOs to meet certain stock ownership guidelines under our Share Retention Policy to promote alignment of our executives’ interests with those of our shareholders and to discourage excessive risk taking for short-term gains.

For additional information on the compensation program for our NEOs, including specific information about compensation in 2014, please see the information in this proxy statement under the heading “Compensation Discussion and Analysis,” along with the compensation tables and narrative descriptions that follow.

We provide our shareholders with the opportunity to cast the Say on Pay vote on an annual basis. In accordance with the Dodd-Frank Act, the Say on Pay vote will be an advisory vote regarding our Company’s NEO compensation program generally and does not examine any particular compensation element individually. Because the Say on Pay vote is advisory, it is not binding on our Company, our Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Accordingly, we will ask our shareholders to vote on the following resolution at the 2015 Annual Meeting:

“RESOLVED, that, the compensation paid to the Company’s NEOs, as disclosed in this proxy statement for our 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

The Board of Directors believes the compensation of our NEOs is appropriate and promotes the best interests of our shareholders and therefore recommends that shareholders vote FOR approval of this resolution.

IX. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation for:

•	our current and former CEO;

•	our interim and former CFO; and

•	our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2014.

We refer to the executive officers included in the Summary Compensation Table as our NEOs. A detailed description of the plans and programs under which our NEOs received the following compensation can be found in this proxy statement under the heading “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($) (5)	Bonus ($)	Stock Awards ($) (6)(7)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($) (8)(9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (10)	All Other Compensation ($) (11)	Total ($)

Andreas Fibig (1)	2014	400,000	1,000,000	2,244,414	—	760,534	—	134,027	4,538,975
Chairman and CEO

Douglas D. Tough (2)	2014	1,223,940	—	3,459,650	—	2,365,602	—	384,409	7,433,601
Former Chairman and CEO	2013	1,200,000	—	3,406,991	—	3,487,602	—	307,631	8,402,224
	2012	1,200,000	—	3,158,257	—	3,451,664	—	387,697	8,197,618

Richard O’Leary	2014	302,872	—	349,635	—	225,148	—	86,897	964,552
Interim CFO

Kevin C. Berryman (3)	2014	547,198	—	2,998,513	—	—	—	301,139	3,846,850
Former Executive Vice President and CFO	2013	525,000	—	946,526	—	936,467	—	141,005	2,548,998
	2012	512,500	—	800,623	82,580	896,236	—	180,255	2,472,194

Nicolas Mirzayantz	2014	532,500	—	2,998,513	—	762,039	303,665	163,172	4,759,889
Group President, Fragrances	2013	510,000	—	946,526	—	1,000,974	(96,591)	122,110	2,483,019
	2012	505,000	—	824,602	—	873,518	201,264	161,201	2,565,585

Matthias Haeni (4)	2014	445,653	—	624,912	—	407,888	—	485,920	1,964,373
Group President, Flavors

Anne Chwat	2014	465,000	—	708,594	—	419,022	—	562,425	2,155,041
General Counsel	2013	461,250	—	650,471	—	606,067	—	144,650	1,862,438
	2012	450,000	22,500	554,769	—	540,003	—	200,243	1,767,515

(1)	Mr. Fibig was appointed CEO effective September 1, 2014. The amounts in the Salary and Non-Equity Incentive Plan Compensation columns represent prorated amounts based on his partial year of service. The amount in the Bonus column represents the cash bonus paid to Mr. Fibig in connection with his hiring, as further described above in “Compensation Discussion and Analysis — Compensation Setting Process — New Executive Officer Compensation.”

(2)	Mr. Tough retired as our CEO in 2014. The 2014 amount in the Salary column includes a lump sum payment equal to his salary for the month of December and accrued vacation paid to Mr. Tough upon his retirement.

(3)	Mr. Berryman resigned effective December 18, 2014. As a result of his resignation, Mr. Berryman forfeited a special retention grant of 20,000 RSUs with a grant date fair market value of $1,953,600.

(4)	Mr. Haeni was appointed our Group President, Flavors effective April 1, 2014. Prior to his appointment, Mr. Haeni served as Regional General Manager for Flavors EAME. The amounts reflected include amounts earned by Mr. Haeni in 2014 in both positions. Compensation amounts for Mr. Haeni that were earned prior to his relocation to the U.S. were calculated at a rate of 1 SGD=$0.77 USD, which was the effective year-end rate.

(5)	The 2014 amounts in this column include (i) the following amounts deferred under the DCP: Mr. Fibig — $32,000; Mr. O’Leary — $18,129; Mr. Berryman — $42,174; Mr. Mirzayantz — $53,250; and Ms. Chwat — $139,500, and (ii) the following amounts deferred under the Retirement Investment Fund Plan (401(k)): Mr. Fibig — $23,000; Mr. Tough — $23,000; Mr. O’Leary — $23,000; Mr. Berryman — $23,000; Mr. Mirzayantz — $23,000; and Ms. Chwat — $23,000.

(6)	The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during each respective fiscal year, calculated in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs, PRS, SSARs, options and LTIP equity incentive compensation may be found in Note 11 to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The grant date fair value attributable to the 2014-2016 LTIP cycle awards included in the Stock Awards column pertains to the 50% portion of those awards that will be payable in our common stock if the performance conditions are satisfied and is based on the probable outcome of such conditions. The value of these awards at the grant date if the maximum level of performance conditions were to be achieved is as follows: Mr. Fibig — $1,649,439; Mr. Tough — $2,119,284; Mr. O’Leary — $159,366; Mr. Berryman — $529,821; Mr. Mirzayantz — $529,821; Mr. Haeni — $529,821; and Ms. Chwat — $295,640. The actual number of shares earned by the NEOs for the completed 2012-2014 LTIP cycle, for the 2014 segment of the 2013-2015 LTIP cycle, and for the 2014 segment of the 2014-2016 LTIP cycle can be found in the narrative following the Grants of Plan-Based Awards Table under the heading “Long-Term Incentive Plan.”

(7)	The grant date fair value attributable to PRS awards included in the Stock Awards column pertains to the value of the matching portion of the award. Not reflected in this column is the value of shares delivered or cash paid by NEOs to purchase shares in fiscal year 2014 for the participant’s portion of the PRS award. The following NEOs purchased the number of shares of PRS indicated in fiscal year 2014, in each case at a price per share equal to the closing stock price on the date of grant: Mr. Fibig — $599,954 for 6,373 shares; Mr. Tough — $2,400,008 for 24,440 shares; Mr. O’Leary — $269,952 for 2,749 shares; Mr. Berryman — $780,003 for 7,943 shares; Mirzayantz — $780,003 for 7,943 shares; Mr. Haeni — $360,001 for 3,666 shares; and Ms. Chwat — $540,002 for 5,499 shares. As discussed in the Compensation Discussion and Analysis, participants in our ECP are permitted to satisfy the purchase price of PRS shares by tendering shares of our common stock or paying cash. Of the NEOs, all but Mr. Fibig tendered shares to satisfy the purchase price for the 2014 PRS shares.

(8)	The 2014 amounts in this column include the following amounts earned under the 2014 AIP: Mr. Fibig — $407,674; Mr. Tough — $1,119,432; Mr. O’Leary — $130,296; Mr. Mirzayantz — $454,464; Mr. Haeni — $247,998; and Ms. Chwat — $236,313. Mr. Berryman’s AIP payout was forfeited upon his resignation.

(9)	LTIP cycles have four performance segments related to each year in the three-year LTIP cycle and the cumulative results for the full three-year cycle. Any amounts earned under a performance segment are credited on behalf of the executive at the end of the relevant segment, but such credited amounts are not paid until the completion of the three-year LTIP cycle. Upon completion, one-half of any award earned for a completed LTIP cycle is paid in cash and the remaining half is paid in shares of our common stock. The cash portion of the NEOs’ credited awards is reported in this column for the year in which such amount was earned, rather than in the year in which such award is actually paid. The amounts in this column related to 2014 include the amounts earned and credited for the 2014 segment of the 2013-2015 and 2014-2016 LTIP cycles and the following amounts earned for the 2014 and cumulative segments under the completed 2012-2014 LTIP cycle: Mr. Fibig — $148,330; Mr. Tough — $684,476; Mr. O’Leary — $49,567; Mr. Mirzayantz — $162,225; Mr. Haeni — $57,541; and Ms. Chwat — $97,335. Mr. Berryman’s LTIP banked under all outstanding cycles was forfeited upon his resignation.

(10)	The amounts in this column represent the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our U.S. Pension Plan (our qualified defined benefit plan) and our Supplemental Retirement Plan (our non-qualified defined benefit plan). Earnings in the interest bearing account in the DCP were not above-market, and earnings in other investment choices under the DCP were not preferential, and therefore are not included.

(11)	Details of the 2014 amounts set forth in this column are included in the All Other Compensation Table.

2014 All Other Compensation

	Dividends on Stock Awards ($)(1)	Company Contributions to Savings and Defined Contribution Plans($)(2)		Auto ($)(3)	Club Memberships ($)	Financial/ Estate Planning, Tax Preparation and Legal Services($)	Executive Death Benefit Program ($)(4)	Supplemental Long-Term Disability Plan ($)	Annual Physical Examination ($)	Matching Charitable Contributions($)	Relocation Expenses ($)(5)		Tax Equalization / Assistance ($)(6)		Total ($)
Andreas Fibig	—	31,150		15,517	—	8,313	—	—	—	—	59,889		19,158		134,027

Douglas D. Tough	220,963	18,200		23,711	—	25,000	78,000	4,035	4,500	10,000	—		—		384,409

Richard O’Leary	26,523	25,906		12,887	1,165	7,500	7,000	1,916	—	4,000	—		—		86,897

Kevin C. Berryman	57,328	178,110		10,726	2,409	9,850	24,000	4,216	4,500	10,000	—		—		301,139

Nicolas Mirzayantz	68,423	41,588		8,174	3,000	9,850	21,000	3,637	4,500	3,000	—		—		163,172

Matthias Haeni	9,030	65,963	(7)	1,619	—	—	—	1,460	—	—	105,597	(7)	302,251	(7)	485,920

Anne Chwat	64,448	55,523		16,637	2,699	9,262	17,000	4,216	4,500	10,000	188,400		196,342		562,425

(1)	The amounts in this column represent dividends paid during 2014 on shares of PRS.

(2)	The amounts in this column represent: (i) matching amounts paid under our Retirement Investment Fund Plan (401(k)); (ii) amounts matched or set aside under our DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law); (iii) the dollar value of premium shares credited to the accounts of participants in the DCP who elect to defer their cash compensation into the IFF Stock Fund; and (iv) for Mr. Haeni, $29,643 contributed to his European retirement plan in lieu of participation in the Company’s savings plans and an additional savings allowance of $36,320. The premium shares may be forfeited if the executive does not remain employed by our Company for the full calendar year following the year during which such shares are credited. Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Stock Fund. Dividend equivalents are included in the Aggregate Earnings in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table and are not included in the amounts represented in this column.

(3)	The amounts in this column represent the personal use of automobiles provided by our Company. The value of such use was determined by using standard IRS vehicle value tables and multiplying that value by the percent of personal use. The value of fuel was determined by multiplying the overall fuel cost by the percent of personal use. In both cases personal use percentages were determined on a mileage basis. The amounts in this column also include the cost paid by us for a parking garage and for use of our Company driver.

(4)	The amounts in this column represent costs for the corporate-owned life insurance coverage we have purchased to offset liabilities that may be incurred under our Executive Death Benefit Program. No participant in this program has or will have any direct interest in the cash surrender value of the underlying insurance policy.

(5)	The amounts in this column represent, (i) for Ms. Chwat, expenses incurred in connection with the sale of her home as part of her relocation, (ii) for Mr. Fibig, relocation expenses paid in connection with his relocation, and (iii) for Mr. Haeni, $15,597 of relocation expenses and an additional $90,000 of living allowance.

(6)	The amounts in this column represent (i) for Mr. Fibig, the tax gross up on his relocation expenses, (ii) for Mr. Haeni, a tax gross up of $15,499 on his relocation expenses, a tax equalization payment of $163,624, and a tax gross up of $123,127 on the tax equalization payment, and (iii) for Ms. Chwat, the tax gross up is on relocation expenses associated with the sale of her home.

(7)	In connection with his relocation to the United States, we agreed to provide Mr. Haeni an alternate savings program and certain transitional assistance for the four years following his relocation. In lieu of his participation in our 401(k) plan and DCP, the Company will provide Mr. Haeni an annual savings allowance equal to 11% of his annual base salary as an employer contribution to the Swiss pension plan of his choosing. In addition, the Company will provide (i) a monthly living allowance during 2014 of $15,000, decreasing by $3,000 per month for each subsequent year through 2017, (ii) tax equalization payments (which will be subject to gross-up) during 2014 equal to 100% of the difference in income taxation between Singapore and New York City, decreasing by 25% for each subsequent year through 2017, and (iii) an additional savings allowance during 2014 equal to 100% of the difference between the annual savings allowance and his previous pension payments, decreasing by 25% for each subsequent year through 2017.

Employment Agreements or Arrangements

Mr. Fibig

Pursuant to the terms of a letter agreement dated May 26, 2014 between our Company and Mr. Fibig, he became our CEO effective September 1, 2014 and Chairman of the Board as of December 1, 2014.

Under this agreement, Mr. Fibig’s employment is on an at-will basis until terminated by either party. Mr. Fibig is entitled to the following compensation under the agreement:

•	Minimum annual base salary of $1,200,000, which will increase to $1,300,000 in 2016;

•	A target AIP bonus of 120% of his base salary and a potential maximum annual bonus of 240% of his base salary (pro-rated for 2014);

•	An LTIP target of $2,000,000 and a maximum of up to 200% of the LTIP target (pro-rated for 2014); and

•	Participation in the ECP program.

In addition, Mr. Fibig received (i) a one-time ECP award of $500,000, vesting on April 1, 2015 and (ii) a sign on cash bonus of $1,000,000. The letter agreement provides for non-competition, non-solicitation, non-disclosure, cooperation and non-disparagement covenants.

Mr. Fibig’s letter agreement grants him certain rights upon termination of his employment. These rights are described in this proxy statement under the heading “Termination of Employment and Change in Control Arrangements — Other Separation Arrangements.”

Mr. Tough

Mr. Tough served as our CEO from March 1, 2010 until his retirement effective September 1, 2014, and as an employee and Chairman of the Board through December 1, 2014. Under his letter agreement with our Company, Mr. Tough’s employment was on an at-will basis and he was entitled to the following compensation under the agreement:

•	Minimum annual base salary of $1,200,000;

•	A target AIP bonus of 120% of his base salary and a potential maximum annual bonus of 240% of his base salary;

•	An LTIP target of $2,000,000 and a maximum of up to 200% of the LTIP target; and

•	Participation in the ECP program.

The letter agreement provided for non-competition, non-solicitation, non-disclosure, cooperation and non-disparagement covenants. Mr. Tough’s letter agreement granted him certain rights upon termination of his employment. Details of the amounts received by Mr. Tough upon his retirement are set forth below under the heading “Termination of Employment and Change in Control Arrangements.”

Other NEOs

None of our other NEOs is a party to a written employment agreement. Their compensation is approved by the Compensation Committee and is generally determined by the terms of the various compensation plans in which they are participants and which are described in this proxy statement more fully above in the Compensation Discussion and Analysis, in the narrative following the Grants of Plan-Based Awards Table and under the heading “Termination of Employment and Change in Control Arrangements.” In addition, their salary is reviewed, determined and approved on an annual basis by our Compensation Committee. Executives also may be entitled to certain compensation arrangements provided or negotiated in connection with their commencement of employment with our Company.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our NEOs during 2014. The amounts reported in the table under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts under Equity Incentive Plan Awards” represent the threshold, target and maximum awards under our AIP and LTIP programs. The performance conditions applicable to the AIP and LTIP are described in the Compensation Discussion and Analysis.

With regard to the AIP, the percentage of each NEO’s target award that was actually achieved for 2014 based on satisfaction of the AIP performance conditions is discussed in the Compensation Discussion and Analysis. The amount actually paid to each NEO in 2015 based on 2014 performance under the AIP is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

With regard to the LTIP, the amounts of each NEO’s award that were actually achieved for 2012-2014 based on satisfaction of the performance conditions for the 2012-2014 LTIP and the 2014 segment of each of the 2013-2015 LTIP and 2014-2016 LTIP cycles are set forth following the Grants of Plan-Based Awards Table. In addition, cash amounts earned by each NEO for the cumulative and 2014 segment of the 2012-2014 LTIP cycle and the 2014 segments of the 2013-2015 LTIP and 2014-2016 LTIP cycles are also included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. However, any cash or shares credited to a NEO based on achievement of performance conditions during a segment will not be paid until completion of the full LTIP cycle.

2014 Grants of Plan-Based Awards

Name	Type of Award(1)	Grant Date (2)	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)		Grant Date Fair Value of Stock Awards ($)(6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Andreas Fibig	AIP	9/1/2014	3/11/2014	120,329	481,315	962,630
	2014 LTIP	9/1/2014	3/11/2014	194,575	778,300	1,556,600	194,575	778,300	1,556,600			824,719
	RSU	5/13/2014	5/13/2014							1,145	(7)	107,092
	PRS	10/15/2014	3/11/2014							6,373	(8)	599,954
	RSU	10/15/2014	3/11/2014							7,967	(9)	712,648

Douglas D. Tough	AIP	2/5/2014	2/5/2014	360,000	1,440,000	2,880,000
	2014 LTIP	2/5/2014	2/5/2014	250,000	1,000,000	2,000,000	250,000	1,000,000	2,000,000			1,059,642
	PRS	5/13/2014	2/5/2014							24,440		2,400,008

Richard O’Leary	AIP	2/5/2014	2/5/2014	38,458	153,832	307,664
	2014 LTIP	2/5/2014	2/5/2014	18,800	75,198	150,396	18,800	75,198	150,396			79,683
	PRS	5/13/2014	2/5/2014							2,749		269,952

Kevin C. Berryman	AIP	2/5/2014	2/5/2014	110,000	440,000	880,000
	2014 LTIP	2/5/2014	2/5/2014	62,500	250,000	500,000	62,500	250,000	500,000			264,911
	PRS	5/13/2014	2/5/2014							7,943		780,003
	RSU	6/13/2014	6/13/2014							20,000	(10)	1,953,600

Nicolas Mirzayantz	AIP	2/5/2014	2/5/2014	108,000	432,000	864,000
	2014 LTIP	2/5/2014	2/5/2014	62,500	250,000	500,000	62,500	250,000	500,000			264,911
	PRS	5/13/2014	2/5/2014							7,943		780,003
	RSU	6/13/2014	6/13/2014							20,000	(11)	1,953,600

Matthias Haeni	AIP	2/5/2014	2/5/2014	91,159	364,636	729,272
	2014 LTIP	2/5/2014	2/5/2014	62,500	250,000	500,000	62,500	250,000	500,000			264,911
	PRS	5/13/2014	2/5/2014							3,666		360,001

Anne Chwat	AIP	2/5/2014	2/5/2014	69,750	279,000	558,000
	2014 LTIP	2/5/2014	2/5/2014	34,875	139,500	279,000	34,875	139,500	279,000			147,820
	PRS	5/13/2014	2/5/2014							5,499		540,002
	RSU	2/5/2014	2/5/2014							250	(12)	20,773

(1)	AIP = 2014 AIP

2014 LTIP = 2014-2016 Long-Term Incentive Plan Cycle

RSU = Restricted Stock Unit

PRS = Purchased Restricted Stock

(2)	All equity, AIP and LTIP grants were made under our 2010 SAIP. The material terms of these awards are described in this proxy statement under the heading “Compensation Discussion and Analysis.”

(3)	AIP amounts in this column are the threshold, target and maximum dollar values under our 2014 AIP. 2014 LTIP amounts in this column are the threshold, target and maximum dollar values of the 50% portion of our 2014-2016 LTIP cycle that would be payable in cash if the performance conditions are satisfied.

(4)	2014 LTIP amounts in this column are the threshold, target and maximum dollar values of the 50% portion of our 2014-2016 LTIP cycle that would be payable in stock if the performance conditions are satisfied. The number of shares of our common stock for the 50% portion payable in stock was determined at the beginning of the 2014 LTIP cycle, based on $85.51 per share, the average closing market price of a share of our common stock for the 20 trading days preceding January 2, 2014, the first trading day of the 2014-2016 LTIP cycle (except for Mr. Fibig’s stock portion which was based on $100.12 per share, the average closing market price for the 20 trading days preceding September 1, 2014). However, the actual value to be realized may vary depending on the closing market price of a share of our common stock on the payout date of 2014 LTIP awards.

(5)	The amounts in this column include the number of PRS shares granted under the ECP in 2014 on the grant date. Dividends are paid on PRS shares. Footnote 4 to the Summary Compensation Table states the dollar amount delivered by our NEOs (in tendered shares or cash) for these PRS awards. The material terms of the ECP awards are described in this proxy statement under the heading “Compensation Discussion and Analysis.” The amounts in this column also include RSU grants to certain NEOs as explained in Footnotes 7 through 12 below.

(6)	The amounts in this column represent the aggregate grant date fair value of equity awards granted to our NEOs during the fiscal year ended December 31, 2014, calculated in accordance with FASB ASC Topic 718. The grant date fair value of LTIP awards pertains to the 50% portion of those awards that will be payable in shares of our common stock if the performance conditions are satisfied, and is based on the probable outcome of such conditions.

(7)	This amount represents a grant of RSUs to Mr. Fibig when he was still a director. The award vests on May 13, 2015.

(8)	This amount represents the number of PRS shares received by Mr. Fibig on the grant date as a sign on award under the ECP. The award vests on April 1, 2015.

(9)	This amount represents a grant of RSUs to Mr. Fibig upon his appointment as Chairman and CEO. The award vests on April 13, 2017.

(10)	This amount represents a special retention grant of RSUs to Mr. Berryman that would have vested on June 13, 2016. This award was forfeited upon Mr. Berryman’s resignation.

(11)	This amount represents a special retention grant of RSUs to Mr. Mirzayantz that vests on June 13, 2016.

(12)	This amount represents a special recognition award of RSUs to Ms. Chwat in connection with the Aromor acquisition. The award vested on February 5, 2015.

Long-Term Incentive Plan

2012-2014 LTIP Payout

The following table sets forth the total amount earned by each NEO based on achievement of the corporate performance goals for each segment under the 2012-2014 LTIP cycle and based on each executive’s target amount (or reduced target amount for each NEO who was not employed in his current role for the entire three-year cycle). The amount reported in the “Total” column is the amount being paid out to the NEOs in 2015 following completion of the 2012-2014 LTIP cycle.

	Segment I (2012)		Segment 2 (2013)		Segment 3 (2014)		Cumulative (2012 – 2014)		Total
	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)

Andreas Fibig	—	—	—	—	102,265	1,021	46,065	461	148,330	1,482

Douglas D. Tough	408,750	7,730	334,500	6,326	280,847	5,311	403,629	7,633	1,427,726	27,000

Richard O’Leary	28,102	531	22,998	435	21,038	398	28,529	540	100,667	1,904

Kevin C. Berryman (1)	—	—	—	—	—	—	—	—	—	—

Nicolas Mirzayantz	91,969	1,740	75,263	1,424	68,850	1,302	93,375	1,765	329,457	6,231

Matthias Haeni	32,622	616	26,696	504	24,421	461	33,120	627	116,859	2,208

Anne Chwat	55,181	1,043	45,158	854	41,310	781	56,025	1,061	197,674	3,739

(1)	Mr. Berryman’s award was forfeited upon his resignation.

2013-2015 LTIP Credit

Based on our achievement of the corporate performance goals for the 2014 segment (the second segment) of the 2013-2015 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 2 (2014)
	Cash ($)	Shares (#)
Andreas Fibig	102,265	1,021
Douglas D. Tough	280,847	4,258
Richard O’Leary	22,276	338
Kevin C. Berryman	—	—
Nicolas Mirzayantz	68,850	1,044
Matthias Haeni	25,848	392
Anne Chwat	42,687	647

2014-2016 LTIP Credit

Based on our achievement of the corporate performance goals for the 2014 segment (the first segment) of the 2014-2016 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 1 (2014)
	Cash ($)	Shares (#)
Andreas Fibig	102,265	1,021
Douglas D. Tough	280,847	3,284
Richard O’Leary	23,010	269
Kevin C. Berryman	—	—
Nicolas Mirzayantz	76,500	895
Matthias Haeni	76,500	895
Anne Chwat	42,687	499

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our NEOs at December 31, 2014.

2014 Outstanding Equity Awards at Fiscal Year-End

Name	Grant Date	Grant Type (1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Andreas Fibig	5/1/2012	RSU						1,655	(3)	167,751
	9/1/2014	2013 LTIP						1,021	(4)	103,489	7,216	(5)	731,414
	4/30/2013	RSU						1,295	(6)	131,261
	9/1/2014	2014 LTIP						1,021	(7)	103,489	13,880	(8)	1,406,877
	5/13/2014	RSU						1,145	(9)	116,057
	10/15/2014	RSU						7,967	(10)	807,535
	10/15/2014	PRS						6,373	(11)	645,967

Douglas D. Tough	6/2/2010	SSAR	26,714	(12)	—	44.92	6/2/2017
	5/1/2012	PRS						71,535	(13)	7,250,788
	1/28/2013	2013 LTIP						9,330	(4)	945,689	4,848	(5)	1,536,820
	4/30/2013	PRS						31,092	(14)	3,151,485
	2/5/2014	2014 LTIP						3,284	(7)	332,866	1,784	(8)	180,826
	5/13/2014	PRS						24,440	(15)	2,477,238

Richard O’Leary	5/1/2012	PRS						7,948	(13)	805,609
	1/28/2013	2013 LTIP						707	(4)	71,662	1,104	(5)	111,901
	4/30/2013	PRS						3,109	(14)	315,128
	2/5/2014	2014 LTIP						269	(7)	27,266	1,318	(8)	133,592
	5/13/2014	PRS						2,749	(15)	278,639

Kevin C. Berryman	6/2/2011	SSAR	12,554	(16)		62.13	3/19/2015

Nicolas Mirzayantz	5/1/2012	PRS						19,870	(13)	2,014,023
	1/28/2013	2013 LTIP						2,185	(4)	221,472	3,412	(5)	345,840
	4/30/2013	PRS						9,327	(14)	945,385
	2/5/2014	2014 LTIP						895	(7)	90,717	4,386	(8)	444,565
	5/13/2014	PRS						7,943	(15)	805,102
	6/13/2014	RSU						20,000	(17)	2,027,200

Matthias Haeni	5/1/2012	PRS						4,912	(13)	497,880
	1/28/2013	2013 LTIP						820	(4)	83,115	1,282	(5)	129,944
	4/30/2013	PRS						1,922	(14)	194,814
	2/5/2014	2014 LTIP						895	(7)	90,717	4,386	(8)	444,565
	5/13/2014	PRS						3,666	(15)	371,586

Anne Chwat	5/1/2012	PRS						13,909	(13)	1,409,816
	1/28/2013	2013 LTIP						1,355	(4)	137,343	2,114	(5)	214,275
	4/30/2013	PRS						6,607	(14)	669,686
	2/5/2014	2014 LTIP						499	(7)	50,579	2,446	(8)	247,927
	5/13/2014	PRS						5,499	(15)	557,379
	2/5/2014	RSU						250	(18)	25,340

(1)	2013LTIP = 2013-2015 Long-Term Incentive Plan Cycle
2014 LTIP = 2014-2016 Long-Term Incentive Plan Cycle
PRS = Purchased Restricted Stock
RSU = Restricted Stock Unit
SSAR = Stock-Settled Appreciation Right

(2)	The market value was determined based on the closing price of our common stock on December 31, 2014. For PRS awards, the amounts in this column do not reflect the purchase price paid by the NEO for PRS shares under the ECP as described in the Compensation Discussion and Analysis.

(3)	This award was granted to Mr. Fibig as a non-employee director and vests on May 1, 2015.

(4)	This amount represents the number of shares of stock that have been credited for the 2013 and 2014 segments of the 2013-2015 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(5)	This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining two open segments of the 2013-2015 LTIP cycle. Shares earned during any segment of the 2013-2015 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(6)	This award was granted to Mr. Fibig as a non-employee director and vests on April 30, 2016.

(7)	This amount represents the number of shares of stock that have been credited for the 2014 segment of the 2014-2016 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(8)	This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining three open segments of the 2014-2016 LTIP cycle. Shares earned during any segment of the 2014-2016 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(9)	This award was granted to Mr. Fibig as a non-employee director and vests on May 13, 2015.

(10)	This award vests on April 13, 2017.

(11)	This award vests on April 1, 2015.

(12)	This award vested on April 2, 2013. This represents the amount of unexercised SSARs.

(13)	This award vests on April 1, 2015.

(14)	This award vests on March 31, 2016.

(15)	This award vests on April 13, 2017.

(16)	This award vested on April 2, 2014. This represents the amount of unexercised SSARs.

(17)	This award vests on June 13, 2016.

(18)	This award vested on February 5, 2015.

Option Exercises and Stock Vested

The following table provides information regarding exercises of options and SSARs and stock vested during 2014 for each of our NEOs.

2014 Option Exercises and Stock Vested

		Option Awards		Stock Awards
Name	Type of Award(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Type of Award(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andreas Fibig				RSU (2)	264	25,159
				RSU (3)	1,585	154,807
				2012 LTIP (4)	1,482	150,216

Douglas D. Tough				RSU (5)	4,345	418,988
				PRS (5)(6)	40,560	2,651,204
				2012 LTIP (4)	27,000	2,736,720

Richard O’Leary	SSAR	3,219 (7)	121,904	PRS (5)(6)	7,725	504,945
				2012 LTIP (4)	1,904	192,989

Kevin C. Berryman	SSAR	8,028 (8)	367,201	RSU (9)	3,281	323,605
				RSU (5)	3,138	302,597
				PRS (5)(6)	5,021	328,198

Nicolas Mirzayantz				RSU (5)	1,883	181,578
				PRS (5)(6)	17,576	1,148,855
				2012 LTIP (4)	6,231	631,574

Matthias Haeni				PRS (5)(6)	4,711	307,935
				2012 LTIP (4)	2,208	223,803

Anne Chwat				RSU (10)	3,171	309,712
				PRS (5)(6)	13,520	883,735
				2012 LTIP (4)	3,739	378,985

(1)	RSU = Restricted Stock Unit
PRS = Purchased Restricted Stock
2012 LTIP = 2012-2014 Long-Term Incentive Plan Cycle
SSAR = Stock-Settled Appreciation Right

(2)	The award represented in this row was granted in 2011 to Mr. Fibig while he was a member of the Board of Directors and vested on March 8, 2014. The value realized is based on the closing price of our common stock on the vesting date ($95.30).

(3)	The award represented in this row was granted in 2011 to Mr. Fibig while he was a member of the Board of Directors and vested on May 2, 2014. The value realized is based on the closing price of our common stock on the vesting date ($97.67).

(4)	The award represented in this row is the equity portion of the 2012-2014 LTIP award, for which performance was completed on December 31, 2014. The number of shares represents the actual number of shares that will be issued to the participant in March 2015, as determined by the Board of Directors in February 2015. The value realized is based on the number of shares and the closing market price of a share of our common stock on December 31, 2014 ($101.36); however, the actual value realized may vary depending on the closing market price of a share of our common stock on the payout date.

(5)	The award represented in this row was granted in 2011 under the ECP and vested on April 2, 2014. The value realized is based on the closing price of our common stock on the vesting date ($96.43).

(6)	The amounts set forth in this table as the value realized attributable to vested PRS is the product of (a) the number of vested shares of PRS and (b) the closing price of our common stock on the vesting date, less the aggregate amount paid by the executive to purchase the PRS. Without taking into account the amount paid by the respective executive for his or her PRS shares, the value realized on vesting in the Value Realized on Vesting column attributable to PRS for this executive would be: Mr. Tough — $3,911,201; Mr. O’Leary — $744,922; Mr. Berryman — $484,175; Mr. Mirzayantz — $1,694,854; Mr. Haeni — $454,282; and Ms. Chwat — $1,303,734.

(7)	The award represented in this row was granted in 2011 under the ECP and vested on April 2, 2014. The value realized is based on the difference between the exercise price ($62.13) and the closing price of our common stock ($100.00) on the exercise date of May 30, 2014.

(8)	The award represented in this row was granted in 2010 under the ECP and vested on April 2, 2013. The value realized is based on the difference between the exercise price of $44.92 and the price of our common stock on the exercise date of February 13, 2014 ($90.66).

(9)	A grant of 16,404 RSUs was made in connection with Mr. Berryman’s commencement of employment in 2009. 20% of this grant vested on each of the first, second, third, fourth and fifth anniversaries of the grant date. The portion of the award that vested in 2014 is represented in this row. The value is based on the closing stock price ($98.63) on the vesting date. Mr. Berryman deferred these shares under our DCP described in this proxy statement under the heading “Non-Qualified Deferred Compensation.” Dividend equivalents are credited on vested deferred RSU shares.

(10)	This award was approved by our Compensation Committee in connection with Ms. Chwat’s commencement of employment, and vested on May 3, 2014. The value realized is based on the closing price of our common stock on the vesting date ($97.67).

Pension Benefits

We provide a defined benefit pension plan (the “U.S. Pension Plan”) to eligible United States-based employees hired before January 1, 2006. Of our NEOs, only Mr. Mirzayantz currently participates in the U.S. Pension Plan. U.S. employees hired on or after January 1, 2006, including all of our other NEOs, are not eligible to participate in the U.S. Pension Plan. We pay the full cost of providing benefits under the U.S. Pension Plan.

Compensation and service earned after December 31, 2007 are not taken into account in determining an employee’s benefit under the U.S. Pension Plan except for employees whose combined age and years of service equaled or exceeded 70 as of December 31, 2007. As Mr. Mirzayantz did not satisfy this requirement, Mr. Mirzayantz had his benefit frozen as of December 31, 2007.

The monthly pension benefit is equal to the number of years of credited service as of December 31, 2014 times the difference between (a) 1.7% times final average compensation, and (b) 1.25% times the social security amount. Final average compensation for purposes of the U.S. Pension Plan is the average of the five consecutive years of compensation during the last ten years before December 31, 2007 that produce the highest average. The term “compensation” means the basic rate of monthly salary (as of April 1 each year) plus 1/12 of any AIP cash award received for the preceding year, reduced by any compensation deferred under our DCP. The normal retirement age under the U.S. Pension Plan is age 65.

Various provisions of the Internal Revenue Code of 1986, as amended (“IRC”) limit the amount of compensation used in determining benefits payable under our U.S. Pension Plan. We established a non-qualified Supplemental Retirement Plan to pay that part of the pension benefit that, because of these IRC limitations, cannot be paid under the U.S. Pension Plan to our U.S. senior executives. For purposes of the Supplemental Retirement Plan, “compensation” includes any salary and AIP amounts, including amounts deferred under our DCP.

Employees with at least 10 years of service are eligible for early retirement under the U.S. Pension Plan and the Supplemental Retirement Plan beginning at age 55. The benefit at early retirement is an unreduced benefit payable at age 62 or a reduced benefit (4% per year) if paid prior to age 62.

The following table provides information for Mr. Mirzayantz regarding our U.S. Pension Plan and Supplemental Retirement Plan. The present value of accumulated benefits payable under each of our retirement plans was determined using the following assumptions: an interest rate of 4.1%; the RP-2000 Healthy Participant Male/Female Mortality with projections of mortality improvements; 80% of participants are married with a spouse four years younger and are receiving a 50% joint and survivor annuity and 20% of participants are unmarried and are receiving a straight life annuity with a five-year guarantee. Additional information regarding the valuation method and material assumptions used to determine the accumulated benefits reported in the table is presented in Note 13 to our consolidated financial statements included in our 2014 Annual Report. The information provided in the columns other than the Payments During Last Fiscal Year column is presented as of December 31, 2014, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2014.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits Assuming Retirement Age of 62 ($)(1)	Present Value of Accumulated Benefits Assuming Retirement Age of 65 ($)(2)	Payments During Last Fiscal Year ($)
Nicolas Mirzayantz (3)	U.S. Pension Plan	16.23	547,630	454,334
	Supplemental Retirement Plan	16.23	872,597	723,939

			1,420,227	1,178,273

(1)	The amounts in this column assume benefit commencement at unreduced early retirement at age 62 (with at least 10 years of credited service) and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(2)	The amounts in this column assume benefit commencement at normal retirement at age 65 and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(3)	Benefits for Mr. Mirzayantz under the U.S. Pension Plan and Supplemental Retirement Plan were frozen as of December 31, 2007 because his age and service as of December 31, 2007 did not equal or exceed 70.

Non-Qualified Deferred Compensation

We offer our executive officers and other senior employees based in the United States an opportunity to defer compensation under our non-qualified deferred compensation plan, or DCP. The DCP allows these employees to defer salary, annual and long-term incentive awards and receipt of stock under some equity awards. There is no limit on the amount of compensation that a participant may elect to defer. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated at the election of the participant as invested in (i) a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or (ii) a fund valued by reference to the value of our common stock with dividends reinvested (the “IFF Stock Fund”), or (iii) an interest-bearing account. Except for deferrals into the IFF Stock Fund, the participant may generally change his or her choice of funds at any time. For the interest-bearing account, our Compensation Committee establishes an interest rate each year which we intend to be equal to 120% of the applicable federal long-term interest rate. For 2014 this interest rate was 3.93% and for 2015 this interest rate is 3.25%.

We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our Retirement Investment Fund Plan, a 401(k) plan. The 401(k) plan provides for matching contributions at a rate of $1.00 for each dollar of contribution up to 4% of a participant’s salary plus $0.75 for each dollar of contribution above 4% up to 8% of a participant’s salary.

Tax rules limit the amount of the Company match under the 401(k) plan for our senior executives. The DCP matching contribution reflects the amount of the matching contribution which is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching contributions under the DCP. These matching contributions automatically vest once a participant completes three years of service with our Company.

The DCP gives participants an incentive to defer compensation into the IFF Stock Fund by granting a 25% premium, credited in additional deferred stock, on all cash compensation deferred into the stock fund contingent upon the participant remaining employed by the Company (other than for retirement) for the full calendar year following the year when such credit was made. If the participant withdraws any deferred stock within one year of a deferral, any premium shares credited will be forfeited. Vesting of the premium deferred stock accelerates upon a change in control. RSUs granted under our equity compensation plans may also be deferred upon vesting, but no premium is added.

The following table provides information for our NEOs regarding participation in our DCP.

2014 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Andreas Fibig	211,961	(3)	12,950	15,058	—	508,099
Douglas D. Tough	—		—	94,864	—	2,447,868
Richard O’Leary	18,129	(4)	7,706	14,572	—	105,709
Kevin C. Berryman	996,400	(5)	159,910	694,482	—	4,730,156
Nicolas Mirzayantz	53,250	(4)	23,388	83,696	—	1,368,655
Matthias Haeni	—		—	—	—	—
Anne Chwat	249,761	(6)	46,248	23,428	—	1,274,038

(1)	The amounts in this column are included in the All Other Compensation column for 2014 in the Summary Compensation Table, and represent employer contributions credited to the participant’s account during 2014, as well as certain contributions credited in the first quarter of 2015 related to compensation earned in 2014.

(2)	If a person was a NEO in previous years’ proxy statements, this amount includes amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those previous years. Of the totals in this column, the following amounts were reported as compensation in the Summary Compensation Table for 2006: Mr. Mirzayantz — $87,985; for 2007: Mr. Mirzayantz — $160,010; for 2008: Mr. Mirzayantz — $63,269; for 2009: Mr. Berryman — $52,186; Mr. Mirzayantz — $31,228; for 2010: Mr. Tough — $774,993; Mr. Berryman — $98,501; Mr. Mirzayantz — $243,228; for 2011: Mr. Tough — $559,028; Mr. Berryman — $91,063; Mr. Mirzayantz — $45,600; Ms. Chwat — $316,928; for 2012: Mr. Tough — $1,924,788; Mr. Berryman — $575,586; Mr. Mirzayantz — $516,144; Ms. Chwat — $398,970; and for 2013: Mr. Tough — $2,299,352; Mr. Berryman — $1,654,231; Mr. Mirzayantz — $751,443; Ms. Chwat — $509,236.

(3)	Of this amount, $32,000 is included in the Salary column for 2014 in the Summary Compensation Table. The remaining $179,961 represents the value of director compensation M. Fibig received and deferred while a non-executive director of the Company.

(4)	This amount is included in the Salary column for 2014 in the Summary Compensation Table.

(5)	Of this amount, $42,174 is included in the Salary column for 2014 in the Summary Compensation Table. Of this amount, $323,605 is the value of Mr. Berryman’s deferred RSUs granted in 2009, based on the market price of a share of our common stock on the date the shares were deposited into his deferral account in 2014. These deferred RSUs are included in the 2014 Option Exercises and Stock Vested Table with a value of $323,605 based on the closing market price of a share of our common stock on the vesting date. In addition, of this amount: (i) $394,145 is the value of deferred shares issued in 2014 upon the completion of the 2011-2013 LTIP cycle, based on the closing market price of a share of our common stock on the date the shares were deposited into his deferral account, which shares were previously reported in the 2013 Option Exercises and Stock Vested Table with a value of $430,780, based on the year-end closing market price of a share of our common stock; and (ii) $236,476 is the value of deferred cash paid in 2014 upon the completion of the 2011-2013 LTIP cycle, which amount was previously reported as earned in each year of the LTIP cycle in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(6)	Of this amount, $139,500 is included in the Salary column for 2014 in the Summary Compensation Table. Ms. Chwat also deferred $100,261 which is a portion of her AIP and was included in the Non-Equity Incentive Plan Compensation column for 2013 in the Summary Compensation Table.

Potential Payments upon Termination and Change in Control

Executive Severance Policy

We provide severance payments and benefits to our NEOs and other senior officers of our Company based on their level under our ESP, last amended in March 2015. The Compensation Committee may also agree to vary or provide enhanced benefits to specific executives.

The ESP provides for acceleration of equity, severance payments and benefits in connection with a termination of the executive in certain circumstances, with the value of such benefits varying depending on the nature of the termination and whether the termination occurs prior to or more than two years after a Change in Control (as defined below) or within two years of a Change in Control. The level of severance pay under the ESP is based on a tier system. Each of our NEOs other than Mr. O’Leary are in Tier I. Mr. O’Leary is in Tier II.

Generally, under the ESP an executive is eligible to receive payments if his or her employment is terminated by us without Cause (as defined below) or, in the case of Tier I NEOs, for Good Reason (as defined below) prior to or more than two years after a Change in Control or, in the case of a Change in Control, the NEO’s employment is terminated for Cause or for Good Reason by the NEO.

•	“Cause” means (i) failure of the executive to perform his or her material duties in any material respect, which if reasonably susceptible to cure, has continued after written notice of such failure has been provided and the executive has not cured such failure within 10 days of receipt of such written notice; (ii) willful misconduct or gross negligence by the executive that has caused or is reasonably expected to result in material injury to our business, reputation, or prospects; (iii) the engagement by the executive in illegal conduct or any act of serious dishonesty which could reasonably be expected to result in material injury to our business or reputation or which adversely affects the executive’s ability to perform his or her duties; (iv) the executive being indicted or convicted of (or having pled guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (v) a material and willful violation by the executive of our rules, policies or procedures.

•	A “Change in Control” (or “CiC”) will be deemed to have occurred when (i) a person or group becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding securities, other than beneficial ownership by us, any of our employee benefit plans or any person organized, appointed or established pursuant to the terms of any such benefit plan; (ii) individuals who at March 9, 2015 constituted a majority of the Board (the “Incumbent Directors”) cease to constitute a majority of the Board for any reason; provided, however, that any individual becoming a director subsequent to March 9, 2015 whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board shall be an Incumbent Director; (iii) the consummation of (A) a merger, consolidation, reorganization or similar transaction with or into us or in which our securities are issued, as a result of which the holders of our outstanding voting securities immediately before such event own, directly or indirectly, immediately after such event less than 60% of the combined voting power of the outstanding voting securities of the parent entity resulting from, or issuing its voting securities as part of, such event; (B) our complete liquidation or dissolution; or (C) a sale or other disposition of all or substantially all of our assets to any person.

•	“Good Reason” means any of the following: (i) a material decrease in the executive’s base salary, target bonus under an AIP, LTIP or Equity Choice Award, other than as part of an across-the-board reduction applicable to all similarly situated employees; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) relocation of executives primary work location more than 50 miles from executive’s primary work location at the time of such requested relocation; or (iv) our failure to obtain the binding agreement of any successor expressly to assume and agree to fully perform our obligations under the ESP. However, “good reason” will only exist if the executive gives us notice within 90 days after the initial occurrence of any of the foregoing events and we fail to correct the matter within 30 days following receipt of such notice.

Severance Benefits Other than in Connection with a Change in Control

Severance payment.    If a NEO is terminated by us without Cause or by a Tier 1 NEO for Good Reason, prior to or more than two years after a CiC, the NEO is entitled to receive a severance payment equal to two times in the case of our CEO, 1.5 times in the case of our other Tier I NEOs, and one times in the case of Mr. O’Leary, the sum of (1) the NEO’s base salary at the date of termination plus (2) the NEO’s target AIP bonus, paid in regular installments for 24 months in the case of our CEO, 18 months in the case of our other Tier I NEOs and 12 months in the case of Mr. O’Leary following the termination.

AIP.    A NEO must generally continue to be employed at the time of payment of an AIP award, except that a NEO who is terminated (other than in connection with a CiC or for Cause) is entitled to receive a lump-sum payment of the pro-rated portion of the NEO’s AIP award that would have become payable for performance in the year of termination, based on actual performance and paid when such AIP amounts otherwise become payable.

Prorated LTIP and Equity.    A NEO receiving benefits under the ESP must generally continue to be employed at the time of payment of an LTIP award or vesting of an equity award, except that a NEO who is terminated (other than in connection with a CiC or for Cause) during a three-year LTIP cycle receives a lump-sum payment of the pro-rated payout for service during each segment in that cycle and continued vesting of a pro-rata portion of unvested equity award(s).

Benefit continuation.    If a NEO is terminated without Cause prior to or more than two years after a CiC, the NEO will be entitled to the continuation of medical, dental and insurance benefits for such NEO and his or her dependents for a period terminating on the earlier of 24 months for our CEO, 18 months for our other Tier I NEOS and 12 months for Mr. O’Leary, following termination of employment, the commencement of eligibility for benefits under a new employer’s welfare benefits plan, or the executive’s attaining age 65.

Severance Benefits in Connection with a Change in Control

Upon the occurrence of a termination by us without Cause or by any NEO for Good Reason within two years following a CiC, the executive would be entitled to the following:

•	In lieu of the severance payment described above, the executive would receive a severance payment equal to three times in the case of our CEO, two times in the case of our other Tier I NEOs, or 1.5 times for Mr. O’Leary, the sum of (i) the NEO’s salary at the time of termination and (ii) the higher of his or her average AIP bonus for the three most recent years or his or her target AIP bonus for the year of termination, payable in a lump-sum;

•	In addition to the LTIP amount described above, a prorated portion of the target LTIP for the cycles then in progress, payable in a lump sum;

•	In lieu of the AIP amount described above, a lump sum payment equal to the prorated portion of the target AIP bonus for the year of termination;

•	Vesting of any equity awards not already vested upon the CiC and, unless deferred by the executive, settlement of such equity awards; and

•	Continuation of medical, dental, disability and life insurance coverage for three years in the case of our CEO, two years for our other Tier I NEOs, and 18 months for Mr. O’Leary, or until the executive obtains new employment providing similar benefits.

Tax Gross-Up.    Executives are not entitled to receive a tax “gross-up” payment. Instead their severance payments would be subject to a “modified cut-back” provision, where severance or other payments to that executive would be reduced if this reduction would produce a better after-tax result for the executive. There would be no reduction, however, if the executive (who would be responsible for any excise tax) would have a better after-tax result without the reduction.

Participant Obligations for the Protection of Our Business and Clawback.    As a condition of the executive’s right to receive severance payments and benefits, the ESP requires that he or she (i) not compete with us, (ii) not solicit, induce, divert, employ or interfere with or attempt to influence our relationship with any employees or person providing services to the Company and (iii) not interfere with or attempt to influence our relationship with any supplier, customer or other person with whom we do business. In addition, executives must not disclose confidential information or engage in willful misconduct or a violation of a Company policy that is materially detrimental to us. These restrictions apply while an executive is employed and following a termination of employment during any period in which the executive is receiving severance benefits. The ESP also conditions severance payments and benefits on the executive signing a release and termination agreement, and meeting commitments relating to confidentiality, cooperation in litigation and return of our property.

As discussed above in “Compensation Discussion and Analysis — Clawback Policy,” compensation received under our ESP is subject to our clawback policy if the executive breaches the obligations noted above or any of the other events triggering a clawback, such as a financial misstatement or restatement, occur.

Effect of IRC Section 409A.    The timing of some payments and benefits may be restricted under IRC Section 409A, which regulates deferred compensation. Some amounts payable to our NEOs or other participants under the ESP upon termination may be delayed until six months after termination.

Other Separation Arrangements

Mr. Fibig

Details regarding Mr. Fibig’s letter agreement dated May 26, 2014 are included in this proxy statement under the heading “Employment Agreements or Arrangements” following the Summary Compensation Table. In addition, under the terms of his letter agreement, Mr. Fibig is a participant in our ESP and is entitled to certain payments upon termination as set forth in his letter agreement and in the ESP, as modified by his letter agreement.

Any termination by us without cause (as described below) or by Mr. Fibig for any reason requires prior written notice of (i) at least nine months, if the termination occurs before the first anniversary of his date of employment, (ii) at least six months, if the termination occurs after the first anniversary but before the second anniversary of his date of employment, and (iii) 90 days, if the termination occurs after the second anniversary of his date of employment.

If Mr. Fibig’s employment is terminated by us without cause or by Mr. Fibig for good reason (as described below), the severance payment due to Mr. Fibig under the ESP will be (1) a lump-sum cash payment of a pro-rated portion of any LTIP award that is in progress on the date of termination, based on target, plus (2) two times the sum of Mr. Fibig’s annual base salary and average AIP amount paid to him in the three years preceding termination, payable for 24 months following the termination. Mr. Fibig is also entitled to continued participation in our welfare benefit plans for 24 months at active employee rates. Under Mr. Fibig’s letter agreement, “cause” means (i) his indictment for or conviction of a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; (ii) willful engagement in conduct that is not authorized by the Board or within the normal course of our business decisions and is known by Mr. Fibig to be materially detrimental to our interests, including any misconduct that results in material noncompliance with any financial reporting requirement under the Federal Securities laws if such noncompliance results in an accounting restatement; (iii) willful and continued failure to perform his duties; and (iv) willful engagement in illegal conduct or any act of serious dishonesty which adversely affects or in the reasonable estimation of the Board, could in the future adversely affect his value, reliability or performance in a material manner. “Good reason” means any of the following (1) any adverse change in his status or position as CEO, (2) any reduction in base salary or AIP target bonus, (3) a requirement to relocate outside the New York City metropolitan area, or (4) any failure of our Company to obtain an agreement from any successor company to our Company’s assets or business to assume and perform the letter agreement.

If such termination occurs in contemplation of or within two years after a CiC (as defined above), the above separation benefits are modified under the ESP to provide a lump-sum severance payment of 3 times the sum of Mr. Fibig’s annual base salary and target AIP amount.

If Mr. Fibig’s employment terminates on account of death, disability or retirement, he (or his beneficiary or estate) is entitled to any unpaid base salary through the date of termination, any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid to other senior executives, a pro-rata AIP bonus for the fiscal year in which the termination occurs, based on actual performance and payable when bonuses are paid to other senior executives, and all other payments, benefits or perquisites to which he may be entitled under the terms of the Company’s programs. Mr. Fibig will not be entitled to any payment (including any tax gross-up) respecting taxes he may owe under IRC Section 4999 (so-called “golden parachute taxes”). The separation benefits payments are subject to Mr. Fibig’s delivery to us of an executed general release, resignation from all offices, directorships and fiduciary positions with us and continued compliance with restrictive covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. Upon a termination of Mr. Fibig’s employment for any reason, the non-competition and non-solicitation covenants continue to apply for one year. If Mr. Fibig’s employment terminates prior to a CiC and he fails to comply with the restrictive covenants, the clawback provisions in the ESP apply.

Payments in connection with death, disability or retirement

Our NEOs may also receive payment if their employment terminates as a result of death, disability or retirement as set forth in the terms and conditions of their award agreements with the Company. Our NEOs are also entitled to payments under our Executive Death Benefit Plan as described in this proxy statement under the heading “Compensation Discussion and Analysis — Executive Death Benefit Plan.” In the event of disability, our NEOs would be entitled to payments under our Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).

Payments and Benefits Upon a Change in Control and Various Types of Terminations

The following table shows the estimated payments and value of benefits that we would provide to each of our NEOs if the triggering events described in the heading of the table had occurred on December 31, 2014, other than for Messrs. Berryman and Tough.

Mr. Berryman is not included in the following table as he voluntarily resigned from our Company effective December 18, 2014. Mr. Tough retired from our Company in 2014. In connection with his retirement, Mr. Tough received a lump sum payment of $100,000. He also received in 2015 a prorated payout of $1,119,432 for the 2014 AIP and a prorated payout of $1,427,726 and 27,000 shares for the 2012-2014 LTIP cycle. With respect to the 2013-2015 and 2014-2016 LTIP cycles, Mr. Tough will be eligible to receive a prorated payment for those cycles following the completion of each three-year cycle. His outstanding ECP awards will also continue to vest according to their terms.

We do not provide any additional benefits to our NEOs upon a voluntary resignation or termination for Cause. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below or in the footnotes to the table.

For all cases, the per share market price of our common stock is assumed to be $101.36, the actual closing price per share on the last trading day of the year, December 31, 2014. In preparing the estimates in this table, we have assumed that any CiC would also constitute a “change in ownership and control” for purposes of the golden parachute excise tax rules. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis. Except as noted in footnote (7) of the table, these amounts do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, AIP award and LTIP award otherwise payable to each NEO through December 31, 2014 is included in the Summary Compensation Table. In addition to the amounts set forth in the table below, in the event of a CiC, the aggregate balance held in our DCP for each of our NEOs who participate in that plan will be automatically accelerated and settled within five business days of the CiC, as opposed to the participant’s original deferral election. The amounts that would have been accelerated in the event of a CiC as well as, in all other cases, the amounts each of our NEOs who participate in that plan would have received according to the participant’s original deferral election, are shown in the Aggregate Balance at Fiscal Year-End column of the Non-Qualified Deferred Compensation Table.

Potential Payments upon Termination or Change in Control

	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a CiC		Termination due to Death(1)	Separation Due to Retirement or Disability Prior to or More Than 2 Years After a CiC(2)	Involuntary or Good Reason Termination Within 2 Years After a CiC		Separation Due to Retirement or Disability Within 2 Years After a CiC(2)
Andreas Fibig
Salary	$2,400,000		$—	$—	$3,600,000	(3)	$—
AIP	2,880,000	(4)	—	—	4,320,000	(5)	—
LTIP (6)	445,459		445,459	445,459	445,459		445,459
ECP Acceleration (7)	—		1,868,572	—	1,868,572		1,868,572
Medical Benefits (8)	54,862		—	—	82,293		—
Executive Death Benefit (9)	—		2,400,000	—	—		—
Executive Death Benefit Cost (10)	—		—	—	—		—
Disability Insurance (11)	—		—	180,000	—		180,000

Total	$5,780,321		$4,714,030	$625,459	$10,316,323		$2,494,030

Richard O’Leary
Salary	$390,790		$—	$—	$586,185		$—
AIP	240,395	(4)	—	—	360,593	(5)	—
LTIP (6)	150,349		150,349	150,349	150,349		150,349
ECP Acceleration (7)	—		1,159,386	—	1,159,386		1,159,386
Medical Benefits (8)	27,431		—	—	41,146		—
Executive Death Benefit (9)	—		781,580	—	—		—
Executive Death Benefit Cost (10)	7,066		—	—	10,599		—
Disability Insurance (11)	—		—	180,000	—		180,000

Total	816,031		$2,091,316	$330,349	$2,308,258		$1,489,736

Nicolas Mirzayantz
Salary	$810,000		$—	$—	$1,080,000		$—
AIP	648,000	(4)	—	—	864,000	(5)	—
LTIP (6)	466,515		466,515	466,515	466,515		466,515
ECP Acceleration (7)	—		5,191,736	—	5,191,736		5,191,736
Medical Benefits (8)	41,146		—	—	54,862		—
Executive Death Benefit (9)	—		1,080,000	—	—		—
Executive Death Benefit Cost (10)	31,599		—	—	42,132		—
Disability Insurance (11)	—		—	180,000	—		180,000

Total	$1,997,260		$6,738,250	$646,515	$7,699,244		$5,838,250

Matthias Haeni
Salary	$690,000		$—	$—	$920,000		$—
AIP	552,000	(4)	—	—	736,000	(5)	—
LTIP (6)	279,142		279,142	279,142	279,142		279,142
ECP Acceleration (7)	—		915,962	—	915,962		915,962
Medical Benefits (8)	18,418		—	—	24,557		—
Executive Death Benefit (9)	—		920,000	—	—		—
Executive Death Benefit Cost (10)	—		—	—	—		—
Disability Insurance (11)	—		—	180,000	—		180,000

Total	$1,539,560		$2,115,104	$459,142	$2,875,661		$1,375,104

	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a CiC		Termination due to Death(1)	Separation Due to Retirement or Disability Prior to or More Than 2 Years After a CiC(2)	Involuntary or Good Reason Termination Within 2 Years After a CiC		Separation Due to Retirement or Disability Within 2 Years After a CiC(2)

Anne Chwat
Salary	$697,500		$—	$—	$463,983	(12)	$—
AIP	422,500	(4)	—	—	563,333	(5)	—
LTIP (6)	278,915		278,915	278,915	278,915		278,915
ECP Acceleration (7)	—		2,242,238	—	2,242,238		2,242,238
Medical Benefits (8)	41,146		—	—	54,862		—
Executive Death Benefit (9)	—		930,000	—	—		—
Executive Death Benefit Cost (10)	25,599		—	—	34,132		—
Disability Insurance (11)	—		—	180,000	—		180,000

Total	$1,465,660		$3,451,153	$459,142	$3,637,463		$2,701,153

(1)	The amounts in this column represent payments made in the event of the death of the executive either prior to, within two years or more than two years after a CiC, assuming a termination date of December 31, 2014. With respect to amounts shown in the AIP row, if the death of an executive occurred within two years of a CiC, this amount may change as it is the prorated amount of the executive’s target bonus in the year of termination.

(2)	Pursuant to the terms of the ESP, an executive who elects to retire after attaining age 62 is entitled to the benefits in this column (less any disability insurance proceeds).

(3)	Pursuant to the terms of our ESP, if severance payments are deemed to trigger the excise tax imposed by IRC Section 4999, the executive would receive the greater net after tax benefit of either (1) payment of the excise tax or (2) a reduction to cash severance to the “safe harbor” level so as not to trigger the excise tax. In Mr. Fibig’s case, payment of the excise tax results in the greater net after tax benefit to him.

(4)	This amount represents (i) for Ms. Chwat and Messrs. Haeni and Mirzayantz, 1.5x and (ii) for Mr. Fibig, 2.0x, the average AIP award paid for performance in the three years preceding the year of the presumed December 31, 2014 termination (i.e., the three years ending December 31, 2013) (or averaged over the lesser number of years during which the executive was eligible for AIP awards) or, if not eligible for an AIP award before 2014 (the presumed year of termination), the executive’s target annual incentive under the AIP for 2014. For Mr. O’Leary, this amount represents 1.0x target AIP bonus in the year of termination. This amount does not take into account any actual AIP amounts paid for 2014, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(5)	For Ms. Chwat and Messrs. Haeni and Mirzayantz, this amount represents 2.0x, and for Mr. Fibig, 3.0x, the greater of: (i) the executive’s average annual incentive award paid for performance in the three years preceding the year of the presumed December 31, 2014 termination (i.e., the three years ending December 31, 2013) under the AIP (or averaged over the lesser number of years during which the executive was eligible for AIP awards); or (ii) the executive’s target annual incentive for the presumed year of termination (2014). For Mr. O’Leary, this amount represents 1.5x his target AIP bonus in the year of termination. This amount does not take into account any actual AIP amounts paid for 2014, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(6)	The amounts in this row are the additional LTIP amounts that would be payable as severance with respect to the 2013-2015 and 2014-2016 LTIP cycles that would be paid in cash, based on prorated target LTIP for the relevant LTIP cycles in progress. Prorated amounts are based on the number of days worked in each performance period divided by the total number of days in each performance period for each relevant LTIP cycle. This amount does not take into account the actual amounts paid out under the completed 2012-2014 LTIP cycle, which are discussed in the narrative following the Grants of Plan-Based Award Table under the heading “Long-Term Incentive Plan.”

(7)	For termination due to death or disability more than two years prior to a CiC, the amounts in this row represent the aggregate value of RSU and PRS awards which would immediately vest upon occurrence of the termination event. For termination events within two years after a CiC, the amounts in this row represent the aggregate in-the-money value of the options, SSARs, RSUs, PRS and other equity awards which would become vested as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. The calculation of these amounts does not attribute any additional value to options based on their remaining exercise term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC. These amounts also do not include any value for equity awards that, by their terms, are not accelerated and continue to vest.

(8)	Amounts in this row are the COBRA costs of medical and dental benefits for the covered period based on assumptions used for financial reporting purposes. Although our medical and dental insurance is generally available to our employees, only participants in our ESP, including our NEOs, would be entitled to have the benefits paid for by our Company.

(9)	The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the NEO.

(10)	The amounts in this row are the costs that we would incur to continue the Executive Death Benefit Plan for the NEO.

(11)	The amounts in this row are the amounts that would be payable under our disability insurance program upon the NEO’s separation from employment due to long-term disability. This program is generally available to salaried employees.

(12)	Pursuant to the terms of our ESP, if severance payments are deemed to trigger the excise tax imposed by IRC Section 4999, the executive would receive the greater net after tax benefit of either (1) payment of the excise tax or (2) a reduction to cash severance to the “safe harbor” level so as not to trigger the excise tax. In Ms. Chwat’s case, a reduction in cash severance below the safe harbor results in the greater net after tax benefit to her.

X. PROPOSAL IV — APPROVAL OF THE INTERNATIONAL FLAVORS & FRAGRANCES INC.

2015 STOCK AWARD AND INCENTIVE PLAN

Attracting, retaining and motivating specialized talent is critical to achieving our strategic and operating goals, including our goal to increase shareholder value. Equity-based and performance-based compensation are key components of our total compensation package. We believe that the ability to grant these types of awards allows us to remain competitive in the marketplace and enables us to link executive compensation to performance, and to attract, retain and motivate high-caliber talent dedicated to our long-term growth and success.

We are seeking shareholder approval of the International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan (the “2015 SAIP”) in order to (i) comply with NYSE rules requiring shareholder approval of equity compensation plans, (ii) satisfy the shareholder approval requirement under Section 162(m) of the IRC and the rules and regulations thereunder (collectively, “Section 162(m)”) so that the Compensation Committee may grant awards that are intended to meet the requirements of the performance-based compensation exception under Section 162(m), and (iii) allow us to continue to utilize cash and equity-based awards, including performance-based awards, to attract, retain and motivate employees and to further align the interests of our employees with those of our shareholders.

On March 11, 2015, upon the recommendation of the Compensation Committee, the Board approved the 2015 SAIP, subject to shareholder approval at the 2015 Annual Meeting. If the 2015 is approved by our shareholders, the 2015 SAIP will become effective on May 6, 2015 and will supersede the 2010 SAIP. If the 2015 SAIP is approved, no new grants of awards will be made under the 2010 SAIP. However, any awards previously granted under the 2010 SAIP will remain outstanding subject to the terms and conditions of the 2010 SAIP. If the 2015 SAIP is not approved by our shareholders, the 2010 SAIP will continue in full force and effect.

2015 SAIP Shares.    If the 2015 SAIP proposal is approved, the maximum number of shares reserved for issuance under the 2015 SAIP will be 1,500,000 plus (i) the number of shares that remain available for issuance as of May 6, 2015 under the 2010 SAIP, and (ii) the number of shares that are subject to outstanding awards under the 2010 SAIP as of May 6, 2015 that become available in the future due to cancellation, forfeiture or expiration of such outstanding awards (collectively, the “2015 SAIP Shares”).

Tax Deductibility of Performance-Based Compensation.    By seeking shareholder approval of the 2015 SAIP, we are also seeking approval of the performance measures and other material terms and conditions of the 2015 SAIP for purposes of Section 162(m). Shareholder approval of such terms allows us to grant awards to our executive officers that are tax deductible. Section 162(m) limits the deductions a publicly-held company can claim for certain executive compensation paid in a given year to its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer). An exemption from this limitation applies to “performance-based compensation” as defined in Section 162(m) rules and regulations. The 2015 SAIP gives the Compensation Committee the ability to set performance goals and grant awards based on achievement of those goals that are intended to qualify for the performance-based compensation exception under Section 162(m). Nothing in the 2015 SAIP or this proxy statement is intended to guarantee that we will always seek to ensure that our compensation qualifies as performance-based compensation under Section 162(m).

Outstanding Awards.    As of the end of 2014, we had 1.16 million shares subject to outstanding equity awards and approximately 1.3 million shares available for future equity awards under the 2010 SAIP, which represented approximately 2.88% of our fully diluted common shares outstanding (or, the “overhang percentage”). The 1.5 million new shares proposed to be included in the 2015 SAIP share reserve would increase the overhang percentage by an additional 1.76% to approximately 4.64%.

Share Usage.    The annual average share usage under our equity compensation program for the last three fiscal years was as follows:

	3-Year Average	Fiscal Year 2014	Fiscal Year 2013	Fiscal Year 2012
A. SSARs & Stock Options	18,000	0	0	54,000
B. RSUs & Equivalents	239,669	241,006	225,000	253,000
C. Purchased Restricted Stock	143,056	99,091	101,326	228,750
D. LTIP Shares Issued	91,786	90,062	65,735	119,561

E. Actual Total	492,510	430,159	392,061	655,311

F. Weighted Average Common Stock Outstanding	81,579,333	81,583,000	81,322,000	81,833,000

G. Actual Annual Share Usage (E÷F)	0.60%	0.53%	0.48%	0.80%

Although our annual share usage (sometimes referred to as run rate or burn rate) will depend upon and be influenced by a number of factors, such as the number of plan participants, the price per share of our common stock and the methodology used to establish the equity award mix, we believe the 2015 SAIP Shares will enable us to continue to utilize equity-based awards as a significant component of our compensation program and help meet our objectives to attract, retain and motivate talented employees. The calculation of the share reserve took into account, among other things, our stock price and volatility, our share burn rate and overhang and how they compare with our industry peers, the existing terms of our outstanding awards and the effect of our share repurchase program. The results of this analysis were presented to our Compensation Committee for its consideration.

Key Features of the 2015 SAIP

We believe the 2015 SAIP and our other related governance practices and policies contain provisions that are consistent with the interests of our shareholders and with our corporate governance practices.

No “evergreen” provision; ten-year term.    The 2015 SAIP does not contain an “evergreen” or similar provision. The 2015 SAIP fixes the number of shares available for future grants and does not provide for any increase based on increases in the number of outstanding shares of common stock. The 2015 SAIP has a ten-year term from the date of approval by the Board, subject to shareholder approval, unless terminated earlier by the Board, but awards granted under the 2015 SAIP may remain outstanding beyond the termination date of the 2015 SAIP.

No stock option/SAR repricing/exchange.    The 2015 SAIP does not permit the repricing of options or stock-appreciation rights (“SARs”), the exchange of underwater options or SARs for cash, or the lowering of the exercise price of an option or SAR immediately following the date of grant without shareholder approval, except in the cases of certain corporate events described below.

Minimum vesting requirement.    Equity-based awards are generally subject to a minimum of one year vesting period from the date of grant, unless (i) the award was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of our Company as a result of a merger, consolidation, acquisition or other corporate transaction involving our Company, (ii) the award was granted as an inducement to become an employee of our Company, or (iii) there exist other extraordinary or special circumstances, as determined by the Compensation Committee. Typically, our annual equity grants vest over approximately three years.

No reuse of shares.    The 2015 SAIP does not allow us to reuse for future awards, shares tendered or withheld to cover option exercise costs, settlement of an SAR or tax withholding obligations, or shares underlying an award that is ultimately cash-settled.

Clawback feature.    The 2015 SAIP contains a clawback feature that authorizes cancellation of awards, forfeiture of shares received upon settlement or exercise of an award and repayment of cash received in connection with any awards if a participant engages in any of the conduct discussed above in the section entitled “Compensation Discussion and Analysis–Clawback Policy” of this proxy statement.

Dividend or dividend equivalents.    Our historical practice has been to provide that dividend or dividend equivalents on awards are subject to the same vesting restrictions as the underlying awards.

Double trigger vesting on change in control.    In the event of a change in control of our Company, outstanding awards under the 2015 SAIP that are assumed by the acquiror will only vest in full in connection with terminations of employment by the acquiror without cause or by the participant for good reason within two years following the change in control.

Additional Information about the 2015 SAIP

The following is a summary of the principal features of the 2015 SAIP. This summary is not a complete description of all of the provisions of the 2015 SAIP. The full text of the 2015 SAIP is attached as Annex 1 to this Proxy Statement, and the following description is qualified in its entirety by reference to that Annex.

General

The purpose of the 2015 SAIP is to aid us in attracting, retaining, motivating and rewarding employees, consultants, non-employee directors and other selected service providers of the Company who contribute to the success of our Company, and to strengthen the mutuality of interests between these persons and our Company. The 2015 SAIP is designed to enable us to grant cash and equity-based awards, including performance-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) (“Performance-Based Awards”).

Administration

The 2015 SAIP will be administered by the Compensation Committee. As is currently the case with respect to the 2010 SAIP, the Compensation Committee will have the authority to determine the individuals who may participate in the 2015 SAIP and the terms and conditions of their awards, interpret the 2015 SAIP, establish and revise rules and regulations relating to the 2015 SAIP and make any other determinations it believes necessary or advisable for the administration of the 2015 SAIP. The Compensation Committee may delegate the administration of the 2015 SAIP to employees or officers of the Company as it deems appropriate, except that no delegation may be made in the case of awards (i) intended to be qualified under Section 162(m) or (ii) made to individuals who are subject to Section 16 of the Exchange Act.

Size of Share Pool; Shares Available

As of December 31, 2014, there were 1,296,852 shares remaining available for issuance under the 2010 SAIP and 1,158,298 shares were subject to outstanding awards under the 2010 SAIP. If our shareholders approve the 2015 SAIP, the total number of shares reserved for issuance thereunder will be 1.5 million shares plus (i) the number of shares that remain available for issuance as of May 6, 2015 under the 2010 SAIP, and (ii) the number of shares that are subject to outstanding awards under the 2010 SAIP as of May 6, 2015 that become available in the future due to the cancellation, forfeiture or expiration of such outstanding awards. The shares to be delivered under the 2015 SAIP may be authorized but unissued shares of our common stock, treasury shares and/or shares purchased in the open market. The maximum number of shares available for grants of incentive stock options is 1,500,000. The closing price of a share of our common stock on the NYSE on March 9, 2015 was $120.69.

Individual Limits under the 2015 SAIP

An executive officer who is subject to the deductibility limitations of Section 162(m) may not be (i) granted Performance-Based Awards covering more than 1,000,000 shares during any calendar year (the “Annual Limit”) plus the amount of such executive officer’s unused Annual Limit as of the last day of the prior calendar year, and (ii) paid more than $5,000,000 for any Performance-Based Awards with respect to any one-year performance period relating to such award. The Compensation Committee may not grant to any executive officer subject to the deductibility limitations of Section 162(m) more than three cash Performance-Based Awards with performance periods that are scheduled to either start or end in the same calendar year.

The maximum number of shares that may be covered by equity-based awards granted to a non-employee director in any calendar year may not exceed 20,000 shares.

Shares Subject to Awards; Share Counting

Any shares underlying awards under the 2015 SAIP that are forfeited, canceled, returned to the Company or expire may not be used for the future grant of awards under the 2015 SAIP if such shares are (i) underlying an award that is ultimately settled in cash, (ii) withheld to settle a stock-settled SAR, (iii) tendered by the participant or withheld by the Company to pay the exercise price of an option, or (iv) tendered by the participant or withheld by the Company to pay the withholding taxes related to an award.

Eligibility

All employees of the Company and its affiliates, as well as the Company’s non-employee Directors, consultants and selected service providers to the Company or its affiliates, as selected by the Compensation Committee, will be eligible to participate in the 2015 SAIP (“participants”). As of the date of this proxy statement, there are approximately 800 employees and service providers of the Company and its affiliates and 12 non-employee directors of the Company who are eligible to participate in the 2015 SAIP.

Prohibition on Repricing

The 2015 SAIP does not permit the repricing of options or SARs, the exchange of underwater options or SARs for cash, or the lowering of the exercise price of an option or SAR following the date of grant without shareholder approval, provided that adjustments to the exercise price of an option or SAR in connection with certain corporate events described below will not be considered a repricing for these purposes.

Transferability

Unless otherwise provided in an award agreement, awards granted under the 2015 SAIP may not be transferred except by will or the laws of descent and distribution. During the participant’s lifetime, any options or awards may be exercised only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative.

Certain Adjustments

In the event of any change in the number or kind of outstanding shares of common stock of the Company by reason of a recapitalization, merger, consolidation, spin-off, combination, liquidation, extraordinary stock dividend or split, dissolution, repurchase or exchange of shares or similar corporate change, the Compensation Committee may, to the extent it deems appropriate, adjust the maximum aggregate number and type of shares with respect to which awards may be granted under the 2015 SAIP and the individual and aggregate limits under the 2015 SAIP. In the event of an increase or decrease in the number of issued shares of our common stock without payment or receipt of consideration by us, the Compensation Committee may, to the extent it deems appropriate, adjust outstanding awards as to the type of shares, number of shares and exercise price per share. In addition, in the event of certain corporate transactions, such as a dissolution, sale or merger of our Company, the Compensation Committee has the discretion to provide for the cancellation and cash-out of outstanding awards under the 2015 SAIP, or to provide for the exchange of such outstanding awards and to make certain equitable adjustments.

Change in Control

In the event of a change in control (as defined in the 2015 SAIP), unless otherwise provided in the participant’s award agreement or the ESP, if applicable, the Compensation Committee will determine the deemed level of achievement of the applicable performance goals with respect to any performance award as of the date of the change in control.

Generally, unless otherwise provided in the participant’s award agreement, or the ESP, if applicable, (i) if the acquirer does not assume the outstanding awards under the 2015 SAIP or (ii) if the acquirer assumes the outstanding awards under the 2015 SAIP and a participant’s employment is involuntarily terminated without cause (or for participants who participate in the ESP, the participant terminates employment for good reason), in either case, within the 24-month period following a change in control:

•	any unvested options and SARs will immediately vest and remain exercisable for the period of time set forth in the applicable award agreement; and

•	the restrictions, limitations and conditions on other awards (including AIP, LTIP, RSUs, and ECP awards) will lapse and such awards will become fully vested (with respect to any performance awards, subject to the Compensation Committee’s determination with respect to performance as of the date of the change in control).

Additionally, the Compensation Committee or Board may provide for awards to be cancelled in exchange for a cash payment in connection with a change in control.

Term, Amendment and Termination

The 2015 SAIP has a ten-year term from the date of approval by the Board, subject to shareholder approval, unless terminated earlier by the Board. Awards granted under the 2015 SAIP prior to its termination may remain outstanding beyond the termination date of the 2015 SAIP.

The Board may amend, suspend, modify, discontinue or terminate the 2015 SAIP or revise, modify or amend any award at any time, but may not, without prior approval of our shareholders:

•	increase the maximum number of shares that may be issued under the 2015 SAIP or the number of shares that may be issued to any one participant;

•	extend the term of the 2015 SAIP or of options granted under the 2015 SAIP;

•	materially modify the eligibility criteria; or

•	take any other action that requires shareholder approval to comply with any applicable law, tax or regulatory requirement.

Types of Awards

The 2015 SAIP provides for the grant of cash and equity-based awards, including performance awards.

Cash and equity awards.    The Compensation Committee may grant cash and equity-based or equity-related awards upon such terms and conditions as the Compensation Committee may impose. These awards may (i) involve the transfer of actual shares, either at the time of grant or after, or payment in cash or otherwise of amounts based on the value of our shares, (ii) be subject to performance and/or service-based conditions, (iii) be in the form of SARs, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States and (v) be designed to qualify as performance-based compensation under Section 162(m).

Stock options.    Options granted under the 2015 SAIP may be either non-qualified stock options or incentive stock options intended to qualify under Section 422 of the IRC. The exercise price of any option may not be less than the fair market value of our shares on the date the option is granted and may be paid in cash or in any other manner as may be determined by the Compensation Committee. The term of any options under the 2015 SAIP may not exceed 10 years from the date of grant. The Compensation Committee determines the terms and conditions of award of options.

Performance-based awards.    The Compensation Committee may grant cash or equity-based awards to its executive officers that are intended to qualify as Performance-Based Awards. Performance-Based Awards vest or become exercisable upon the attainment of specific performance goals that are pre-established by the

Compensation Committee and are related to one or more of the performance measures (described below) set forth in the 2015 SAIP. Within 90 days after the beginning of the performance period with respect to any Performance-Based Award, and in any case before 25% of the performance period has elapsed, the Compensation Committee will establish the performance goals for such performance period. Participants are only entitled to receive payment for a Performance-Based Award for any given performance period to the extent that such pre-established performance goals for such award are satisfied. In determining the amount payable with respect to any individual Performance-Based Award, the Compensation Committee may reduce or eliminate (but not increase) the amount payable to a participant with respect to such award. The 2015 SAIP also provides the Compensation Committee with the discretion to grant, modify and administer Performance-Based Awards that do not qualify as performance-based compensation under Section 162(m).

The pre-established performance goals on which the payment or vesting of Performance-Based Awards depends must relate to one or more of any combination of the following performance measures: (i) earnings per share, net earnings per share or growth in such measures; (ii) net sales, sales, net revenues or revenues or growth in sales or revenues; (iii) earnings measures (including earnings before or after any or all of interest, taxes, depreciation, and amortization or extraordinary or special items); (iv) income, net income, net income per share of common stock (basic or diluted) or growth in income; (v) cash flow (including, net cash provided by operations, cash flow in excess of cost of capital (discounted or otherwise), free cash flow, and cash flow return on capital) or growth in such measures; (vi) return measures, including return on assets (gross or net), return on investment, return on capital, return on equity, return on revenue or return on sales; (vii) economic profit or economic value created; (viii) gross profit or operating profit; (ix) gross margin, operating margin or profit margin or growth in such measures; (x) shareholder value creation measures, including price per share of common stock or total shareholder return; (xi) dividend payout levels, including as a percentage of net income; (xii) asset measures, including asset growth; (xiii) asset turnover, (xiv) sales measures; (xv) book value; (xvi) brand contribution; (xvii) market share or growth in market share; (xviii) unit volume, (xix) working capital amounts, including working capital as a percentage of customer sales; (xx) operational costs or cost controls and other expense targets, or a component thereof, or planning or forecasting accuracy; (xxi) supply chain achievements; (xxii) innovation as measured by a percentage of sales of new products; (xxiii) strategic plan development and implementation; or (xxiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction and retention, employee development, satisfaction and retention, market penetration, management of employment practices and employee benefits, diversity, supervision of litigation, information technology, corporate social responsibility, customer growth, customer service, improvements in capital structure, debt leverage, expense management, operating efficiency, strategic planning, process reliability, product quality, regulatory compliance, risk mitigation, sustainability and environmental impact, and goals relating to acquisitions, divestitures or strategic partnerships or transactions.

The performance measures listed above may relate to the performance of the Company (or that of an affiliate, business group, business unit or division of the Company) and may be expressed as an amount, as an increase or decrease over a specified period, or as a relative comparison to the performance of other companies or a published or special index.

The measurement of the performance measures shall exclude the negative impact and include the positive impact of certain items that may occur during the performance period, including, without limitation, (i) unusual, non-recurring, or extraordinary items or expenses; (ii) charges for restructurings; (iii) discontinued operations; acquisitions or divestitures; (iv) the cumulative effect of changes in accounting treatment; (v) changes in tax laws, accounting standards or principles or other laws or regulatory rules affecting reporting results; (vi) any impact of impairment of tangible or intangible assets; (vii) any impact of the issuance or repurchase of equity securities and/or other changes in the number of outstanding shares of any class of the Company’s equity securities; (viii) any gain, loss, income, or expense attributable to acquisitions or dispositions of stock or assets; (ix) stock-based compensation expense; (x) asset write-downs, in-process research and development expense; (xi) gain or loss from all or certain claims and/or litigation and insurance recoveries; (xii) foreign exchange gains and losses; (xiii) any impact of changes in foreign exchange rates and any changes in currency; (xiv) a change in the Company’s fiscal year; (xv) litigation legal fees; (xvi) pension expenses and (xvii) any other items, each determined in accordance with United States generally accepted accounting principles and as identified in the Company’s audited financial statements.

For all awards granted under the 2015 SAIP that are subject to performance conditions but are not intended to qualify as performance-based compensation under Section 162(m), performance goals may be based on one or more of the above performance measures or any other criteria that the Compensation Committee deems appropriate.

Federal Income Tax Consequences

The following is a summary of the effect of U.S. federal income taxation on the participants in the 2015 SAIP and the Company. This summary does not discuss the income tax laws of any other jurisdiction (including state or local jurisdictions) in which the participant may reside or be subject to tax.

Stock Appreciation Rights

Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. The value received by an employee (in cash or stock) from the exercise or settlement of a SAR will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise or settlement of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise or settlement.

Stock Awards/Performance Awards

No income will be recognized at the time of grant by the recipient of a stock award or performance award if such award is subject to contingencies or restrictions that qualify as substantial risks of forfeiture under the applicable provisions of the IRC. Generally, at the time the contingencies or restrictions are satisfied or terminate with respect to a stock award, the then fair market value of the stock or the amount of cash received will constitute ordinary income to the employee. Subject to the applicable provisions of the IRC, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the compensation realized by the employee.

Incentive Stock Options

An incentive stock option results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised. However, upon exercise, the excess of the fair market value of the shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee, if applicable. If the optionee holds the stock received as a result of an exercise of an incentive stock option for the later of two years from the date of the grant or one year from the date of exercise, then the gain realized on disposition of the shares is treated as a long-term capital gain. If the shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include into income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. In the event of a disqualifying disposition, the Company will be entitled to a deduction, in the year of such a disposition, in an amount equal to the amount includible in the optionee’s income as compensation. The optionee’s tax basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising a non-qualified stock option will, at that time, realize taxable compensation in the amount equal to the excess of the then fair market value of the shares over the option exercise price. Subject to the applicable provisions of the IRC, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in shares received upon exercise is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise.

Any gain (or loss) upon subsequent disposition of the shares will be a long or short-term capital gain to the optionee (or loss), depending upon the holding period of the shares. If a non-qualified option is exercised by tendering previously owned shares in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income, and the holding period in such shares will begin on the date of exercise.

Tax Treatment of Awards to Non-Employee Directors and to Employees Outside the United States

The grant and exercise or settlement of options and awards under the 2015 SAIP to non-employee Directors and to employees outside the United States may be taxed (including income and/or employment taxes) on a different basis.

New Plan Benefits

Subject to shareholder approval of the 2015 SAIP, the Compensation Committee set target AIP, LTIP and ECP awards for our current NEOs and other employees under the 2015 SAIP. All other future awards to directors, executive officers and employees under the 2015 SAIP are discretionary and cannot be determined at this time. As a result, all other benefits and amounts that will be received or allocated under the 2015 SAIP are not determinable at this time.

Name and Position	Dollar Value(1)
Andreas Fibig, Chairman and CEO	$5,440,000
Richard O’Leary, Interim CFO	$640,395
Nicolas Mirzayantz, Group President, Fragrances	$1,680,000
Matthias Haeni, Group President, Flavors	$1,300,000
Anne Chwat, General Counsel	$1,058,000
All current executive officers as a group	$12,878,395
All current non-executive directors as a group	—
Other company employees as a group	$62,827,837

(1)	Indicates awards that could be paid under the 2015 SAIP, subject to shareholder approval of the 2015 SAIP, including (i) the dollar value for reaching target under our AIP and LTIP programs and (ii) the dollar value of grants to be made to our executive officers under our ECP immediately following the 2015 Annual Meeting. Our non-executive directors do not participate in these programs.

Equity Compensation Plan Information

The following table provides information regarding our common stock which may be issued under our equity compensation plans as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	884,377	(2)	51.13	(3)	1,296,852
Equity compensation plans not approved by security holders (4)	322,003		51.13	(3)	249,642	(5)

Total	1,206,380		51.13	(3)	1,546,494

(1)	Represents the 2010 SAIP, the 2000 Stock Award and Incentive Plan (“2000 SAIP”) and the 2000 Stock Option Plan for Non-Employee Directors. The 2010 SAIP replaced the 2000 SAIP and provides for the award of stock options, RSUs and other equity-based awards.

(2)	Includes options, RSUs, SSARs, the number of shares to be issued under the 2012-2014 LTIP cycle based on actual performance, and the maximum number of shares that may be issued under the 2013-2015 and 2014-2016 LTIP cycles if the performance conditions for each of those cycles are satisfied at the maximum level. The number of SSARs that may be issued upon exercise was calculated by dividing (i) the product of (a) the excess of the closing market price of our common stock on the last trading day of 2014 over the exercise price, and (b) the number of SSARs outstanding by (ii) the closing market price on the last trading day of 2014. Excludes outstanding shares of PRS under the 2010 SAIP and 2000 SAIP.

(3)	Weighted average exercise price of outstanding options and SSARs. Excludes RSUs, shares credited to accounts of participants in the DCP and shares that may be issued under the 2013-2015 and 2014-2016 LTIP cycles.

(4)	We currently have two equity compensation plans that have not been approved by our shareholders: (i) the DCP, which is described on page 64 and (ii) a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized.

(5)	Includes 205,892 shares remaining available for issuance under the DCP and 43,750 shares remaining available for issuance from a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director.

APPROVAL OF THE 2015 SAIP

Our Board recommends a vote FOR the approval of the International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan.

XI. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership, and to furnish us with copies of all Section 16(a) forms they file. Based on a review of our records and certain written representations received from our executive officers and directors, we believe that during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis, except a Form 4 reporting a grant of RSUs to Anne Chwat was not timely filed due to an internal administrative oversight.

Proxy Solicitation Costs

We will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on our behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. We have retained Georgeson Inc. to assist in proxy solicitation for a fee of $8,500 plus expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of our common stock.

Shareholder Proposals

In order for a shareholder proposal or proposed director nomination to be considered for inclusion in our proxy materials for next year’s annual meeting of shareholders, the Secretary of our Company must receive the written proposal no later than November 19, 2015. Under Article I, Section 3 of our By-laws, in order for a shareholder to submit a proposal or to nominate any director at next year’s annual meeting of shareholders, the shareholder must give written notice to the Secretary of our Company not less than 90 days nor more than 120 days prior to the anniversary date of this year’s annual meeting of shareholders provided next year’s annual meeting is called for on a date that is within 30 days before or after such anniversary date. Assuming that next year’s annual meeting is held on schedule, we must receive written notice of an intention to introduce a nomination or other item of business at that meeting between January 7, 2016 and February 6, 2016. The notice must also meet all other requirements contained in our By-laws, including the requirement to contain specified information about the proposed business or the director nominee and the shareholder making the proposal.

As of the date of this proxy statement, we do not know of any matters to be presented at the 2015 Annual Meeting other than those described in this proxy statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.

Shareholder Communications

Shareholders and other parties interested in communicating directly with the Lead Director, the non-management directors as a group or all directors as a group may do so by writing to the Lead Director or the non-management directors or the Board of Directors, in each case, c/o Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder of our Company.

The Board has approved a process for handling correspondence received by our Company on behalf of the Lead Director, the non-management directors as a group or all directors as a group. Under that process, the General Counsel reviews all such correspondence and maintains a log of, and forwards to the appropriate Board member, correspondence that is relevant to (i) the functions of the Board or committees thereof or (ii) other significant matters involving our Company. The General Counsel may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel at any time.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our 2015 Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about March 18, 2015. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact Broadridge Financial Solutions, by calling 1-800-542-1061, or by forwarding a written request addressed to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Broadridge Financial Solutions as indicated above. Beneficial shareholders can request information about householding from their nominee.

Available Information

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2014 Annual Report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investors — SEC Filings link on our website at, www.iff.com. A request for a copy of such report should be directed to International Flavors & Fragrances Inc., 521 West 57th Street, New York, NY 10019, Attention: Investor Relations. A copy of any exhibit to the Form 10-K for the year ended December 31, 2014 will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Exhibit A

International Flavors and Fragrances Inc.

GAAP to Non-GAAP Reconciliations

(Amounts in thousands except per share amounts)

OPERATING PROFIT

(IN THOUSANDS)	2012	2013	2014

As Reported Operating Profit	486,618	516,339	592,321
Restructuring and Other Charges	1,668	7,401	6,398
Operational Improvement Initiative Costs	-	3,672	2,541
Spanish Tax Charges	-	13,011	-
Adjusted Operating Profit	488,286	540,423	601,260

Sales	2,821,446	2,952,896	3,088,533

Adjusted Operating Profit Margin	17.3%	18.3%	19.5%

EARNINGS PER SHARE (EPS)

(PER SHARE DATA)	2012	2013	2014

As Reported EPS	3.09	4.29	5.06
Restructuring and Other Charges, After Tax	0.01	0.06	0.05
Operational Improvement Initiative costs	-	0.03	0.02
Spanish Tax Charges	-	0.19	(0.05)
Gain on Asset Sale	-	(0.10)	-
Spanish Tax Settlement	0.88	-	-
Adjusted Diluted EPS	3.98	4.46	5.08

Adjusted Return on Average Invested Capital*	16.4%	17.6%	19.7%

[1]	The sum of Reported EPS plus the per share effects of items added back to reconcile to Adjusted EPS may not equal the total Adjusted EPS due to rounding differences

REVENUE GROWTH

	2012	2013	2014
Total Company
Reported Sales Growth	1%	5%	5%
Currency Impact	3%	0%	0%
Local Currency Sales Growth	4%	5%	5%
Exit of Flavors Low Margin Sales Activities	1%	1%	0%
Like-For-Like Local Currency Sales Growth	5%	6%	5%

The Company uses non-GAAP financial operating measures which exclude restructuring charges (including costs associated with the Company’s Fragrance Ingredients Rationalization in 2013 and costs associated with the 2011 Strategic Initiative), operational improvement initiative costs, Spanish tax charges, gain on the sale of non-operating assets in 2013 and 2014, and the Spanish tax settlement in 2012. The Company also measures sales performance on a non-GAAP basis which eliminates the effects that result from translating its international sales in U.S. dollars (“local currency”) and eliminates the effect of local currency and the strategic decision to exit certain low margin sales (“like-for-like”) in 2013 and 2012. Such information is supplemental to information

Exhibit A (continued)

presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparative basis, of financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations on operating results and financial condition. We believe such additional non-GAAP information provides investors with an overall perspective of the period-to-period performance of our core business. In addition, management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to our core continuing business. A material limitation of these non-GAAP measures is that such measures do not reflect actual GAAP amounts, restructuring charges, employee separation costs and the patent litigation settlement include actual cash outlays; and we compensate for such limitations by presenting the accompanying reconciliation to the most directly comparable GAAP measure. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

ANNEX I

International Flavors & Fragrances Inc.

2015 Stock Award and Incentive Plan

1.	Purpose of the Plan

The purpose of the 2015 Stock Award and Incentive Plan is to aid the Company (as defined below) in attracting, retaining, motivating and rewarding employees, consultants, non-employee directors and other selected service-providers who contribute to the success of the Company, by authorizing Incentive Awards (as defined below) to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and the Company’s shareholders and, in general, to further the best interests of the Company and its shareholders.

2.	Definitions

As used in the Plan (as defined below) or in any instrument governing the terms of any Incentive Award granted under the Plan, the following definitions apply to the terms indicated below:

(a) “Accounting Forfeiture Event” has the meaning set forth in Section 32.

(b) “Affiliate” means, with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person.

(c) “Annual Limit” has the meaning set forth in Section 3.

(d) “Award Agreement” means an agreement, in a form approved by the Committee from time to time, including, without limitation, written or electronic, entered into by a Participant (as defined below) and the Company, evidencing the grant of an Incentive Award under the Plan.

(e) “Board” or “Board of Directors” means the Board of Directors of IFF (as defined below).

(f) “Cash Incentive Award” means an award granted to a Participant pursuant to Section 8.

(g) “Cause” has the meaning defined in the Award Agreement, the ESP if the Participant is a participant in the ESP, in any employment or severance agreement between the Company and the Participant then in effect or, if none, as defined under the severance policy applicable to the Participant at the time of the Participant’s termination of Employment, if any, or if no such definition exists, the meaning as determined by the Committee in its sole discretion.

(h) A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i) any Person (as defined below) becomes the “beneficial owner,” as such term is defined in Rule 13d-3 under the Exchange Act (as defined below), directly or indirectly, of securities of the Company representing 40% or more of the combined Voting Power (as defined below) of the Company’s then outstanding Voting Securities (as defined below), other than beneficial ownership by the Company, any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such benefit plan; or

(ii) individuals who at the Effective Date (as defined below) constitute a majority of the Board (the “Incumbent Directors”) cease to constitute a majority of the Board for any reason; provided, however, that any individual becoming a director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual shall be an Incumbent Director if such individual is initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board; or

(iii) the consummation of:

(A) A merger, consolidation, reorganization or similar transaction with or into the Company or in which securities of the Company are issued, as a result of which the holders of the outstanding Voting Securities of the Company immediately before such event own, directly or indirectly, immediately after such event less than 60% of the combined Voting Power of the outstanding Voting Securities of the parent entity resulting from, or issuing its Voting Securities as part of, such event;

(B) A complete liquidation or dissolution of the Company; or

(C) The sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than (x) the Company, (y) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or (z) a Person whose Voting Securities immediately following such sale or disposition will be owned by the holders of the outstanding Voting Securities of the Company immediately prior thereto, in substantially the same proportions.

Notwithstanding the foregoing, no payment or settlement of any Incentive Award that constitutes “non-qualified deferred compensation” within the meaning of section 409A of the Code (as defined below) shall be made solely upon the occurrence of a Change in Control to the extent such Change in Control does not also qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i) and such payment or settlement shall occur on its otherwise scheduled payment and/or settlement date(s).

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(j) “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan or to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(k) “Common Stock” means International Flavors & Fragrances Inc.’s common stock, par value 12.5 cents per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 10.

(l) “Company” means IFF and all of its Affiliates, collectively (and any successors or assigns thereto).

(m) “Confidential Information” has the meaning set forth in Section 32.

(n) “Covenant Forfeiture Event” has the meaning set forth in Section 32.

(o) “Covered Employee” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of IFF.

(p) “Deferred Compensation Plan” means any plan, agreement, or arrangement maintained by the Company from time to time that provides opportunities for deferral of compensation, including, without limitation, the International Flavors and Fragrances Inc. Deferred Compensation Plan.

(q) “Disability” means, unless otherwise set forth in the Participant’s Award Agreement or any employment agreement between the Company and the Participant then in effect, a condition that entitles the Participant to long term disability benefits under any applicable Company disability plan, any successor plan, or as defined under any applicable local laws, rules, or regulations.

(r) “Early Retirement” means, unless otherwise set forth in the Participant’s Award Agreement, the termination of the Participant’s Employment at the election of the Participant after attaining age 55 plus ten years of service to the Company.

(s) “Effective Date” has the meaning set forth in Section 30.

(t) “Employment” means the period during which an individual is providing services to the Company as an employee, non-employee director, consultant, or other service provider, as applicable. “Employed” shall have a correlative meaning.

(u) “ESP” means the International Flavors and Fragrances Inc. Executive Severance Policy, as amended and restated from time to time.

(v) “Excess Compensation” has the meaning set forth in Section 32.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Fair Market Value” means, with respect to a share of Common Stock, unless otherwise set forth in the Award Agreement, as of the applicable date of determination, the closing price as reported on the date of determination on the principal national securities exchange in the United States on which shares of Common Stock are then traded. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion. With respect to the grant of an Incentive Award, the date of determination shall be the trading day on the date on which the Incentive Award is granted, or if such date is not a trading day, the immediately subsequent day on which the market is open for trading. With respect to the exercise of an Incentive Award, the date of determination shall be the date a notice of exercise is received by the Company or its designee, as applicable, or if such date is not a trading day, the immediately subsequent day on which the market is open for trading. With respect to Section 32, Fair Market Value shall be determined by the Committee in its sole discretion.

(y) “Forfeiture Event” has the meaning set forth in Section 32.

(z) “Good Reason” has the meaning defined in the Award Agreement, the ESP if the Participant is a participant in the ESP, or in any employment or severance agreement between the Company and the Participant then in effect.

(aa) “IFF” means International Flavors and Fragrances Inc., a New York corporation.

(bb) “Incentive Award” means one or more Stock Incentive Awards and/or Cash Incentive Awards, collectively.

(cc) “Normal Retirement” means, unless otherwise set forth in the Participant’s Award Agreement, the termination of the Participant’s Employment at the election of the Participant after attaining age 62 or such earlier “Normal Retirement” date under the terms of the applicable Company pension or retirement plan.

(dd) “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(ee) “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7.

(ff) “Participant” means an employee, consultant, non-employee director or other selected service provider of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such Person, his or her successors, heirs, executors and administrators, as the case may be.

(gg) “Performance-Based Award” means any Incentive Award pursuant to which any compensation paid is intended to be Performance-Based Compensation.

(hh) “Performance-Based Compensation” means compensation that satisfies the requirements of section 162(m) of the Code for “qualified performance-based compensation.”

(ii) “Performance Measures” has the meaning set forth in Section 9.

(jj) “Performance Percentage” means, with respect to a Performance-Based Award, the factor determined pursuant to a Performance Schedule (as defined below) that is to be applied to the Target Award (as defined below) and that reflects actual performance in respect of the applicable Performance Measure(s) compared to the Performance Target (as defined below).

(kk) “Performance Period” means, with respect to a Performance-Based Award, the period of time during which the applicable Performance Target(s) must be met in order to determine the degree of payout and/or vesting with respect to such Performance-Based Award. Different Performance-Based Awards may have overlapping Performance Periods.

(ll) “Performance Schedule” means, with respect to a Performance-Based Award, a schedule or other objective method for determining the applicable Performance Percentage to be applied to the Target Award.

(mm) “Performance Target” means, with respect to a Performance-Based Award, the performance goals and objectives relating to the applicable Performance Measures for such Performance-Based Award, as established by the Committee in accordance with Section 9.

(nn) “Person” means a “person” as such term is used in sections 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of section 13(d)(3) under the Exchange Act.

(oo) “Plan” means the International Flavors and Fragrances Inc. 2015 Stock Award and Incentive Plan, as it may be amended from time to time.

(pp) “Plan Period” has the meaning set forth in Section 3.

(qq) “Prior Plans” means the Company’s (i) 2010 Stock Award and Incentive Plan, (ii) 2000 Stock Award and Incentive Plan, and (iii) 2000 Supplemental Stock Award Plan.

(rr) “Securities Act” means the Securities Act of 1933, as amended.

(ss) “Stock Incentive Award” means an Option or Other Stock-Based Award granted pursuant to the terms of the Plan.

(tt) “Target Award” means, with respect to a Performance-Based Award, the target payout amount for such a Performance-Based Award.

(uu) “Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities, or by the holders of any Voting Securities for which other Voting Securities may be convertible, exercisable, or exchangeable, upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

(vv) “Voting Securities” means any securities or other ownership interests of an entity, which entitle, or which may entitle, Persons holding such securities or other ownership interests to vote on matters submitted to such holders generally (whether or not entitled to vote in the general election of directors), or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

3.	Stock Subject to the Plan and Limitations on Cash Incentive Awards

(a) Stock Subject to the Plan

The maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan shall not exceed the sum of (i) 1,500,000 shares of Common Stock and (ii) any shares of Common Stock that become available in connection with the cancellation, forfeiture, or expiration of awards issued and outstanding as of the Effective Date under the Prior Plans and (iii) any shares of Common Stock that remain available for issuance, as of the Effective Date, under the Prior Plans. Out of such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of section 422 of the Code shall not exceed 1,500,000 shares of Common Stock. The maximum number of shares referred to in the preceding sentences of this Section 3(a) shall in each case be subject to adjustment as provided in Section 10 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be authorized and unissued shares, treasury shares, shares purchased by the Company in the open market, or any combination of the preceding categories as the Committee determines in its sole discretion. The Committee may determine that Incentive Awards may be granted that relate to more shares of Common Stock than the aggregate remaining available under the Plan so long as the number of shares of Common Stock in respect of Incentive Awards that vest or are settled does not exceed the number of shares of Common Stock then available under the Plan.

For purposes of the preceding paragraph, shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. If shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation, return to the Company or expiration of such shares, any portion of the shares forfeited, cancelled, returned or which expire shall be treated as not issued pursuant to the Plan and shall again be available for issuance hereunder.

In addition, if (x) an Incentive Award is settled for cash or if shares of Common Stock are withheld to pay the exercise price of an Option, settle a stock-settled stock appreciation right or to satisfy any tax withholding requirement in connection with an Incentive Award, the shares issued (if any) in connection with such settlement, the shares in respect of which the Incentive Award was cash-settled, and the shares withheld, will be deemed issued for purposes of determining the number of shares of Common Stock that are available for issuance under the Plan and (y) shares of Common Stock owned by a Participant (or such Participant’s permitted transferees as described in the Plan) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Incentive Award, the number of shares tendered shall not be added to the number of shares of Common Stock that are available for issuance under the Plan.

Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of section 303A.08 of the NYSE Listed Company Manual), shall not count as issued under the Plan for purposes of this Section 3. In addition, shares of Common Stock available for issuance under certain plans acquired in corporate acquisitions and mergers that may be issued in connection with certain post-transaction grants of Incentive Awards under the Plan (subject to the requirements of section 303A.08 of the NYSE Listed Company Manual) shall not be counted as issued under the Plan for purposes of this Section 3.

(b) Individual Award Limits

Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be covered by Performance-Based Awards granted under the Plan to any Covered Employee in any calendar year shall not exceed 1,000,000 shares (the “Annual Limit”) plus the amount of such Covered Employee’s unused Annual Limit as of the last day of the prior calendar year.

The amount of each Cash Incentive Award payable to any Covered Employee for any Plan Period shall not exceed (i) $5,000,000 for any Cash Incentive Award where the Plan Period is a calendar year and (ii) $5,000,000 per calendar year where the Plan Period is greater than a calendar year. For purposes of the preceding sentence “Plan Period” shall mean one or more calendar years as the Committee may determine, with respect to which any Cash Incentive Award may be payable under the Plan. The Committee may not grant to any Covered Employee more than three Cash Incentive Awards with Plan Periods that are scheduled to either start or end in the same calendar year.

Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan to any non-employee director in any calendar year shall not exceed 20,000 shares.

4.	Administration of the Plan

The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under section 16 of the Exchange Act), an “outside director” (within the meaning of Treasury Regulation section 1.162-27(e)(3)) and as “independent” as required by the NYSE or any security exchange on which the Common Stock is listed, in each case if and to the extent required by applicable law or necessary to meet the requirements of such rule, section, or listing requirement at the time of determination. The Committee shall, consistent with the terms of the Plan, from time to time designate those individuals who shall be granted Incentive Awards under the Plan and the amount, type, and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Incentive Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitations as the Committee may specify and to the requirements of New York Business Corporation Law section 505.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and any Award Agreement thereunder, and to adopt, amend, and rescind from time to time such rules and regulations for the administration of the Plan, including rules and regulations established to satisfy applicable foreign laws and/or qualify for preferred tax treatment under applicable foreign tax laws, as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding, and conclusive on all parties. For the avoidance of doubt, the Committee may exercise all discretion granted to it under the Plan in a non-uniform manner among Participants.

The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements, to maintain records relating to Incentive Awards, to process or oversee the issuance of Common Stock under Incentive Awards, to interpret and administer the terms of Incentive Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Incentive Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Incentive Awards under the Plan (except in connection with any delegation made by the Committee pursuant to the first paragraph of this Section 4), (ii) to take any action inconsistent with section 409A of the Code, or (iii) to take any action inconsistent with applicable provisions of the New York Business Corporation Law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable, or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s Employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability, or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under section 409A of the Code. The Company shall pay any amount payable with respect to an Incentive Award in accordance with the terms of such Incentive Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Incentive Award subject to and in accordance with the terms of a Deferred Compensation Plan.

Notwithstanding anything herein to the contrary, without approval of the Company’s shareholders, the Company shall not amend or replace previously granted Options or stock appreciation rights in a transaction that constitutes a “repricing,” (within the meaning of section 303A.08 of the NYSE Listed Company Manual and any other formal or informal guidance issued by the NYSE) which for this purpose also means any of the following or any other action that has the same effect: (i) lowering the exercise price of an Option or stock appreciation right after it is granted, (ii) any other action that is treated as a repricing under United States generally accepted accounting principles, or (iii) canceling an Option or stock appreciation right at a time when its exercise price exceeds the Fair Market Value of the underlying shares of Common Stock, in exchange for another Option or stock appreciation right, shares of restricted Common Stock, other Incentive Awards, cash or other property; provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment or other action authorized under Section 10.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and IFF shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission, or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees, non-employee directors, consultants, and other selected service providers of the Company whom the Committee shall select from time to time, including officers of the Company, whether or not they are directors. Furthermore, any individual who has agreed to accept Employment by, or provide services to, the Company shall be deemed to be eligible to receive Incentive Awards hereunder as of the date of such acceptance of Employment or provision of services; provided that the grant of any Incentive Awards under the Plan shall be determined by the Committee in its sole discretion and further provided that vesting, exercise or settlement of Incentive Awards granted to such individuals are conditioned upon such individual actually becoming an employee of or service provider to, the Company.

6.	Options

The Committee may from time to time grant Options on such terms as it shall determine, subject to the terms and conditions set forth in this Plan. The Award Agreement shall clearly identify such Option as either an “incentive stock option” within the meaning of section 422 of the Code or as a non-qualified stock option.

(a) Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than one hundred percent of the Fair Market Value of a share of Common Stock on the date on which such Option is granted, other than assumptions in accordance with a corporate acquisition or merger as described in Section 3.

(b) Term and Exercise of Options

(1) The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however, that each Option shall be subject to earlier termination, expiration, or cancellation as provided in the Plan or the Award Agreement.

(2) Each Option shall be exercisable in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination, or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(c) Incentive Stock Options

The terms of any incentive stock option granted under the Plan shall comply in all respects with the provisions of section 422 of the Code.

7.	Other Stock-Based Awards

The Committee may from time to time grant equity-based or equity-related Incentive Awards not otherwise described herein in such amounts and on such terms and conditions as it shall determine, subject to the terms and conditions set forth in the Plan. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States and (v) be designed to qualify as Performance-Based Compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such Incentive Awards. Nothing in this Plan is intended to limit the Committee’s discretion to adopt performance conditions with respect to any Stock Incentive Award that is not intended to qualify as Performance-Based Compensation.

8.	Cash Incentive Awards

The Committee may from time to time grant Cash Incentive Awards on such terms and conditions as it shall determine, subject to the terms and conditions set forth in the Plan. Cash Incentive Awards may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Incentive Award” shall exclude any Option or Other Stock-Based Award. Nothing in this Plan is intended to limit the Committee’s discretion to adopt performance conditions with respect to any Cash Incentive Award that is not intended to qualify as Performance-Based Compensation.

9.	Performance-Based Compensation

The Committee may grant Incentive Awards that are intended to qualify as Performance-Based Compensation. Nothing in this Plan is intended to limit the Committee’s discretion to adopt performance measures, goals, targets and other terms and conditions with respect to any Incentive Award that is not a Performance-Based Award. Furthermore, nothing in this Plan shall be construed to require the Committee to grant any Incentive Award intended to qualify as Performance-Based Compensation. The Committee may, subject to the terms of the Plan, amend any previously granted Performance-Based Award in a way that disqualifies it as Performance-Based Compensation. This Section 9 describes the terms of Performance-Based Awards.

(a) Calculation

The amount payable with respect to a Performance-Based Award shall be determined in any manner permitted by section 162(m) of the Code.

(b) Discretionary Reduction

Unless otherwise specified in the Award Agreement, the Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to a Performance-Based Award, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c) Performance Measures

The performance goals upon which the payment or vesting of any Performance-Based Award (other than Options and stock appreciation rights) depends shall (a) be objective business criteria and shall otherwise meet the requirements of section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” at the time of grant and (b) relate to one or more of the following measures (collectively the “Performance Measures”): (i) earnings per share, net earnings per share or growth in such measures; (ii) net sales, sales, net revenues or revenues or growth in sales or revenues; (iii) earnings measures, (including earnings before or after any or all of interest, taxes, depreciation, and amortization or extraordinary or special items); (iv) income, net income, net income per share of Common Stock (basic or diluted) or growth in income; (v) cash flow (including net cash provided by operations, cash flow in excess of cost of capital (discounted or otherwise), free cash flow, and cash flow return on capital) or growth in such measures; (vi) return measures, including return on assets (gross or net), return on investment, return on capital, return on equity, return on revenue or return on sales; (vii) economic profit or economic value created; (viii) gross profit or operating profit; (ix) gross margin, operating margin or profit margin or growth in such measures; (x) shareholder value creation measures, including price per share of Common Stock or total shareholder return; (xi) dividend payout levels, including as a percentage of net income; (xii) asset measures, including asset growth; (xiii) asset turnover, (xiv) sales measures; (xv) book value, (xvi) brand contribution, (xvii) market share or growth in market share, (xviii) unit volume, (xix) working capital amounts, including working capital as a percentage of customer sales; (xx) operational costs or cost controls and other expense targets, or a component thereof, or planning or forecasting accuracy; (xxi) supply chain achievements; (xxii) innovation as measured by a percentage of sales of new products; (xxiii) strategic plan development and implementation; or (xxiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction and retention, employee development, satisfaction and retention, market penetration, management of employment practices and employee benefits, diversity, supervision of litigation and information technology, corporate social responsibility, customer growth, customer service, improvements in capital structure, debt leverage, expense management, operating efficiency, strategic planning process reliability, product quality, regulatory compliance, risk mitigation, sustainability and environmental impact and goals relating to acquisitions, divestitures or strategic partnerships or transactions.

A Performance Measure (i) may relate to the performance of the Participant, the Company, IFF, any Affiliate, any business group, business unit, or other subdivision of the Company, or any combination of the foregoing, as the Committee deems appropriate and (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria, as the Committee deems appropriate.

The measurement of any Performance Measure shall exclude the negative impact and include the positive impact of certain items that may occur during the Performance Period, including, without limitation, the following:

unusual, non-recurring, or extraordinary items or expenses; charges for restructurings; discontinued operations; acquisitions or divestitures; the cumulative effect of changes in accounting treatment; changes in tax laws, accounting standards or principles or other laws or regulatory rules affecting reporting results; any impact of impairment of tangible or intangible assets; any impact of the issuance or repurchase of equity securities and/or other changes in the number of outstanding shares of any class of the Company’s equity securities; any gain, loss, income, or expense attributable to acquisitions or dispositions of stock or assets; stock-based compensation expense; asset write-downs, in-process research and development expense; gain or loss from all or certain claims and/or litigation and insurance recoveries; foreign exchange gains and losses; any impact of changes in foreign exchange rates and any changes in currency; a change in the Company’s fiscal year; litigation legal fees; pension expenses and any other items, each determined in accordance with United States generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

(d) Performance Schedules

With respect to each Performance-Based Award, within ninety days after the beginning of the Performance Period for such Performance-Based Award, and in any case before twenty-five percent of such Performance Period has elapsed, the Committee shall establish the (i) Performance Targets, (ii) Target Award, and (iii) Performance Schedule, in each case for such Performance-Based Award, and shall make any other determinations required to be made within such period under section 162(m) of the Code.

(e) Committee Determinations

Determinations by the Committee as to the establishment of Performance Measures, Performance Targets, Target Awards, Performance Schedules, the level of actual achievement of Performance Targets and the amount payable with respect to a Performance-Based Award shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under section 162(m) of the Code, prior to settlement of each such Performance-Based Award granted to a Covered Employee, that the Performance Targets and other material terms upon which settlement of the Incentive Award was conditioned have been satisfied.

10.	Adjustment upon Certain Changes

Subject to any action by IFF’s shareholders required by law, applicable tax rules or the rules of any exchange on which shares of Common Stock are then listed for trading:

(a) Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any extraordinary stock dividend or split, recapitalization, merger, consolidation, spin-off, combination, liquidation, dissolution, repurchase or exchange of shares or similar corporate change, the Committee shall, to the extent deemed appropriate by the Committee, adjust any or all of (i) the maximum aggregate number or type of shares of Common Stock with respect to which the Committee may grant Incentive Awards, (ii) the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of section 422 of the Code (iii) the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year and to any non-employee director and (iv) any other limit set forth in Section 3, to the extent applicable. In the event of any change in the type or number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments to the type or number of shares of Common Stock with respect to which Incentive Awards may be granted.

(b) Increase or Decrease in Issued Shares Without Consideration

In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of an extraordinary stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the type or number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award.

(c) Certain Mergers and Other Transactions

In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Company in which the holders of shares of Common Stock receive securities and/or other property, including cash, the Committee shall, to the extent deemed appropriate by the Committee, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award, equal to the value, as determined by the Committee, of such Incentive Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option, provided, however that with respect to any outstanding Option with an exercise price that equals or exceeds the value, as determined by the Committee, of the consideration received by a holder of a share of Common Stock as a result of such event, the Committee may cancel the Option without the payment of consideration; or

(ii) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an Incentive Award with respect to (A) some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction or (B) securities of the acquiror or surviving entity and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Incentive Award, or the number of shares or amount of property subject to the Incentive Award or provide for a payment (in cash or other property) to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.

(d) Other Changes

In the event of any change in the capitalization of the Company, corporate change, corporate transaction, extraordinary cash dividend, or other event other than those specifically referred to in Sections 10(a), (b) or (c), the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee deems appropriate.

(e) Cash Incentive Awards

In the event of any transaction or event described in this Section 10, including without limitation any corporate change referred to in paragraph (d) hereof, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the terms and conditions of any Cash Incentive Award as the Committee deems appropriate.

(f) No Other Rights

Except as expressly provided in the Plan or any Award Agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividends or dividend equivalents, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Incentive Award.

(g) Savings Clause

No provision of this Section 10 shall be given effect to the extent that such provision would cause any tax to become due under section 409A of the Code.

With respect to any Performance-Based Awards granted to Covered Employees, no provision of this Section 10 shall be given effect to the extent that such provision would cause such Performance-Based Award to fail to qualify as Performance-Based Compensation under section 162(m) of the Code unless the Committee expressly acknowledges and affirms such consequences.

11.	Change in Control; Termination of Employment

(a) Change in Control

(1) Unless otherwise provided in an Award Agreement, the ESP if the Participant is a participant in the ESP, or a Participant’s then-effective employment, severance, or other similar agreement with the Company, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Incentive Award (or in which the Company is the ultimate parent corporation and continues the Incentive Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof is terminated within twenty-four months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) (x) by such successor company or a subsidiary thereof without Cause, or, (y) for those Participants who participate in the ESP, by the Participant for Good Reason: (i) Options and stock appreciation rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for the period of time set forth in connection with such termination under the Award Agreement, but in no event beyond the end of the regularly scheduled term of such Incentive Award), and (ii) the restrictions, limitations, and other conditions applicable to any Other Stock-Based Awards or any other Incentive Award, including those Incentive Awards (or portions thereof) deemed earned pursuant to Section 11(b) below, shall lapse, and such Other Stock-Based Awards or such other Incentive Awards shall become free of all restrictions, limitations, and conditions and become fully vested and transferable to the full extent of the original grant. For the avoidance of doubt, a termination of a Participant’s Employment as a result of the Participant’s death, disability, voluntary resignation, Normal Retirement or Early Retirement shall not be a termination “without Cause” for purposes of the Plan.

(2) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Incentive Award (or in which the Company is the ultimate parent corporation and does not continue the Incentive Award), then immediately prior to the Change in Control: (i) those Options and stock appreciation rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable for the period of time set forth in the Award Agreement, and (ii) the restrictions, other limitations and other conditions applicable to any Other Stock-Based Awards or any other Incentive Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Stock-Based Awards or such other Incentive Awards shall become free of all restrictions, limitations, and conditions and become fully vested and transferable to the full extent of the original grant or, with respect to any Incentive Award subject to performance conditions, to the extent deemed earned pursuant to Section 11(b) below. Any Cash Incentive Awards, or portions thereof, deemed earned pursuant to Section 11(b) below and that become vested pursuant to this Section 11(a)(2) shall be paid and/or settled as soon as administratively practicable, but in no event later than thirty (30) calendar days following the date of the Change in Control.

(b) Effect of Change in Control on Performance Incentive Awards

With respect to any Incentive Award subject to performance conditions, unless otherwise provided in the applicable Award Agreement, the ESP if the Participant is a participant in the ESP, or a Participant’s then-effective employment, severance, or other similar agreement with the Company, in the event of a Change of Control of the Company (x) the Committee will determine as of the Change in Control, in its sole discretion, the deemed level of achievement of the applicable performance conditions underlying such Incentive Award and (y) the provisions of Section 11(a) shall apply to such Incentive Award or portion to the extent such performance conditions are deemed earned.

(c) Termination of Employment

(1) Except as to any Incentive Awards constituting stock rights subject to section 409A of the Code, termination of Employment shall mean a separation from service within the meaning of section 409A of the Code. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of Employment, provided that a Participant who is an employee will not be deemed to cease Employment in the case of any leave of absence approved by the Company. Furthermore, no payment shall be made with respect to any Incentive Awards under the Plan that are subject to section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave or absence constitutes a separation from service for purposes of section 409A of the Code and the regulations promulgated thereunder.

(2) The Award Agreement or the ESP, if applicable, shall specify the consequences with respect to such Incentive Awards of the termination of Employment of the Participant holding the Incentive Awards.

(3) If a Participant is Employed by or provides services to a Person that is an Affiliate, a business unit, division or facility of IFF and such Person ceases to be an Affiliate, a business unit, division or facility of IFF, the Committee shall, in its sole discretion, determine whether the Employment of a Participant with the Company shall be deemed to have terminated for all purposes under the Plan. Subject to section 409A of the Code and unless otherwise determined by the Committee, a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director on the Board of Directors shall not be deemed to have had a termination of Employment for purposes of the Plan and a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as an independent contractor or consultant to the Company shall be deemed to have had a termination of Employment for purposes of the Plan.

12.	Award Agreements, Evidence of Incentive Awards and Acceptance of Incentive Award Terms

The Committee shall determine the appropriate instrument to document the issuance of an Incentive Award, including but not limited to the issuance of an Award Agreement. Except as otherwise determined by the Committee, the Award Agreement or other instrument shall describe the specific terms and conditions of the Incentive Award, and may, subject to the terms of the Plan, describe the amount and form of the Incentive Award, vesting requirements, Performance Targets and Performance Periods, payment terms, rights upon termination of Employment (including Early Retirement and Normal Retirement), or provision of services by the Participant, and other terms specific to the Incentive Award; provided that the vesting period for any Stock Incentive Award shall be for a minimum of one (1) year from the date of grant unless, (a) the Stock Incentive Award was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company, (b) the Stock Incentive Award was granted as an inducement to become an employee, non-employee director, consultant or other service provider to the Company, or (c) there exist other extraordinary or special circumstances, as determined in the sole discretion of the Committee or its designee. A Participant may be required to accept the terms of the Incentive Award and agree to be bound by the terms and conditions of the Plan and the applicable Award Agreement in order for an Incentive Award to become effective.

13.	Rights Under the Plan

No Person shall have any rights as a shareholder with respect to any shares of Common Stock covered by or relating to any Incentive Award until the date of the issuance of such shares on the books and records of IFF. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in this Section 13 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends.

14.	Unfunded Status of Incentive Awards; Creation of Trusts

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation, as applicable. With respect to any payments not yet made to a Participant or obligation to deliver shares of Common Stock pursuant to an Incentive Award, nothing contained in the Plan or any Incentive Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, shares of Common Stock, other Incentive Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

15.	No Special Employment Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her Employment by the Company or interfere in any way with the right of the Company at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

16.	Securities Matters

(a) IFF shall be under no obligation to affect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws. Notwithstanding anything herein to the contrary, IFF shall not be obligated to cause to be issued shares of Common Stock pursuant to the Plan unless and until IFF is advised by its counsel that the issuance is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements, and representations, and that any related certificates representing such shares bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b) The exercise or settlement of any Incentive Award (including, without limitation, any Option) granted hereunder shall only be effective at such time as counsel to IFF shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. IFF may, in its sole discretion, defer the effectiveness of any exercise or settlement of an Incentive Award granted hereunder in order to allow the issuance of shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state or local securities laws. IFF shall inform the Participant in writing of its decision to defer the effectiveness of the exercise or settlement of an Incentive Award granted hereunder. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

17.	Certificates for Stock

Any Stock Incentive Award granted under the Plan may be evidenced in such manner as the Committee shall determine, including by issuing certificates or using book-entry. If the Committee evidences Stock Incentive Awards using Common Stock certificates, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions, if applicable, to such Stock Incentive Award, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock Incentive Award.

18.	Fractional Shares

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Incentive Award. The Committee shall determine whether cash, other Incentive Awards or other property shall be issued or paid in lieu of such fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

19.	No Personal Loans or Reloads

No Incentive Award shall provide for a personal loan to a Participant, including for payment of the exercise price of an Option or withholding taxes relating to any Incentive Award. No term of an Incentive Award shall provide for automatic “reload” grants of additional Incentive Awards upon exercise of an Option or stock appreciation right or otherwise as a term of an Incentive Award.

20.	Taxes

(a) Withholding

The Company is authorized to withhold from any Incentive Award granted, any payment relating to an Incentive Award under the Plan, including from a distribution of Common Stock, or any payroll or other payment to a Participant, amounts sufficient to satisfy the minimum federal, state, non-U.S. and local withholding tax requirements, and to take such other action (including without limitation providing for elective payment of such amounts by the Participant) as the Committee may deem advisable to enable the Company and Participants to satisfy the minimum federal, state, non-U.S. and local withholding tax requirements relating to any Incentive Award.

(b) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b)

If any Participant shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an incentive stock option under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

21.	Section 83(b) Election

Except as otherwise provided in an Award Agreement or approved by the Committee, no election under section 83(b) of the Code or under a similar provision of the laws of a jurisdiction outside the United States may be made with respect to any Incentive Award. In any case in which a Participant is permitted to make such an election in connection with an Incentive Award, the Participant shall notify the Company of such election within (10) ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under section 83(b) of the Code or other applicable law.

22.	No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

23.	Transfers

Except as otherwise provided in an Award Agreement, Incentive Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

24.	Expenses and Receipts

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

25.	Failure to Comply

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or any Award Agreement shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

26.	Right of Setoff

The Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company may owe to the Participant from time to time, including amounts payable in connection with any Incentive Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 32, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Incentive Award granted under the Plan, the Participant agrees to any deduction or setoff under this Section 26.

27.	Relationship to Other Benefits

No payment with respect to any Incentive Awards under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

28.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

29.	Severability

If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

30.	Effective Date and Term of Plan

The “Effective Date” of the Plan is March 11, 2015, subject to the approval of the Plan by the shareholders of the Company. No grants of Incentive Awards may be made under the Plan after March 11, 2025.

31.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend, terminate or discontinue the Plan or revise, modify or amend the Plan or any Incentive Award in any respect whatsoever; provided, however, that to the extent that any applicable law, tax requirement, or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval, which shall be submitted to the Company’s shareholders no later than the earliest annual meeting for which the record date is after the date of such action by the Board of Directors. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 31 shall be given effect to the extent that such provision would cause any tax to become due under section 409A of the Code. Except as expressly provided in the Plan, no amendment hereunder may, without the consent of a Participant, materially adversely affect the Participant’s rights under any outstanding Incentive Award granted prior to such amendment.

32.	Forfeiture and Clawback

(a) Forfeiture and Clawback of Incentive Awards.

Unless otherwise determined by the Committee, each Incentive Award granted to (i) a Participant who is designated by the Company as job level 7 or above, or (ii) to any other Participant, as may be determined by the Committee from time to time in its sole discretion, shall, in each case, be subject to the forfeiture and clawback provisions set forth in this Section 32.

(b) Covenant and Policy Violations. A Participant’s failure to comply with any of the following obligations shall be considered a “Covenant Forfeiture Event”:

(1) The Participant acting directly or indirectly, shall not, during the Participant’s Employment and the twelve month period following the Participant’s termination of Employment, become employed by, render services for, serve as an agent or consultant to, or become a partner, member, principal, shareholder or other owner of any of the following entities: Firmenich, S.A., Givaudan, S.A., V. Mane Fils, S.A., Robertet, S.A., Symrise A.G., Takasago International Corporation, Wild Flavors GmbH, Sensient Technologies Corporation, any of their respective Affiliates, or any other entity that is competitive with the Company, as determined by the Committee in its sole discretion from time to time.

(2) The Participant, acting directly or indirectly, shall not, during the Participant’s Employment and the twenty-four month period following the Participant’s termination of Employment, (A) solicit, induce, divert, employ or retain, or interfere with or attempt to influence the relationship of the Company, with any Person or entity that is or was, during the last twelve months of the Participant’s Employment with the Company, (i) an employee of the Company or (ii) a Person engaged to provide services to the Company; or (B) interfere with or attempt to influence the relationship of the Company with any customer, supplier or other Person with whom the Company does business.

(3) The Participant shall not, at any time, directly or indirectly (a) disclose any Confidential Information (as defined below) to any Person (other than, only with respect to the period that the Participant is Employed, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company) or (b) use, sell or otherwise transfer, any Confidential Information for the Participant’s own benefit or the benefit of any third party. “Confidential Information,” shall mean confidential, proprietary or commercially sensitive information relating to the Company, or its employees, board members, customers, vendors, or other business partners and its businesses, operations, or affairs, including, without limitation, information relating to products, formulations, protocols, processes, designs, formulae, ideas, know-

how, test methods, evaluation techniques, patents, trade secrets, scientific or technical data, regardless of the form in which it is maintained or provided, orally or in writing, whether prepared by the Company, a third party or the Participant, together with all analyses, compilations, notes and other documents relating thereto.

(4) The Participant shall cooperate with the Company by making himself or herself available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and shall not otherwise fail to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company, as reasonably requested.

(5) The Participant shall not, during his or her Employment, engage in willful misconduct or violation of a Company policy that is materially detrimental to the Company or in any action or inaction that would constitute grounds for being terminated for Cause, as determined by the Committee in its sole discretion.

(6) The Participant shall, upon termination of Employment, execute any documentation reasonably requested by the Company and return to the Company all property of the Company, its customers and vendors in the Participant’s possession or control including, without limitation, all materials, work product or documents containing or pertaining to Confidential Information, and including without limitation, any Company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, iPhones, Androids, iPads, credit cards, printers, facsimile machines, televisions, card access to any Company building, customer lists, reports, files, emails, work papers, memoranda, notes, formulae, tapes, programs, records and software, computer access codes or disks, instructional manuals, and other similar materials or documents used, received or prepared or supervised by the Participant in connection with Participant’s work for the Company. The Participant shall not retain any copies, duplicates, reproductions or excerpts of any of the aforementioned materials or documents and shall not at any time use, recreate or reproduce any said materials or documents.

(c) Forfeiture and Repayment Obligations

(1) Due to Participant’s Failure to Comply with Obligations.    If a Participant fails to comply with any of the obligations set forth in Section 32(b), the Participant will forfeit or repay, as the case may be, all Incentive Awards, whether vested or unvested, paid or unpaid, in each case, that were settled, paid or granted by the Company during the 24 month period immediately prior to the Participant’s first act or omission that violates any of Section 32(b) through the date on which the Company discovers the Participant’s last violation, and the Company shall have no further obligations to pay, grant or settle any Incentive Awards under this Plan.

(2) Due to an Accounting Restatement or Misstatement.    If the Company is required to prepare an accounting restatement, or if the Company determines that it has misstated its financial results, whether or not as a result of misconduct on the part of the Participant (an “Accounting Forfeiture Event” and, together with a Covenant Forfeiture Event, a “Forfeiture Event”), then, the Participant shall forfeit or repay the Excess Compensation (as defined below) in respect of all Incentive Awards, whether vested or unvested, paid or unpaid, that were granted, settled or paid during the period commencing on the first day of the 12-month period covered by such misstated financial statement through the later of (i) the date of the filing of a restatement where an accounting restatement is required to be filed; (ii) the date of the discovery of the misstated financials where any accounting restatement is not required to be filed; or (iii) any later date as may be required by applicable law, including the Dodd–Frank Wall Street Reform and Consumer Protection Act.

(3) For purposes of this Section 32(c)(2), the term “Excess Compensation” means with respect to each Incentive Award, the difference between (A) the Fair Market Value of the cash or shares of Common Stock granted, paid or delivered to or received by the Participant with respect to an Incentive Award less (B) the Fair Market Value of the cash or shares of Common Stock that would have been granted, paid or delivered to or received by the Participant had the financial statements requiring the misstatement or restatement been properly stated, as determined by the Committee in its sole discretion.

(4) Any clawback or recoupment provisions required by law, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations thereunder, shall apply to the Incentive Awards granted under the Plan and any policy of the Company providing for forfeiture or recoupment of compensation shall not be deemed limited in any way by this Section 32 or any other provision of this Plan.

(5) Any Incentive Awards, cash or shares of Common Stock (A) subject to repayment by the Participants under this Section 32 must be repaid to the Company (less any amount paid by the Participant to the Company as a condition of or in connection with settlement of a repaid Incentive Award), in the manner and on such terms and conditions as shall be required by the Company by written notice to the Participant and (B) subject to forfeiture will be forfeited immediately upon written notice to the Participant from the Company.

(d) Agreement Does Not Prohibit Competition or Other Participant Activities.    A Participant is not prohibited from engaging in an activity identified in Section 32(b) solely as a result of such provision. Rather, the non-occurrence of the Forfeiture Events set forth in Section 32(b) is a condition to the Participant’s right to realize and retain value from his or her Incentive Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 32.

(e) No Limitation of Rights.    Any forfeiture or repayment under this Section 32 is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company under applicable law, including, without limitation, the right to (i) dismiss the Participant, (ii) adjust the future compensation of the Participant, or (iii) take such other action to enforce the Participant’s obligations to Company as the Company may deem appropriate in view of the facts and circumstances surrounding the particular situation.

(f) Committee Discretion.    The Committee shall have the authority, in its sole discretion, to interpret and construe the provisions of this Section 32 and to make all determinations with respect hereto, including the determination of whether a Forfeiture Event has occurred, the timing of such Forfeiture Event and the amount and form of any forfeiture or reimbursement to be made to the Company from a Participant. The Committee may consider such factors as it deems relevant in making such determinations, including the factors contributing to the Forfeiture Event, harm or potential harm to the Company, the nature and severity of a Participant’s behavior or conduct, legal and tax considerations and other facts and circumstances relating to a particular situation. All interpretations, constructions and determinations made by the Committee hereunder shall be final and binding on the Company and the Participant and the determinations of the Committee need not be uniform with respect to all Participants or situations. The Committee may waive in whole or in part the Company’s right of recapture or impose additional conditions on an Incentive Award granted or paid to a Participant under this Plan.

33.	Incentive Awards to Participants Outside the United States

The Committee may modify the terms of any Incentive Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States or is subject to taxation by a non-U.S. jurisdiction in any manner deemed by the Committee to be necessary or appropriate in order that such Incentive Award shall conform to laws, regulations, sound business practices and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Incentive Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or Employment abroad shall be comparable to the value of such an Incentive Award to a Participant who is resident or primarily employed in the United States. An Incentive Award may be modified under this Section 33 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under section 16(b) of the Exchange Act for the Participant whose Incentive Award is modified.

INTERNATIONAL FLAVORS & FRAGRANCES INC. 521 WEST 57TH STREET NEW YORK, NY 10019

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INTERNATIONAL FLAVORS & FRAGRANCES INC.

The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4.
1. Election of Directors

Nominees:		For	Against	Abstain			For	Against	Abstain

1a.	Marcello V. Bottoli	☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.	☐	☐	☐
1b.	Dr. Linda Buck	☐	☐	☐

1c.	Michael L. Ducker	☐	☐	☐	3.	Advisory vote to approve the compensation paid to the Company’s named executive officers in 2014.	☐	☐	☐
1d.	Roger W. Ferguson, Jr.	☐	☐	☐

1e.	John F. Ferraro	☐	☐	☐	4.	To approve the International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan.	☐	☐	☐
1f.	Andreas Fibig	☐	☐	☐

1g.	Christina Gold	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
1h.	Henry W. Howell, Jr.	☐	☐	☐

1i.	Katherine M. Hudson	☐	☐	☐

1j.	Dale F. Morrison	☐	☐	☐

					For address changes and/or comments, please check this box and write them on the back where indicated.				☐

					Please indicate if you plan to attend this meeting.		☐	☐

							Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

INTERNATIONAL FLAVORS & FRAGRANCES INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2015 AT 10:00 A.M.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

533 WEST 57TH STREET

NEW YORK, NY 10019

ADMITS ONE SHAREHOLDER

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The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

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M84482-P60793

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THIS PROXY CARD/VOTING INSTRUCTION FORM IS SOLICITED

ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2015

The undersigned hereby appoint(s) each of Messrs. Andreas Fibig and Richard A. O’Leary and Ms. Anne Chwat as the attorney and proxy of the undersigned, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held at the headquarters of the Company on Wednesday, May 6, 2015 at 10:00 A.M. Eastern Daylight Time, and any adjournment(s) or postponement(s) thereof (the “Meeting”).

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR ITEMS 2, 3 AND 4 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN DAYLIGHT TIME ON MAY 5, 2015.

If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 P.M. Eastern Daylight Time on May 3, 2015, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD/VOTING INSTRUCTION FORM PROMPTLY USING THE

ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE